  As filed with the Securities and Exchange Commission on August 9, 2000

                                                 Registration No. 333-40862
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                              AMENDMENT NO. 2

                                    TO
                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                          NORTHROP GRUMMAN CORPORATION
             (Exact name of registrant as specified in its charter)

                                ---------------

         Delaware                    3721                    95-1055798
     (State or other          (Primary Standard           (I.R.S. Employer
     jurisdiction of      Industrial Classification     Identification No.)
     incorporation or            Code Number)
      organization)
                             1840 Century Park East
                         Los Angeles, California 90067
                                 (310) 553-6262
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------

                                 John H. Mullan
                     Corporate Vice President and Secretary
                             1840 Century Park East
                         Los Angeles, California 90067
                                 (310) 553-6262
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                                   Copies to:
    Charles M. Nathan        Christopher A. Head         James R. Tanenbaum
  Thomas W. Christopher     Comptek Research Inc.        Richard S. Forman
  Fried, Frank, Harris,       2732 Transit Road      Stroock & Stroock & Lavan
    Shriver & Jacobson     Buffalo, New York 14224              LLP
    One New York Plaza          (716) 677-4070            180 Maiden Lane
 New York, New York 10004                             New York, New York 10038
      (212) 859-8000                                       (212) 806-5400

   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon consummation of the transactions described in the enclosed prospectus.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
     ---------------

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                                ---------------

   The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+The information in this prospectus may change. We may not complete the        +
+exchange offer and issue these securities until the registration statement    +
+filed with the Securities and Exchange Commission is effective. This          +
+prospectus is not an offer to sell these securities and is not soliciting an + +offer to buy these securities in any jurisdiction where the offer or sale is +
+not permitted.                                                                +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                          Northrop Grumman Corporation

            Offer To Exchange Each Outstanding Share Of Common Stock

                                       Of

                             Comptek Research, Inc.

                         For Shares Of Common Stock Of

                          Northrop Grumman Corporation

                  Based On The Exchange Ratio Described Below

  The offer and withdrawal rights will expire at 12:00 midnight, New York City time, on August 23, 2000, unless extended. Shares tendered pursuant to this offer may be withdrawn at any time prior to the expiration of the offer and may be withdrawn following the expiration of the offer only under certain circumstances.

  On June 12, 2000, we entered into a merger agreement with Comptek Research, Inc. The board of directors of Comptek has approved the merger agreement, determined that the offer is fair to, and in the best interests of, Comptek shareholders and recommends that Comptek shareholders accept the offer and tender their shares pursuant to the offer.

  Subject to the limitations described in this prospectus, we are offering to exchange shares of Northrop Grumman common stock having a value of approximately $20.75 for each outstanding share of common stock of Comptek that is validly tendered and not properly withdrawn.

  Our obligation to exchange Northrop Grumman common stock for Comptek common stock is subject to the conditions listed under "The Offer--Conditions of the Offer." Northrop Grumman common stock trades on the NYSE and PCX under the symbol "NOC." Comptek common stock trades on the AMEX under the symbol "CTK."

  See "Risk Factors" beginning on page 23 for a discussion of specific factors that you should consider in connection with the offer.

  We are not asking you for a proxy, and you are requested not to send us a proxy. Any solicitation of proxies will be made only pursuant to separate proxy solicitation materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934.

                                  -----------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

               The date of this prospectus is August 9, 2000

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
QUESTIONS AND ANSWERS ABOUT THE PROPOSED COMBINATION.......................   1
WHERE YOU CAN FIND MORE INFORMATION........................................   4
SUMMARY....................................................................   6
  The Companies............................................................   6
  The Proposed Combination.................................................   7
  Reasons for the Proposed Combination.....................................   7
  Support of Comptek's Board of Directors and Management...................   7
  Opinion of Comptek's Financial Advisor...................................   7
  The Offer................................................................   8
  Interests of Comptek Officers and Directors in the Merger................  11
  Risk Factors.............................................................  11
  Market Price of Northrop Grumman and Comptek Common Stock................  12
  Material Federal Income Tax Consequences.................................  12
  Recent Developments......................................................  13
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF NORTHROP GRUMMAN........  14
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF COMPTEK.................  16
COMPARATIVE PER SHARE INFORMATION..........................................  17
RISK FACTORS...............................................................  18
THE COMPANIES..............................................................  20
  Northrop Grumman Corporation.............................................  20
  Yavapai Acquisition Corp.................................................  21
  Comptek Research, Inc....................................................  21
REASONS FOR THE OFFER......................................................  23
  Northrop Grumman's Reasons for the Offer.................................  23
  Reasons for the Comptek Board of Directors' Recommendations..............  23
BACKGROUND OF THE OFFER....................................................  25
THE OFFER..................................................................  27
  Basic Terms..............................................................  27
  Timing of the Offer......................................................  29
  Extension, Termination and Amendment.....................................  29
  Subsequent Offering Period...............................................  30
  Exchange of Comptek Shares; Delivery of Northrop Grumman Common Stock....  30
  Cash Instead of Fractional Shares of Northrop Grumman Common Stock.......  31
  Withdrawal Rights........................................................  31
  Procedure for Tendering..................................................  32
  Purpose of the Offer; the Merger; Appraisal Rights.......................  34
  Conditions of the Offer..................................................  35
  Regulatory Approvals.....................................................  38
  Certain Effects of the Offer.............................................  38
  Source and Amount of Funds...............................................  39
  Relationships with Comptek Research, Inc.................................  39
  Accounting Treatment.....................................................  40
  Fees and Expenses........................................................  40
  Stock Exchange Listings..................................................  40
THE MERGER AGREEMENT AND THE TENDER AGREEMENT..............................  41
  The Merger Agreement.....................................................  41
  The Offer................................................................  41
  Timing of the Offer; Extension; Termination and Amendment................  41
  The Merger...............................................................  41
  Effective Time of the Merger.............................................  42

                                      (i)

                                                                          Page
                                                                          ----
  Additional Effects of the Merger.......................................  42
  Exchange of Certificates in the Merger.................................  42
  Comptek Board of Directors.............................................  43
  Representations and Warranties.........................................  44
  Covenants..............................................................  45
  Other Agreements.......................................................  48
  Conditions to the Merger...............................................  49
  Termination............................................................  50
  Termination Fees.......................................................  50
  Tender Agreement.......................................................  51
INTERESTS OF COMPTEK OFFICERS AND DIRECTORS IN THE MERGER................  53
MATERIAL FEDERAL INCOME TAX CONSEQUENCES.................................  56
COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION..............  58
DESCRIPTION OF NORTHROP GRUMMAN COMMON STOCK.............................  59
COMPARISON OF RIGHTS OF HOLDERS OF NORTHROP GRUMMAN SHARES AND COMPTEK
 SHARES..................................................................  60
FORWARD-LOOKING STATEMENTS...............................................  66
LEGAL MATTERS............................................................  67
EXPERTS..................................................................  67
DIRECTORS AND EXECUTIVE OFFICERS OF NORTHROP GRUMMAN..................... A-1
DIRECTORS AND EXECUTIVE OFFICERS OF YAVAPAI ACQUISITION CORP............. A-5
MERGER AGREEMENT......................................................... B-1
TENDER AGREEMENT......................................................... C-1

                               ----------------

   This prospectus incorporates important business and financial information about Northrop Grumman that is not included in or delivered with this prospectus. That information is available without charge to you upon written or oral request. You must address your request to Investor Relations, Northrop Grumman Corporation, 1840 Century Park East, Los Angeles, California 90067. To obtain timely delivery, you must request the information no later than August 17, 2000, which is five business days before the scheduled expiration date of the offer.

   This prospectus incorporates important business and financial information about Comptek Research, Inc. that is not included in or delivered with this prospectus. That information is available without charge to you upon written or oral request. You must address your request to Investor Relations, Comptek Research, Inc., 2732 Transit Road, Buffalo, New York 14224. To obtain timely delivery, you must request the information no later than August 17, 2000, which is five business days before the scheduled expiration date of the offer.

              QUESTIONS AND ANSWERS ABOUT THE PROPOSED COMBINATION

Q: What are Northrop Grumman and Comptek proposing?

A: We have entered into a merger agreement with Comptek pursuant to which we are offering to exchange shares of Northrop Grumman common stock for each outstanding share of Comptek common stock. After the offer is completed, Comptek will merge into a wholly owned subsidiary of Northrop Grumman. As a result of the offer and the merger, Comptek will become a wholly owned subsidiary of Northrop Grumman.

Q: What would I receive in exchange for my Comptek shares?

A: Subject to the limitations described in this prospectus, we are offering to exchange shares of Northrop Grumman common stock having a value of approximately $20.75 for each outstanding share of common stock of Comptek that is validly tendered and not properly withdrawn. The number of shares of Northrop Grumman common stock into which each share of Comptek common stock will be converted in the offer will be determined by using the exchange ratio which is more fully described in "The Offer--Basic Terms."

Q: How can I find out the final exchange ratio?

A: We will notify you of the final exchange ratio by issuing a press release no later than the second full business day preceding the expiration of the offer and filing that press release with the SEC. You can call our information agent, Georgeson Shareholder Communications Inc., at (212) 440-9915 or at (800) 223-2064 to request information about the exchange offer, including, once determined, the final exchange ratio for the offer. For more information on the exchange ratio and for a table setting forth a range of average trading prices for Northrop Grumman common stock, the resulting exchange ratio and illustrations of the value you would receive for your Comptek shares, please see "The Offer--Basic Terms."

Q: How long will it take to complete the offer and the merger?

A: We hope to complete the offer by August 23, 2000, the scheduled expiration date. We expect to complete the merger shortly after we complete the offer.


Q: Does Comptek support the offer and the merger?

A: Yes. Comptek's board of directors supports the offer and recommends that Comptek shareholders tender their shares pursuant to the offer. Comptek's board of directors has also approved the merger agreement and the merger. Information about the recommendation of Comptek's board of directors is more fully set forth in Comptek's Solicitation/Recommendation Statement on
   Schedule 14D-9, which is being mailed to Comptek shareholders together with this prospectus.

Q: Have any Comptek shareholders agreed to tender their shares?

A: Yes. Eight shareholders of Comptek, who we understand are directors and/or senior executive officers of Comptek, have agreed to tender their shares in the offer. We understand that these directors and senior executive officers collectively own approximately 18.4% of the common stock of Comptek, assuming the exercise of all outstanding options, rights and convertible securities and the issuance of all shares that Comptek is obligated to issue.

Q: What percentage of Northrop Grumman common stock will Comptek shareholders own after the offer and the merger?

A: If we obtain all of the shares of Comptek pursuant to the offer and the merger, former shareholders of Comptek would own approximately 3% of the shares of common stock of Northrop Grumman based on an assumed exchange ratio of 0.2804.

Q: What are the conditions to the offer?

A: The offer is subject to a number of conditions, including:

  . the tender of at least 66.67% of the shares of Comptek common stock, assuming the exercise of all outstanding options, rights and convertible securities and the issuance of all shares that Comptek is obligated to issue;

  .  the expiration of all waiting periods under applicable antitrust laws;
     and

  . the effectiveness under the applicable federal securities laws of the registration statement of which this prospectus is a part.

  These conditions and other conditions to the offer are discussed in this prospectus under "The Offer--Conditions of the Offer."

Q: How do I participate in the offer?

A: To tender your shares, you should do the following:

  . if you hold your shares in your own name, complete and sign the enclosed letter of transmittal and return it with your share certificates to First Chicago Trust Company of New York, the exchange agent for the offer, at one of its addresses on the back cover of this prospectus before the expiration date of the offer; or

  . if you hold your shares in "street name" through a broker, ask your broker to tender your shares before the expiration date of the offer.

  For more information on the timing of the offer, extensions of the offer period and your rights to withdraw your shares from the offer before the expiration date, please refer to "The Offer."

Q: Will I be taxed on the Northrop Grumman shares I receive?

A: If specific conditions are met, then the offer and the merger should be tax free to you, except to the extent that you receive any cash in lieu of a fraction of a Northrop Grumman share. However, the determination of whether the exchange of Comptek shares for Northrop Grumman shares pursuant to the offer or the merger, or both, will be tax free depends upon facts and circumstances that will not be known prior to the consummation of the offer and the merger. The tax consequences that will apply to you in connection with the offer and the merger will also depend on your particular circumstances. For a more detailed discussion of the tax consequences of the offer and the merger, see "Material Federal Income Tax Consequences." You are urged to consult your tax advisors for a full understanding of these tax consequences.

Q: Is Northrop Grumman's financial condition relevant to my decision to tender my shares in the offer?

A: Yes. Shares of Comptek accepted in the offer will be exchanged for shares of Northrop Grumman and so you should consider our financial condition before you decide to become one of our stockholders through the offer. In considering Northrop Grumman's financial condition, you should review the documents incorporated by reference in this prospectus, because they contain detailed business, financial and other information about us. For a list of these incorporated documents or information about how to obtain copies of them, see "Where You Can Find More Information."

Q: What should I do if I have questions?

A: If you have any questions about the offer or the proposed combination of Northrop Grumman and Comptek, please call our information agent, Georgeson Shareholder Communications Inc. at (212) 440-9915 or toll-free at (800) 223-2064.

                      WHERE YOU CAN FIND MORE INFORMATION

   Northrop Grumman and Comptek file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information at the following locations of the SEC:

   Public Reference Room   North East Regional Office Midwest Regional Office
   450 Fifth Street, N.W.     7 World Trade Center    500 West Madison Street
         Room 1024                 Suite 1300               Suite 1400
   Washington, D.C. 20549   New York, New York 10048  Chicago, Illinois 60661

   You may obtain information on the operation of the Public Reference Rooms by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 10549, at prescribed rates.

   The SEC also maintains an Internet World Wide Web site that contains reports, proxy statements and other information about issuers, like Northrop Grumman and Comptek, who file electronically with the SEC. The address of that site is http://www.sec.gov.

   We filed a registration statement on Form S-4 to register with the SEC the Northrop Grumman common stock to be issued in the offer and the merger. This prospectus is a part of that registration statement. As permitted by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. In addition, we also filed with the SEC a statement on Schedule TO pursuant to Rule 14d-3 under the Securities Exchange Act of 1934, which we refer to in this prospectus as the "Exchange Act," to furnish specified information about the offer. You may obtain copies of the Form S-4 and the Schedule TO and any amendments to those documents in the manner described above.

   The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that Northrop Grumman or Comptek have previously filed with the SEC. These documents contain important information about Northrop Grumman and Comptek and their financial condition.

   The following documents filed by Northrop Grumman with the SEC are hereby incorporated by reference:

  . Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as filed on February 24, 2000.

  . Quarterly Report on Form 10-Q for the period ended March 31, 2000, as filed on May 9, 2000.

  . Proxy Statement for the Annual Meeting of Stockholders held on May 17, 2000, as filed on April 3, 2000.

  . The description of Northrop Grumman's common stock set forth in Northrop Grumman's registration statement on Form 8-A filed by Northrop Grumman on September 22, 1988 pursuant to Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for purposes of updating the description.

  . Tender Offer Statement on Schedule TO, as filed on July 6, 2000, as amended.

  .  Current Report on Form 8-K as filed on August 8, 2000.

   The following documents filed by Comptek with the SEC are hereby incorporated by reference:

  . Annual Report on Form 10-K for the fiscal year ended March 31, 2000, as filed on June 27, 2000.

  . The description of Comptek's common stock set forth in Comptek's registration statement on Form 8-A filed by Comptek on July 1, 1987 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for purposes of updating the description.

  .  Current Report on Form 8-K, as filed on June 12, 2000.

  .  Current Report on Form 8-K, as filed on June 22, 2000.

  . Solicitation/Recommendation Statement on Schedule 14D-9, as filed on July 6, 2000, as amended.

   All documents filed by Northrop Grumman or Comptek pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus to the date that shares are accepted for exchange pursuant to the offer, or the date that the offer is terminated, are also incorporated in this prospectus by reference.

   Documents incorporated by reference are available without charge upon request to:

       Investor Relations             Investor Relations
       Northrop Grumman Corporation   Comptek Research, Inc.
       1840 Century Park East         2732 Transit Road
       Los Angeles, California 90067  Buffalo, New York 14224

   In order to ensure timely delivery, any request for documents should be submitted no later than August 17, 2000, which is five business days before the scheduled expiration date of the offer.

   We have not authorized anyone to give any information or make any representation about our offer that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated by reference into this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                                    SUMMARY

   This summary highlights material information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents referred to under "Where You Can Find More Information."

The Companies

Northrop Grumman Corporation
1840 Century Park East
Los Angeles, California 90067
(310) 553-6262

   Northrop Grumman is an advanced technology company operating in the aircraft, electronics and information technology industry segments of the aerospace industry. The aircraft segment includes the design, development and manufacturing of aircraft and aircraft sections. The electronics segment includes the design, development, manufacturing and integration of electronic systems for military and commercial use and the operation and support of computer systems for scientific and management information. The information technology segment includes the design and development of military and commercial information systems and services for defense, civil and industrial customers. On July 24, 2000, Northrop Grumman closed the sale of its commercial aerostructures business to The Carlyle Group.

Yavapai Acquisition Corp.
c/o Northrop Grumman Corporation
1840 Century Park East
Los Angeles, California 90067
(310) 553-6262

   Yavapai Acquisition Corp. is a wholly owned subsidiary of Northrop Grumman. Yavapai Acquisition Corp. was organized on June 9, 2000 for the purpose of acquiring the Comptek shares tendered in response to our offer and merging with Comptek in the merger. It has not carried on any activities other than in connection with the merger agreement.

Comptek Research, Inc.
2732 Transit Road
Buffalo, New York 14224
(716) 677-4070

   Comptek develops and integrates surveillance and communications systems used primarily for military applications. Comptek provides engineering and project management services for electronic warfare systems. Comptek's products and services enhance the operational performance and readiness of existing weapons systems, as well as extend their useful lives and survivability. Comptek has been involved in either the development, lifecycle support or testing of nearly all of the major electronic warfare systems that have been fielded by either the United States Air Force or United States Navy since 1974, including systems for B-1B Lancer and B-2A Spirit bombers; EF-111 Raven, EA-6B Prowler and F/A-18 Hornet aircraft; and navy surface combatants including AEGIS class destroyers and cruisers.

The Proposed Combination

   Northrop Grumman and Comptek have entered into a merger agreement pursuant to which Northrop Grumman is making this offer. After the offer is completed, Yavapai Acquisition Corp., Northrop Grumman's wholly owned subsidiary, will be merged with Comptek, subject to satisfaction or waiver of the conditions to the merger. As a result of the offer and the merger, Comptek will become a wholly owned subsidiary of Northrop Grumman. The merger agreement is attached as Annex B to this prospectus and is incorporated herein by reference. We encourage you to read the merger agreement. It is the principal document governing the merger. See "The Offer" and "The Merger Agreement and The Tender Agreement."

Reasons for the Proposed Combination

   We believe that the proposed combination of Northrop Grumman and Comptek will produce the following benefits to Northrop Grumman:

  .  increased diversification into new markets;

  .  increased market presence and opportunities;

  .  operating efficiencies; and

  .  expanded line of complementary products and services.

   For more information on Northrop Grumman's reasons for the proposed combination, please see "Reasons for the Offer--Northrop Grumman's Reasons for the Offer."

Support of Comptek's Board of Directors and Management

   Comptek's board of directors has determined that the offer is fair to, and in the best interests of, Comptek shareholders, and recommends that Comptek shareholders accept the offer and tender their shares pursuant to the offer. Comptek's board of directors has approved and declared advisable the merger agreement and the merger. The reasons for the Comptek board's recommendation are summarized under "Reasons for the Offer--Reasons for the Comptek Board of Directors' Recommendation" and are set forth in Comptek's Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to Comptek shareholders together with this prospectus.

   The merger requires the affirmative vote of at least 66.67% of the shares of Comptek common stock outstanding on the record date. If we acquire 90% or more of the outstanding shares of Comptek common stock, however, the merger can be accomplished without a meeting or vote. If 66.67% or more of the shares of Comptek common stock are tendered pursuant to the offer and we purchase these Comptek shares, approval of the merger will be assured, subject to the other conditions to the merger. According to Comptek, as of August 7, 2000, directors and executive officers of Comptek owned or had options to acquire 1,624,814 shares of Comptek common stock, which represented approximately 21% of the common stock of Comptek, assuming the exercise of all outstanding options, rights and convertible securities and the issuance of all shares that Comptek is obligated to issue. Eight of these directors and executive officers have agreed to tender their shares in the offer. According to Comptek, as of August 7, 2000, the shares owned by these eight people represented approximately 18.4% of the common stock of Comptek, assuming the exercise of all outstanding options, rights and convertible securities and the issuance of all shares that Comptek is obligated to issue. See "The Merger Agreement and The Tender Agreement."

Opinion of Comptek's Financial Advisor

   In connection with the offer and the merger, Comptek's board of directors received an opinion, dated June 12, 2000, of CIBC World Markets Corp., Comptek's financial advisor, as to the fairness, from a financial point of view, and as of the date of the opinion, of the exchange ratio provided for in the merger agreement to the holders of Comptek common stock, other than Northrop Grumman and its affiliates. The full text of the CIBC World Markets opinion dated June 12, 2000 is attached as Schedule I to Comptek's Solicitation/ Recommendation Statement on Schedule 14D-9, which is being mailed to the shareholders of Comptek with this prospectus, and should be read carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken. CIBC World Markets' opinion is addressed to the Comptek board of directors and does not constitute a recommendation to any shareholder as to whether to exchange shares of Comptek common stock in the exchange offer or as to any other matters relating to the exchange offer or the merger.

The Offer

   Exchange of Shares; Exchange Ratio. Subject to the limitations described in this prospectus, each share of Comptek common stock will be converted in the offer into shares of Northrop Grumman common stock having a value of approximately $20.75. The exact exchange ratio will be determined by dividing $20.75 by the final average closing price of Northrop Grumman common stock on the New York Stock Exchange for the 20 trading days in the period ending two business days prior to the expiration of the offer. We sometimes refer to this ratio of Northrop Grumman shares for each share of Comptek common stock as the "exchange ratio." If the value of the Northrop Grumman common stock to be received by Comptek shareholders is less than $20.75, Comptek will have the right to terminate the merger agreement unless Northrop Grumman elects to issue additional shares of Northrop Grumman common stock such that the total value of the Northrop Grumman stock to be received by Comptek shareholders is equal to $20.75. We sometimes refer to this amount as the "make whole amount." If Northrop Grumman elects to issue shares of Northrop Grumman common stock to satisfy the make whole amount, we will make an announcement to that effect and disseminate the information concerning the make whole amount to Comptek shareholders. Also, if we elect to provide the make whole amount, the offer will be extended beyond the scheduled expiration date for a period of not less than 10 business days. For more information on the exchange ratio and for a table setting forth a range of Northrop Grumman average closing prices, the resulting exchange ratio and illustrations of the value of your Comptek shares, please see "The Offer--Basic Terms."

   Fluctuations in Market Price. The final average closing price used to set the exchange ratio will be based on an average calculated over a 20 trading day period ending two business days prior to the expiration of the offer. For this reason, the exchange ratio might differ from one based on actual trading prices of Northrop Grumman common stock after the expiration date. In addition, from the time the exchange ratio is set until the time you receive your Northrop Grumman shares through the offer or the merger, the market value of the consideration you will receive will rise and fall along with the trading price of shares of Northrop Grumman common stock. See "Risk Factors."

   More Information About Exchange Ratio and Make Whole Amount. We will notify you of the final exchange ratio by issuing a press release no later than the second full business day preceding the expiration of the offer and filing that press release with the SEC. Comptek shareholders can call our information agent, Georgeson Shareholder Communications Inc. at (212) 440-9915 or at (800) 223-2064 to request information about the final exchange ratio and whether Northrop Grumman has elected to issue additional shares of Northrop Grumman common stock equal to the make whole amount.

   Merger. We are making this offer in order to acquire control of, and ultimately the entire common equity interest in, Comptek. We intend, as soon as possible after consummation of the offer, to cause Comptek and Yavapai Acquisition Corp. to complete the merger. At the effective time of the merger, each share of Comptek common stock, except for shares held by Comptek, us or any of our or Comptek's subsidiaries, will be converted into the right to receive the same number of shares of Northrop Grumman common stock per share of Comptek common stock as is paid in the offer, subject to appraisal rights that may be available under New York law.

   Conditions of the Offer. Our obligation to consummate the offer is subject to various conditions described below under "The Offer--Conditions of the Offer," including, among others:

  . at least 66.67% of the shares of Comptek common stock, assuming the exercise of all outstanding options, rights and convertible securities and the issuance of all shares that Comptek is obligated to issue, having been tendered and not properly withdrawn. We sometimes refer to this condition in this prospectus as the "minimum tender condition";

  . waiting periods under applicable antitrust laws having expired or been terminated; and

  . the registration statement of which this prospectus is a part having been declared effective by the SEC.

   These conditions and other conditions to the offer are discussed in this prospectus under "The Offer--Conditions of the Offer."

   Timing of the Offer. The offer is currently scheduled to expire at midnight, New York City time, on August 23, 2000.

   Extension of Offer Period. We have agreed in the merger agreement that:

  . we will extend the period of time the offer remains open beyond the scheduled expiration date for successive periods of up to 15 business days in order to allow specified conditions to the offer to be met, subject to some limitations under the merger agreement;

  . we will only be required to extend the period of time the offer remains open for a total of 20 business days following the scheduled expiration date if the only condition to the offer not satisfied at that time is the minimum tender condition;

  . we may provide a subsequent offering period for the reasons and as discussed below under "The Offer--Subsequent Offering Period."

  . we are not required by the merger agreement to extend the offer if there is not any reasonable possibility of all the conditions to the offer being satisfied by October 31, 2000.

   If the offer is extended for any reason, we will make an announcement to that effect no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date. During any extension of the offer, all shares previously tendered and not withdrawn will remain subject to the offer, subject to your right to withdraw your Comptek shares. You should read the discussions under the caption "The Offer--Withdrawal Rights" and "The Merger Agreement and the Tender Agreement--The Merger Agreement--The Offer" for more details.

   Delay; Termination; Waiver; Amendment. Subject to the SEC's rules and regulations and the terms of the merger agreement, we also reserve the right:

  . to delay acceptance for exchange of or, regardless of whether we previously accepted Comptek shares for exchange, decline to exchange, any Comptek shares pursuant to the offer upon the failure of any of the conditions of the offer to be satisfied;

  . to terminate the offer and not accept or exchange any Comptek shares not previously accepted or exchanged, upon the failure of any of the conditions of the offer to be satisfied; and

  . to waive any condition other than the minimum tender condition or otherwise amend the offer in any respect by giving oral or written notice of the delay, termination or amendment to the exchange agent and by making a public announcement.

   We will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, any such announcement will be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law, including Exchange Act rules 14d-4(d) and 14d-6(c), and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release to the Dow Jones News Service. Exchange Act Rules 14d-4(d) and 14d-6(c) require that any material change in the information published, sent or given to Comptek shareholders in connection with the offer be promptly sent to those shareholders in a manner reasonably designed to inform them of the change.

   Withdrawal Rights. Except during a subsequent offering period discussed under "The Offer--Subsequent Offering Period", Comptek shares tendered pursuant to the offer may be withdrawn at any time prior to the expiration date of the offer, and, unless we previously accepted them for exchange pursuant to the offer, may also be withdrawn at any time after September 3, 2000.

   Exchange of Shares; Delivery of Northrop Grumman Common Stock. Upon the terms and subject to the conditions of the offer, including the terms and conditions of any extension or amendment of the offer, we will accept and will exchange Comptek shares validly tendered and not withdrawn as promptly as practicable after the expiration date and promptly after they are tendered during any subsequent offering period.

   Appraisal Rights. The offer does not entitle you to appraisal rights with respect to your Comptek shares.

   If, at the end of the offer, we have received between 66.67% and 90% of the outstanding Comptek shares, we would have a sufficient number of Comptek shares to approve the merger and the merger agreement at a meeting of Comptek shareholders. We sometimes refer to a merger approved in this manner as a long form merger. Comptek shareholders who did not tender their Comptek shares during the offer would not have appraisal rights in connection with a long form merger.

   If, at the end of the offer, however, we have received 90% or more of the outstanding Comptek shares, we would be permitted to effect the merger without a vote of Comptek's shareholders. We sometimes refer to a merger effected in this manner as a short form merger because the merger can be completed without a meeting or a vote of Comptek's shareholders. If we effect such a merger, shareholders who did not tender their Comptek shares would have the right under New York law to dissent and demand an appraisal of their Comptek shares, but only if they comply with applicable statutory requirements. If we effect such a merger, information regarding the applicable statutory requirements will be provided to Comptek shareholders who have not tendered their shares.

   See "The Offer--Purpose of the Offer; the Merger; Appraisal Rights."

   Procedure for Tendering Shares. For you to validly tender Comptek shares pursuant to the offer:

  . you must properly complete and sign a letter of transmittal, or a manually signed facsimile of that document, including

    (1) any required signature guarantees or

    (2) an agent's message, if you tender through a book-entry transfer, and

    (3) any other required documents;

  . the exchange agent must have received all of those documents at one of its addresses set forth on the back cover of this prospectus; and

  . the exchange agent must have received your tendered Comptek share certificates at one of its addresses set forth on the back cover of this prospectus or your Comptek shares must be tendered pursuant to the procedures for book-entry tender set forth in "The Offer--Procedure for Tendering" and a confirmation of receipt of such tender received by the exchange agent. If you cannot comply with either of the two preceding delivery procedures described in this paragraph, you must have complied with the guaranteed delivery procedures set forth in "The Offer--Procedure for Tendering" in order to validly tender your Comptek shares.

   All of these procedures must be completed by the expiration date. For more information on how to tender your shares in the offer, please refer to "The Offer--Procedure for Tendering." For information on how exchanges of shares will occur once the merger is consummated, please refer to "The Merger Agreement and the Tender Agreement--The Merger Agreement--Exchange of Certificates in the Merger."

Interests of Comptek Officers and Directors in the Merger

   Comptek shareholders should be aware of potential conflicts of interest and the benefits available to Comptek's officers and directors when considering Comptek's board of directors' recommendation to approve the merger. Comptek officers and directors have employment agreements and/or benefit plans that provide them with interests in the merger that are different from, or in addition to, interests of Comptek shareholders. The following summarizes some of these agreements and benefits.

   Treatment of Options. The merger agreement provides that each outstanding option to purchase Comptek common stock, including options granted to the executive officers and non-employee directors of Comptek, will become fully vested and exercisable commencing ten business days prior to the consummation of the offer and will be converted into options to purchase shares of Northrop Grumman common stock upon consummation of the offer. Executive officers and directors currently hold options to purchase 598,227 shares of Comptek common stock. Of these options 430,238 are currently fully vested and exercisable and the remaining 167,989 will have their vesting and exercisability accelerated as a result of the offer. All of the options held by these persons have an aggregate net cash value of approximately $7,306,096 based on an exchange value of $20.75 per share of Comptek common stock. Those options that will have their vesting and exercisability accelerated as a result of the offer have an aggregate net cash value of approximately $1,898,554.

   Change of Control Severance Agreements. Four of Comptek's executive officers are parties to change of control severance agreements which provide that if the employee's employment is terminated under specified circumstances the employee will receive, among other things, a lump sum payment equal to
1.99 times the employee's annual base salary and target bonus. The total amount that would be payable to each of these executives if their employment with Comptek were terminated ranges from $398,000 to $935,300. The employee would also be entitled to continue to participate for a period of two years in each of Comptek's employee benefits plans which provide insurance and medical benefits on the same basis as was provided to the employee prior to termination. In addition, each change of control severance agreement requires Comptek to pay on behalf of the employee certain taxes imposed on any payment or benefit provided by Comptek that is deemed to be in connection with a change of control, together with a gross-up payment to satisfy any income taxes and any interest and penalties on those taxes.

   Employee Benefits Matters. Northrop Grumman has agreed that, following the merger, it will provide Comptek employees who remain employed after the merger with industry competitive benefits and will continue the Comptek benefit plans until Comptek employees are permitted to participate in Northrop Grumman's plans.

   Directors and Officers Insurance and Indemnification. The merger agreement provides that Comptek will provide current and former directors and officers with particular indemnification rights and liability insurance.

   See "Interests of Comptek Officers and Directors in the Merger."

Risk Factors

   In deciding whether to tender your shares pursuant to the offer, you should read carefully this prospectus and the documents to which we refer you. See "Risk Factors" for a more complete discussion of specific risk factors you should carefully consider before deciding to tender your shares in the offer.

Market Price of Northrop Grumman and Comptek Common Stock

   The following table presents:

  . the last reported sale price of Northrop Grumman common stock, as reported on the NYSE Composite Transaction Tape;

  . the last reported sale price of Comptek common stock, as reported on the AMEX; and

  . the market value, based on the last reported sales price on the dates specified below, of the shares of Northrop Grumman common stock to be received in exchange for one share of Comptek common stock in the offer, in each case as if the merger had been completed on June 9, 2000, the last full trading day prior to the public announcement of the proposed merger, and on August 8, 2000, the last day for which such information could be practically calculated prior to the date of this prospectus.

                                                                      Value of
                                                                      Northrop
                                                                      Grumman
                                                  Northrop          Common Stock
                                                  Grumman  Comptek  to Be Issued
                                                   Common   Common       in
   Date                                            Stock    Stock   the Offer(1)
   ----                                           -------- -------- ------------
   June 9, 2000.................................. $79.6250 $17.1875   $20.7500
   August 8, 2000................................ $77.1250 $21.0000   $20.7500

--------

(1) The value of Northrop Grumman common stock to be issued in the offer has been determined by multiplying the last reported sale price of one share of Northrop Grumman common stock on June 9 and August 8 by the exchange ratios of 0.2606 and 0.26904, respectively. The exchange ratio for each of these dates was determined by dividing $20.75 by the closing price of Northrop Grumman common stock on the NYSE on June 9, 2000 and August 8, 2000, respectively.

See "Comparative Per Share Market Price and Dividend Information" for additional market price information. We urge you to obtain current market quotations before making any decision with respect to the offer.

Material Federal Income Tax Consequences

   Northrop Grumman intends to treat the offer and the merger as a tax-free reorganization that should be tax-free to you except to the extent that you receive any cash in lieu of a fraction of a Northrop Grumman share. However, the determination of whether your exchange of Comptek shares for Northrop Grumman shares pursuant to the offer or the merger, or both, will be tax free depends upon facts and circumstances that will not be known until the consummation of the offer and the merger, including:

  .  whether the merger will be consummated;

  . whether the offer and the merger will be treated as a single integrated transaction or as two separate transactions for federal income tax purposes;

  . whether, at the consummation of the offer and merger, Comptek intends to either continue its electronics and data communications business or continue to use a significant portion of its electronics and data communications assets in its business; and

  . whether any of the consideration received from Northrop Grumman in exchange for Comptek shares will consist of consideration other than Northrop Grumman shares or cash in lieu of fractional shares.

   If the receipt of Northrop Grumman shares is tax-free to you, then you will not recognize loss but, in general, you will recognize gain if you receive pursuant to the offer or merger, or both, any cash other than any cash in lieu of a fraction of a Northrop Grumman share, to the extent of the lesser of (1) the cash received or (2) the excess of the value of the Northrop Grumman shares plus the cash received over your tax basis in the Comptek shares exchanged. If the receipt of Northrop Grumman shares is taxable to you, however, you will recognize gain or loss equal to the difference between the value of the Northrop Grumman shares plus any cash received by you over your tax basis in the Comptek shares exchanged.

   For a more detailed discussion of the tax consequences of the offer and the merger, see "Material Federal Income Tax Consequences." You are urged to consult your tax advisors for a full understanding of these tax consequences.

Recent Developments

   On July 24, 2000, Northrop Grumman closed the sale of its commercial aerostructures business to The Carlyle Group. The total transaction is valued at approximately $1.2 billion, including approximately $668 million in cash and $175 million in the form of a note receivable, and the assumption of approximately $400 million in post-employment benefit liabilities. Net proceeds from this sale will be used for the repayment of debt and for general corporate purposes, including potential strategic acquisitions.

               SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF

                             NORTHROP GRUMMAN

   The following is a summary of selected historical consolidated financial data of Northrop Grumman for each of the years in the five year period ended December 31, 1999 and for the three month periods ended March 31, 1999 and 2000.

   The historical consolidated financial data for each of the years in the three year period ended December 31, 1999 are derived from the audited financial statements of Northrop Grumman contained in Northrop Grumman's Current Report on Form 8-K as filed on August 8, 2000. The historical consolidated financial data for the fiscal years ended December 31, 1996 and 1995 are derived from the audited financial statements of Northrop Grumman. The historical consolidated financial data for the three month periods ended March 31, 1999 and 2000 are derived from the unaudited financial statements of Northrop Grumman contained in Northrop Grumman's Current Report on Form 8-K as filed on August 8, 2000.


   You should read this summary data together with the financial statements mentioned above and their accompanying notes and management's discussion and analysis of Northrop Grumman's financial condition and results of operations contained in the current report mentioned above.

      SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF NORTHROP GRUMMAN

                         Three Months
                             Ended
                           March 31,       Fiscal Year Ended December 31,
                         --------------  ---------------------------------------
                          2000    1999    1999    1998    1997    1996     1995
                         ------  ------  ------  ------  ------  -------  ------
                               (in millions, except per share data)
Operating data:
  Net sales............. $1,802  $1,710  $7,616  $7,367  $7,798  $ 7,667  $6,310
  Cost of sales
    Operating costs.....  1,302   1,297   5,634   5,604   5,980    5,834   4,964
    Administrative and
     general expenses...    213     210   1,028   1,011   1,077    1,081     820
                         ------  ------  ------  ------  ------  -------  ------
  Operating margin......    287     203     954     752     741      752     526
  Merger costs..........                           (186)    (18)
  Other, net............      2       4      (1)    (36)     29      (13)      9
  Interest expense,
   net..................    (46)    (55)   (206)   (221)   (240)    (261)   (136)
                         ------  ------  ------  ------  ------  -------  ------
  Income from continuing
   operations before
   income taxes and
   cumulative effect of
   accounting principle
   changes..............    243     152     747     309     512      478     399
  Federal and foreign
   taxes................     87      56     273     116     194      148     153
                         ------  ------  ------  ------  ------  -------  ------
  Income from continuing
   operations before
   cumulative effect of
   accounting principle
   changes..............    156      96     474     193     318      330     246
  Income from
   discontinued
   operations, net of
   income tax...........     17       8       9       1      89      (66)     31
                         ------  ------  ------  ------  ------  -------  ------
  Income before
   cumulative effect of
   accounting change....    173     104     483     194     407      264     277
  Cumulative effect of
   accounting principle
   changes..............            (16)    (16)
                         ------  ------  ------  ------  ------  -------  ------
  Net income             $  173  $   88  $  467  $  194  $  407  $   264  $  277
                         ======  ======  ======  ======  ======  =======  ======
  Basic earnings per
   share:
    From continuing
     operations before
     cumulative effect
     of accounting
     principle changes.. $ 2.23  $ 1.39  $ 6.84  $ 2.82  $ 4.76  $  5.27  $ 4.26
    Discontinued
     operations.........    .24     .12     .13     .01    1.34    (1.05)    .53
    Cumulative effect of
     accounting
     principle changes..          (0.24)  (0.24)
                         ------  ------  ------  ------  ------  -------  ------
  Basic earnings per
   share................ $ 2.47  $ 1.27  $ 6.73  $ 2.83  $ 6.10  $  4.22  $ 4.79
                         ======  ======  ======  ======  ======  =======  ======
Balance sheet data:
  Total assets.......... $9,389  $9,561  $9,285  $9,536  $9,677  $ 9,645  $5,642
  Net working capital...    269     525     329     666     221      106     435
  Total debt............  2,095   2,728   2,225   2,831   2,791    3,378   1,372
  Shareholders' equity..  3,409   2,911   3,257   2,850   2,623    2,282   1,586
Other data:
  Net cash provided by
   operating
   activities........... $   91  $  143  $1,207  $  244  $  730  $   743  $  777
  Capital expenditures..     36      42     201     211     238      198     140
  Depreciation and
   amortization.........     95      90     389     393     418      375     290
  Funded order backlog..  8,156   8,718   8,499   8,415   9,700   10,451   8,063
  Dividends per share...   0.40    0.40    1.60    1.60    1.60     1.60    1.60
  Weighted average
   shares outstanding...   69.9    68.9    69.3    68.5    66.7     62.6    57.8

                        SELECTED HISTORICAL CONSOLIDATED
                           FINANCIAL DATA OF COMPTEK

   The following is a summary of selected historical consolidated financial data of Comptek for each of the years in the five year period ended March 31, 2000. This historical consolidated financial data is derived from the audited financial statements of Comptek contained in Comptek's Annual Reports on Form 10-K for the fiscal years ended March 31, 1998, 1999 and 2000.

   You should read this summary data together with the financial statements mentioned above and their accompanying notes and management's discussion and analysis of Comptek's financial condition and results of operations contained in the annual reports mentioned above.

                                                 Year Ended March 31,
                                       -----------------------------------------
                                        1996     1997    1998    1999     2000
                                       -------  ------- ------- ------- --------
                                        (in thousands, except per share data)
Statement of Operations Data:
Net sales............................  $55,168  $76,469 $72,008 $95,495 $145,442
Cost of sales........................   45,904   63,320  57,849  72,530  109,443
Gross profit.........................    9,264   13,149  14,159  22,965   35,999
Selling, general and administrative
 expenses............................    7,502    8,098   8,544  13,446   20,365
Research and development.............    1,308      835     772   2,364    3,204
Other income.........................     (477)

Operating income.....................      931    4,216   4,843   7,155   12,430
Interest expense, net................      218      595     421   1,521    3,652

Income (loss) before income taxes and
 loss associated with ARIA Wireless
 Systems, Inc........................      713    3,621   4,422   5,634    8,778
Income taxes.........................      285    1,448   1,727   2,254    3,436

Income before loss associated with
 ARIA Wireless Systems, Inc..........      428    2,173   2,695   3,380    5,342
Loss associated with ARIA Wireless
 Systems, Inc........................   (8,980)
Net income (loss)....................  $(8,552) $ 2,173 $ 2,695 $ 3,380 $  5,342
                                       =======  ======= ======= ======= ========

Other Financial Data:
Earnings (loss) on common shares.....  $(8,552) $ 2,173 $ 2,695 $ 3,380 $  5,342
Earnings (loss) from continuing
 operations per common share:
 Basic...............................    (1.90)    0.42    0.52    0.67     0.99
 Diluted.............................    (1.90)    0.42    0.51    0.65     0.83
Balance Sheet Data (end of period):
Cash.................................  $   160  $   425 $   550 $ 2,376 $  2,128
Working capital......................    8,298    8,238   6,779  12,026    4,619
Total assets.........................   25,861   24,792  27,498  98,773  103,162
Total indebtedness...................    8,677    5,375   3,622  53,640   39,017
Stockholders' equity.................    8,245   10,572  11,247  15,099   29,994

                       COMPARATIVE PER SHARE INFORMATION

   The following table summarizes per share information for Northrop Grumman and Comptek on a historical basis, for Northrop Grumman on a pro forma basis and for Comptek on an equivalent pro forma combined basis. The pro forma unaudited per share information of Northrop Grumman gives effect to the acquisition of Comptek as if this transaction had been completed on January 1, 1999. Unaudited pro forma data was derived from the historical financial statements of Northrop Grumman, based upon its fiscal year ended December 31, 1999 and Comptek, based upon its fiscal year ended March 31, 2000 combined and adjusted to give effect to the Comptek acquisition using the purchase method of accounting. Comptek's results for the three months ended March 31, 2000, are included in both the pro forma data for the year ended December 31, 1999 and the three months ended March 31, 2000. The historical book value per share is computed by dividing total stockholders' equity by the number of common shares outstanding at the end of the period. The unaudited equivalent pro forma combined per share amounts are calculated by multiplying the Northrop Grumman pro forma per share amounts by the exchange ratio of .2804:1, which would be the maximum exchange ratio assuming Northrop Grumman elects not to issue any additional shares of its common stock in exchange for each share of Comptek common stock in the event that the Northrop Grumman average closing price is less than $74.00.

   The following information should be read in conjunction with the audited consolidated financial statements of Northrop Grumman and Comptek, the unaudited interim consolidated financial statements of Northrop Grumman, the selected historical condensed consolidated financial data and the unaudited pro forma condensed financial information of Northrop Grumman included elsewhere or incorporated by reference in this prospectus. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the acquisition of Comptek had been consummated as of the beginning of the respective period presented, nor is it necessarily indicative of the future operating results of financial position of the combined companies.

                                              Year Ended     Three Months Ended
                                           December 31, 1999   March 31, 2000
                                           ----------------- ------------------
   Northrop Grumman
   Historical per common share data:
   Basic income from continuing
    operations per share.................       $ 6.84             $ 2.23
   Diluted income from continuing
    operations per share.................         6.80               2.23
   Book value............................        46.72              48.84
   Dividends declared....................         1.60               0.40

   Pro forma per common share data:

   Northrop Grumman and Comptek combined
   Basic income from continuing
    operations per share.................       $ 6.66             $ 2.19
   Diluted income from continuing
    operations per share.................         6.62               2.19
   Book value............................        47.47              49.54
   Dividends declared....................         1.60               0.40
   Comptek
   Historical per common share data:
   Basic income from continuing
    operations per share.................       $ 0.99             $ 0.31
   Diluted income from continuing
    operations per share.................         0.83               0.27
   Book value............................         4.47               4.48
   Dividends declared....................            0                  0
   Equivalent pro forma per common share:

   Northrop Grumman and Comptek combined
   Basic income from continuing
    operations per share.................       $ 1.87             $ 0.61
   Diluted income from continuing
    operations per share.................         1.86               0.61
   Book value............................        13.31              13.89
   Dividends declared....................         0.45               0.11

                                  RISK FACTORS

   In deciding whether to tender your shares pursuant to the offer, you should read carefully this prospectus, the accompanying Solicitation/Recommendation Statement on Schedule 14D-9 of Comptek and the documents to which we refer you. You should also carefully consider the following factors:

Once you have tendered your shares and your withdrawal rights have expired, you will be locked into the applicable exchange ratio and the value of the Northrop Grumman shares you receive in the offer might decline

   We are offering to exchange shares of Northrop Grumman common stock for shares of Comptek common stock at a variable exchange ratio based on the Northrop Grumman average closing price calculated over a 20 trading day period ending two business days prior to the expiration of the offer. Once you have tendered your shares and your withdrawal rights have expired, you will be locked into the applicable exchange ratio even though the value of Northrop Grumman shares you are entitled to receive may have declined. The market value of Northrop Grumman common stock could decline due to any number of reasons, including those specific to Northrop Grumman and those that influence the trading prices of equity securities generally.

We may face challenges in integrating Comptek and, as a result, may not realize the expected benefits of the merger with Comptek

   If we complete the proposed merger, we will integrate two companies that have previously operated independently. We may not be able to integrate the operations of Comptek with our operations without encountering difficulties. The consolidation of functions, the integration of departments, systems and procedures, and relocation of staff may present management challenges. The integration may not be completed as rapidly as we expect or achieve the anticipated benefits of the merger. The successful integration of Northrop Grumman and Comptek will require, among other things, integration of Northrop Grumman's and Comptek's products and services, sales and marketing, information and software systems, coordination of employee retention, hiring and training, and coordination of ongoing and future research and development efforts. The diversion of the attention of management to the integration effort and any difficulties encountered in combining operations could adversely affect the combined company's businesses.

The sale of our commercial aerostructures division may have a negative impact on our business, financial condition or operating results

   On July 24, 2000, we closed the sale of our commercial aerostructures business to The Carlyle Group. This disposition may have a negative impact on our business, financial condition and operating results. In fiscal 1999, our aerostructures business generated approximately $1.379 billion in revenues and approximately $6 million in operating profits. The loss of these revenues and operating profits may have a material effect upon our financial results. As a result of this transaction we received approximately $668 million in cash and $175 million in the form of a note receivable, and The Carlyle Group assumed approximately $400 million in post-employment benefit liabilities. Although we expect to use these proceeds for general corporate purposes, including possible strategic acquisitions, our application of these proceeds may not offset the loss of revenues and operating profits from our commercial aerostructures business in the near term, or at all. We also expect to lose some important members of our management team as part of this disposition. In addition, our business reputation, as well as our relationships with various customers of our aerostructures business that will continue to be customers of our continuing businesses, may become more attenuated or otherwise deteriorate. Furthermore, any strategic acquisitions that we may undertake with the proceeds from this disposition may not work out well and may have an adverse effect upon our business and financial results.

The receipt of Northrop Grumman shares may be taxable to you

   Before the consummation of the offer and the merger, it cannot be determined whether the receipt of Northrop Grumman shares in exchange for your Comptek shares will be tax free to you for federal income tax purposes. Such tax-free treatment depends upon facts and circumstances that will not be known prior to the consummation of the offer and the merger, including:

  .  whether the merger will be consummated;

  . whether the offer and the merger will be treated as a single integrated transaction or as two separate transactions for federal income tax purposes;

  . whether at the consummation of the offer and merger, Comptek intends to continue its electronics and data communications business or continue to use a significant portion of its electronics and data communications assets in its business; and

  . whether any of the consideration received from Northrop Grumman in exchange for Comptek shares will consist of consideration other than Northrop Grumman shares or cash in lieu of fractional shares.

   Neither the offer nor the merger is conditioned on the tax-free nature of the exchange of Comptek shares for Northrop Grumman shares. As a result, if and when you tender Comptek shares in the offer you will not know whether the offer or the merger, or both, will be tax free to you. See "Material Federal Income Tax Consequences."

   You are urged to consult your tax advisor to determine the specific tax consequences to you of the offer and the merger, including any federal, state, local, foreign or other tax consequences, and any tax return filing or other reporting requirements.

Failure to complete the merger could negatively impact Comptek's stock price and future business and operations

   If the merger is not completed for any reason, Comptek may be subject to a number of material risks, including the following:

  . the price of Comptek common stock may decline to the extent that the current market price of Comptek common stock reflects a market assumption that the merger will be completed; and

  . costs incurred by Comptek related to the merger, such as legal and accounting fees as well as a portion of the financial advisor fees that would be payable upon completion of the merger must be paid by Comptek even if the merger is not completed.

                                 THE COMPANIES

Northrop Grumman Corporation

   Northrop Grumman operates principally in the electronics, aircraft and information technology segments of the defense industry. Northrop Grumman is a leading designer, systems integrator and manufacturer of military surveillance and combat aircraft, defense electronics and systems, airspace management systems, information systems, marine systems, precision weapons, space systems, and commercial and military aerostructures.

   Major electronics programs include the Joint Surveillance Target Attack Radar System, a powerful airborne surveillance and target acquisition system for which Northrop Grumman is the prime contractor. Northrop Grumman also is prime contractor for the U.S. Navy's E-2C Hawkeye, an early warning and control aircraft, and the Navy's EA-6B Prowler, an electronic warfare aircraft. Another major electronics area is airborne radar, including fire-control radars for F-16 and F-22 fighters, B-1B bombers and AH-64D Apache helicopters, and the surveillance radar for the Air Force's Airborne Warning and Control System. Other defense electronics programs are BAT, an acoustically self-guided antiarmor submunition for the Army; space-based sensor systems, and airborne electronic countermeasures, which protect pilots and aircraft by disrupting enemy radar and hostile weapons systems. Northrop Grumman is a leader in airspace management systems and has produced more than 400 civilian air traffic control systems for surveillance of airborne and airport surface traffic in 12 countries.

   Northrop Grumman's principal aircraft programs include the Air Force's B-2 stealth bomber, a long-range, strategic bomber that can penetrate sophisticated air defenses. Northrop Grumman is prime contractor for the B-2 program. Other aircraft programs are the Navy F/A-18 Hornet strike fighter and the Joint Strike Fighter. For the F/A-18, Northrop Grumman produces the center and aft fuselage, vertical tails and all associated subsystems as principal subcontractor to Boeing. On the Joint Strike Fighter program, Northrop Grumman is a member of the Lockheed Martin team working under one of two concept demonstration contracts awarded in 1996. The winner of this phase of the competition will proceed to engineering and manufacturing development beginning in early 2001. Approximately 3,000 Joint Strike Fighters are planned for the U.S. Air Force, Navy and Marine Corps, as well as the British Royal Navy.

   In August 1997, Northrop Grumman completed a merger with Logicon, a leading defense information technology company. Logicon, which operates as a Northrop Grumman subsidiary, provides military and commercial information systems and services for defense, civil and industrial customers. Its core markets include Command, Control, Communications and Intelligence (C/3/I); information technology; training and simulation; battle management and mission planning.

   In addition, Northrop Grumman designs, develops, operates and supports computer systems for scientific and management information. It provides systems integration and related information services for federal, state and local government agencies and private industry. Northrop Grumman also provides military base support functions and aircraft maintenance at a number of U.S. Government facilities.

   On July 24, 2000, Northrop Grumman closed the sale of its commercial aerostructures business to The Carlyle Group. As a result of this transaction we received approximately $668 million in cash and $175 million in the form of a note receivable and The Carlyle Group assumed $400 million in post-employment benefit liabilities. We expect to use the proceeds from this disposition for the repayment of debt and for general corporate purposes, including possible strategic acquisitions.

   Northrop Grumman's three reportable segments are its three operating units:
Integrated Systems (IS), Electronic Sensors and Systems (ESS) and Logicon, the company's information technology sector. The ISA segment includes the design, development and manufacturing of aircraft and aircraft subassemblies. The ESS segment includes the design, development, manufacturing and integration of electronic systems and components for military and commercial use. Logicon, the company's information technology segment, includes the design, development, operation and support of computer systems for scientific and management information.

   Additional information concerning Northrop Grumman is included in the Northrop Grumman reports incorporated by reference in this prospectus. See "Where You Can Find More Information."

Yavapai Acquisition Corp.

   Yavapai Acquisition Corp. is a wholly owned subsidiary of Northrop Grumman. Yavapai Acquisition Corp. was organized on June 9, 2000 for the purpose of acquiring the Comptek shares tendered in response to our offer and merging with and into Comptek in the merger. It has not carried on any activities other than in connection with the merger agreement.

Comptek Research, Inc.

   Comptek develops and integrates surveillance and communications systems used primarily for military applications. Comptek provides engineering and project management services for electronic warfare systems. Comptek's products and services enhance the operational performance and readiness of existing weapons systems, as well as extend their useful lives and survivability. Comptek has been involved in either the development, lifecycle support or testing of nearly all of the major electronic warfare systems that have been fielded by either the United States Air Force or United States Navy since 1974, including systems for B-1B Lancer and B-2A Spirit bombers; EF-111 Raven, EA-6B Prowler and F/A-18 Hornet aircraft; and navy surface combatants including AEGIS class destroyers and cruisers.

   Comptek's primary activities are:

   Tactical Systems. Comptek is a leading supplier of electronic warfare systems used for the processing of intercepted radar signals, threat analysis and counter measures. Comptek also provides command and control, mission planning and air combat measurement instrumentation systems.

   Electronic Warfare Simulation/Stimulation and Training. Comptek specializes in the design, development and manufacture of electronic environment simulators. Comptek supplies stimulators used to test military electronics surveillance, equipment including electronic warfare systems, radar warning receivers and electronic counter-measures equipment.

   Engineering and Technical Services. Comptek provides a wide range of technical and engineering services, including systems design and integration, software development and testing, project management and support of the design, operation, maintenance and upgrade of weapon and information systems.

   Comptek's customers include the U.S. Department of Defense, all of the branches of the United States Armed Forces, and certain foreign governments. Comptek's present prime contractor relationships include the Boeing Company, BAE Systems North America, Inc., Lockheed Martin Corporation, Northrop Grumman Corporation and the Raytheon Company. International customers include the foreign governments of Australia, Canada, France, Germany, Israel, Italy, Japan, Sweden, Switzerland and the United Kingdom.

   Expansion through acquisitions and increased international activities have been important elements of Comptek's business strategy. Over the last four years, Comptek acquired the defense business operations of four private companies. In March 1996, Comptek acquired Advanced Systems Development, Inc., a highly-specialized developer of electronic warfare simulation/stimulation, training and software validation systems related to electronic surveillance. Largely as a result of the acquisition of Advanced Systems Development, Inc., Comptek substantially increased its presence in international markets. Effective May 1, 1998, Comptek completed its acquisition of PRB Associates, Inc., a leader in the development of military mission-planning and precision-targeting systems. On March 26, 1999, Comptek completed the purchase of the business operations and substantially all of the related assets and liabilities of Amherst Systems, Inc., a firm specializing in simulation/stimulation and evaluation systems for electronic defense applications. In November 1999, Comptek acquired, for a purchase price of approximately $206,000, the software development tools, test equipment and some other assets of Phase Two Industries, Inc., a supplier of real-time signal processing software, software laboratories, and threat file processing used in the development and testing of electronic warfare systems.

                             REASONS FOR THE OFFER

Northrop Grumman's Reasons for the Offer

   We believe that the proposed combination of Northrop Grumman and Comptek will produce the following benefits to Northrop Grumman:

  . Increased diversification of the combined company into new markets. The combination of Northrop Grumman and Comptek will provide the combined entity with the opportunity to offer a more complete electronic warfare and associated software suite in the areas of mission planning, precision targeting systems and threat emulation, which will result in more cost-effective solutions for existing customers as well as opening new markets with other defense customers.

  . Increased market presence and opportunities in the electronic warfare segment of the defense industry. The combination of Northrop Grumman and Comptek will result in the combined entity holding a competitive position in the electronic warfare segment of the defense systems technology market and will enhance its leadership position in electronic battle management and electronic warfare systems integration by enabling it to offer more comprehensive solutions to existing and future defense customers.

  . Improved operating efficiencies for the combined company. The combination of Northrop Grumman and Comptek will provide the combined company with an opportunity to improve operating efficiencies by permitting it to integrate Comptek subsystems with Northrop Grumman systems to ensure operational compatibility on a cost-effective basis and thereby increase competitiveness by supplying complete solutions to existing and future defense customers.

  . Enhanced product mix. The combination of Northrop Grumman and Comptek will enable the integration of elements and subsystems into a more complete electronic warfare and associated software suite for defense customers, including mission planning, data recording and incorporation into mission debriefings and training systems.

Reasons for the Comptek Board of Directors' Recommendation

   In approving the offer, the merger, the merger agreement and the transactions contemplated by the merger agreement and recommending that all holders of Comptek shares accept the offer and tender their shares pursuant to the offer, the Comptek board of directors considered a number of factors, including:

  . the financial condition, results of operations and prospects of Comptek if it were to remain an independent company;

  . the belief of Comptek's management that the shares of Comptek had historically been undervalued due to Comptek's size and industry focus;

  . the potential strategic alternatives available to Comptek and the belief of Comptek's management that it was unlikely that any party would propose an alternative strategic transaction more favorable to Comptek and its shareholders than the offer and the merger;

  . the expectation of Comptek's board of directors that the addition of Comptek's operations to Northrop Grumman would likely increase the overall value and profitability of Northrop Grumman, tending to produce greater shareholder value for Comptek's shareholders;

  . the synergies that could be generated by combining with Northrop Grumman, including cost reductions resulting from economies of scale and the enhanced research and development capabilities;

  . the strength and weaknesses of Northrop Grumman's businesses and the key attributes of the combined company;

  . the extremely competitive nature and rapid changes that characterize the defense and federal information technology services electronics industries and the fact that some of Comptek's competitors have greater assets and resources than Comptek;

  . the potential effect of a public announcement of the offer and the merger on Comptek's ability to attract and retain key management and other personnel;

  . the recent historical stock prices of Comptek and Northrop Grumman common stock and the fact that, based on an exchange ratio of 0.2606 and the closing price of Northrop Grumman common stock on June 9, 2000, the value of the shares of Northrop Grumman common stock to be exchanged for each share of Comptek common stock represented a premium of 20.7% over the closing price of Comptek common stock on that day on the American Stock Exchange;

  . the fact that the offer and the merger will present the opportunity for the holders of the shares of Comptek common stock to participate in a significantly larger and more diversified company and, as shareholders of the combined company, to have greater liquidity in their shares and to benefit from any future growth of the combined company;

  . the financial and other terms and conditions of the offer, the merger and the merger agreement, including the fact that:

    . the structure of the transaction might allow Comptek shareholders to receive shares of Northrop Grumman common stock earlier than they might under alternative deal structures;

    . the value of the Northrop Grumman common stock to be received in exchange for Comptek shares could increase to an agreed level prior to the consummation of the offer based on increases in the closing prices Northrop Grumman common stock;

    . the merger agreement provides that the Comptek board of directors can, in the exercise of its fiduciary duties, consider and pursue, but not initiate, unsolicited superior acquisition proposals and if those duties so require, terminate the merger agreement and accept such a proposal upon payment of a $4.0 million termination fee to Northrop Grumman; and

    . the transaction was structured in such a manner that under certain circumstances it could qualify as a tax-free reorganization for federal income tax purposes;

  . the discussions of the terms of the merger with Comptek's senior management and legal and financial advisors;

  . the financial presentation, including the opinion dated June 12, 2000, of CIBC World Markets as to the fairness, from a financial point of view, and as of the date of the opinion, of the exchange ratio to the holders of Comptek common stock other than Northrop Grumman and its affiliates; and

  . the likelihood that the merger would be consummated, including consideration of the consents and approvals required to consummate the offer and the merger.

   The reasons for the Comptek board of directors' recommendation are more fully set forth in Comptek's Solicitation/Recommendation Statement on Schedule 14D-9.

                            BACKGROUND OF THE OFFER

   On or about February 1, 2000, Northrop Grumman was contacted by Comptek's financial advisor, CIBC World Markets, and informed that Comptek was interested in combining with a larger entity.

   On March 1, 2000, Northrop Grumman submitted to Comptek a preliminary indication of interest in pursuing a transaction with Comptek. On March 9, 2000, representatives of Northrop Grumman and its financial advisor, Salomon Smith Barney, met in Washington, D.C. with representatives of Comptek and its financial advisor. At that time, Comptek's Chairman, President and Chief Executive Officer, John Sciuto, presented a briefing of Comptek's business profile and focus. By letter dated March 24, 2000, Northrop Grumman confirmed its interest in pursuing an acquisition of all outstanding shares of Comptek common stock but did not indicate a proposed purchase price.

   In April 2000, Northrop Grumman was invited to participate in a due diligence review with respect to a possible acquisition of Comptek. Northrop Grumman was requested to submit a final proposal by April 26, 2000.

   From April 13 through April 14, 2000, Northrop Grumman's due diligence team reviewed public documents, financial and technical information and financial forecasts, as well as other financial and operational information regarding Comptek in a data room established on Comptek's behalf by its advisors in New York City. Northrop Grumman's due diligence team also met with and asked questions of Comptek's management as part of its review of Comptek. A proposed form of transaction agreement prepared by Comptek's legal counsel was transmitted to Northrop Grumman on April 14, 2000. The form of transaction agreement did not contain a proposed purchase price and contemplated a transaction in which the merger consideration was solely cash.

   On April 27, 2000, Northrop Grumman submitted a non-binding proposal summarizing the basic structure and terms of a business combination between Northrop Grumman and Comptek and a proposed schedule for reaching a final agreement. The material terms of the non-binding proposal were that Northrop Grumman would acquire the outstanding common stock of Comptek for $20.00 per share. Northrop Grumman's proposal also stated that its offer was contingent on Comptek providing to Northrop Grumman more detailed information in response to Northrop Grumman's due diligence requests, including access to management of Comptek's operating subsidiaries.

   In late May, 2000, Northrop Grumman's due diligence team assembled in Buffalo, New York to perform a final due diligence review of Comptek, to confirm initial data and to conduct direct interviews with key management personnel. Over the next several days, the due diligence team and other staff members of Northrop Grumman, with the assistance of Salomon Smith Barney, refined the original analyses and ranges of values and reviewed the strategic fit and function of the Comptek units with Northrop Grumman's near and longer term plans.

   A special meeting of Northrop Grumman's board of directors was convened on Saturday, May 27, 2000. Management reviewed with the board of directors the position of Comptek in Northrop Grumman's strategic vision. Management briefed the board of directors on the chronology and development of events and the processes and protocols that were followed in due diligence. The board of directors and management also discussed valuation and contractual issues. The board of directors was informed that Northrop Grumman management recommended proceeding with the proposed transaction on the basis of an offer value of approximately $21.00 per share of Comptek common stock. Northrop Grumman management also recommended that the offer be conditioned on the negotiation of appropriate retention agreements with Comptek's senior management, the execution of an agreement and plan of merger satisfactory to Northrop Grumman, and satisfactory negotiation of a definitive tender agreement between Northrop Grumman and each of Comptek's principal shareholders. Salomon Smith Barney supported the Northrop Grumman management recommendation. The board of directors authorized management to proceed as recommended.

   On June 2, 2000, Northrop Grumman submitted a conditional offer to Comptek for a stock-for-stock exchange transaction at a fixed exchange ratio of 0.265 of a share of Northrop Grumman common stock for each outstanding share of Comptek common stock. This offer did not contain any protection to Comptek shareholders in the event of a decline in Northrop Grumman's stock price. Based on this exchange ratio and the last reported sales price of Northrop Grumman common stock on June 2, 2000, the shares of Northrop Grumman common stock to be exchanged for one share of Comptek common stock, would have had a value of $20.9681. On June 2, 2000, the last reported sales price of Comptek common stock was $17.3125.

   After discussions with Comptek, Northrop Grumman amended its June 2, 2000 conditional offer by letter of June 7, 2000 that established a range of exchange ratios depending on the Northrop Grumman average closing price for the 20 trading days immediately preceding the consummation of the transaction to preserve the indicated value of the transaction to both Northrop Grumman and the Comptek shareholders.

   Discussions among the parties and their financial advisors immediately ensued, and by a second letter dated June 7, 2000, Northrop Grumman revised its proposed final exchange ratios and provided the estimated value of a share of Comptek common stock.

   Between approximately June 8, 2000 and June 11, 2000, there were a series of telephonic negotiations between Northrop Grumman and Comptek regarding the determination of the final exchange ratio, the time period that would be used to calculate the Northrop Grumman average closing price and Comptek's right to terminate the transaction if the Northrop Grumman average closing price was less than $74.00. Negotiations also were conducted in New York City on June 10 and 11 among the parties' legal and financial advisors regarding the details, terms and conditions of a final merger agreement.

   The definitive merger agreement was signed, and the proposed merger was publicly announced, in the early morning of June 12, 2000.

   On August 7, 2000, Northrop Grumman, Yavapai Acquisition Corp. and Comptek signed an amendment to the merger agreement.

                                   THE OFFER

Basic Terms

   Exchange of Shares; Exchange Ratio. Subject to the terms and conditions of the offer described below, we are offering to exchange shares of Northrop Grumman common stock having a value of approximately $20.75 for each outstanding share of common stock of Comptek that is validly tendered and not properly withdrawn. The number of shares of Northrop Grumman common stock into which each share of Comptek common stock will be converted in the offer will be determined by dividing $20.75 by the final average closing price of Northrop Grumman common stock, rounded to four decimal places, as reported under "NYSE Composite Reports" in the Wall Street Journal for each of the 20 New York Stock Exchange trading days in the period ending two business days prior to the expiration of the offer. We sometimes refer to the average closing price of Northrop Grumman common stock on the New York Stock Exchange during this 20 trading day period as the "Northrop Grumman average closing price." If the value of the Northrop Grumman common stock to be received by Comptek shareholders is less than $20.75, Comptek will have the right to terminate the merger agreement unless Northrop Grumman elects to issue additional shares of Northrop Grumman common stock such that the total value of the Northrop Grumman stock to be received by Comptek shareholders is equal to $20.75. If Northrop Grumman elects to issue shares of Northrop Grumman common stock to satisfy the make whole amount, we will make an announcement to that effect and disseminate the information concerning the make whole amount to Comptek shareholders. Also, if we elect to provide the make whole amount, the offer will be extended beyond the scheduled expiration date for a period of not less than 10 business days.

   You will not receive any fractional shares of Northrop Grumman common stock in the offer. Instead, you will receive cash in an amount equal to the market value of any fractional shares you would otherwise have been entitled to receive.

   Illustrative Table of Exchange Ratios and Value of Offer/Merger Consideration. The columns in the following table present:

  . Illustrative values of the Northrop Grumman average closing price within a range of $66.00 to $86.00 per share.

  . The exchange ratio illustrating the number of shares of Northrop Grumman common stock that would be issued for one share of Comptek common stock at each of the Northrop Grumman average closing prices presented in the table.

  . The illustrative values of the Northrop Grumman common stock that would be issued in connection with the offer and the merger for one share of Comptek common stock. The value of Northrop Grumman shares issued in the offer is determined by multiplying each of the Northrop Grumman average closing prices presented in the first column by the corresponding exchange ratio in the second column. The value of shares comprising the make whole amount in the fourth column is determined by subtracting the value of Northrop Grumman shares to be issued in the offer from $20.75. The total value in the fifth column represents the sum of the amounts in the third and fourth columns.


                                     Value of Offer/Merger Consideration
                                 ----------------------------------------------
       Northrop                                        Value of Shares
        Grumman                   Value of Northrop    Comprising Make
        Average       Exchange     Grumman Shares           Whole        Total
     Closing Price     Ratio     Issued in the Offer    Amount(1)(2)     Value
     -------------    --------   -------------------   ---------------   ------
        $66.00         0.2804          $18.51               $2.24        $20.75
        $68.00         0.2804          $19.07               $1.68        $20.75
        $70.00         0.2804          $19.63               $1.12        $20.75
        $72.00         0.2804          $20.19               $0.56        $20.75
        $74.00         0.2804          $20.75                 n/a        $20.75
        $76.00         0.2731          $20.75                 n/a        $20.75
        $80.00         0.2594          $20.75                 n/a        $20.75
        $82.00         0.2530          $20.75                 n/a        $20.75
        $84.00         0.2470          $20.75                 n/a        $20.75
        $86.00         0.2470          $21.24                 n/a        $21.24

--------
(1) The number of additional shares to be issued sufficient to equal the make whole amount is calculated by dividing the make whole amount by the Northrop Grumman average closing price.

(2) If the value of the Northrop Grumman common stock to be received by Comptek shareholders is less than $20.75, Comptek will have the right to terminate the merger agreement unless Northrop Grumman elects to issue additional shares of Northrop Grumman common stock such that the total value of the Northrop Grumman stock to be received by Comptek shareholders is equal to $20.75. Whether Northrop Grumman issues additional shares equal to the applicable make whole amount is subject to Northrop Grumman's sole discretion.

   The values of Northrop Grumman shares in the table above are illustrative only and are based on the Northrop Grumman average closing price. Therefore, they do not represent the actual amounts per share of Comptek common stock that might be realized by any Comptek shareholder on or after consummation of the offer or the merger. The amount any Comptek shareholder might realize upon sale in the market of the shares of Northrop Grumman common stock received by such shareholder in the offer or the merger will depend upon the market price per share of Northrop Grumman common stock at the time of sale, which will fluctuate depending upon any number of reasons, including those specific to Northrop Grumman and those that influence the trading prices of equity securities generally.

   More Information About Exchange Ratio and Make Whole Amount. We will notify you of the final exchange ratio by issuing a press release no later than the second full business day preceding the expiration of the offer and filing that press release with the SEC. Comptek shareholders can call our information agent, Georgeson Shareholder Communications Inc., at (212) 440-9915 or toll-free at (800) 223-2064 to request information about the exchange ratio, including, once determined, the Northrop Grumman average closing price for the offer and whether, in response to a notice of termination from Comptek, Northrop Grumman has elected to issue additional shares of Northrop Grumman common stock equal to the make whole amount.

   Preferred Stock Purchase Rights. Our offer to acquire Comptek common stock is also an offer to acquire the Comptek preferred stock purchase rights associated with each share of Comptek common stock (Comptek rights), and, when we refer to the shares of Comptek common stock, we are also referring to the associated Comptek rights, unless we indicate otherwise.

   Transfer Charges. If you tender your shares, you will not be obligated to pay any charges or expenses of the exchange agent. Except as set forth in the instructions to the letter of transmittal, transfer taxes on the tender of Comptek common stock pursuant to the offer will be paid by us or on our behalf. If you are the record owner of your shares and you tender your shares in the offer, you will not have to pay brokerage fees or incur similar expenses. If you own your shares through a broker or other nominee, and your broker exchanges the shares on your behalf, your broker may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

   Interest. We will not pay interest on any cash amount payable in lieu of issuing fractional shares of Northrop Grumman common stock in the offer or the merger regardless of any delay in making such payment.

   Merger. We are making this offer in order to acquire control of, and ultimately the entire common equity interest in, Comptek. We intend, as soon as possible after consummation of the offer, to cause Comptek and Yavapai Acquisition Corp. to complete the merger. At the effective time of the merger, each share of Comptek common stock, except for shares held by Comptek, us or any of our or Comptek's subsidiaries, will be converted into the right to receive the same number of Northrop Grumman shares per Comptek share as is paid in the offer, subject to appraisal rights that may be available under New York law. If we obtain all of the shares of Comptek pursuant to the offer and the merger, former shareholders of Comptek would own approximately 3% of the shares of common stock of Northrop Grumman, based on an assumed exchange ratio of 0.2804.

   Conditions of Offer. Our obligation to exchange shares of Northrop Grumman common stock for Comptek shares pursuant to the offer is conditioned upon several conditions referred to below under "Conditions of the Offer," including the minimum tender condition, the antitrust condition, the registration statement effectiveness condition and other conditions that are discussed in that section.

   Shareholders List. We have relied on Comptek's shareholders list and security position listings to communicate with you and to distribute the offer to you. We may send this prospectus, related letter of transmittal and other relevant materials to you and to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Comptek's shareholders list or, if applicable, who are listed as participants in a clearing agency's security position listing.

Timing of the Offer

   The offer is currently scheduled to expire at midnight, New York City time, on August 23, 2000.

Extension, Termination and Amendment

   We have agreed in the merger agreement that:

  . we will extend the period of time the offer remains open beyond the scheduled expiration date for successive periods of up to 15 business days in order to allow specified conditions to the offer to be met, subject to some limitations under the merger agreement;

  . we will only be required to extend the period of time the offer remains open for a total of 20 business days following the scheduled expiration date if the only condition to the offer not satisfied at that time is the minimum tender condition;

  . we may provide a subsequent offering period for the reasons and as discussed below under the caption "--Subsequent Offering Period;" and

  . we are not required by the merger agreement to extend the offer if there is not any reasonable possibility of all the conditions to the offer being satisfied by October 31, 2000.

   Subject to the terms of the merger agreement, we expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which the offer remains open, and we can do so by giving oral or written notice of such extension to the exchange agent. If the offer is extended for any reason, we will make an announcement to that effect no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date. Except to the extent we are obligated to do so under the merger agreement, we are not giving any assurance that we will exercise our rights to extend the offer. During any such extension other than an extension relating to a subsequent offering period, all Comptek shares previously tendered and not withdrawn will remain subject to the offer, subject to your right to withdraw them. If we extend the offer to provide a subsequent offering period as discussed under the caption "Subsequent Offering Period," however, your withdrawal rights will terminate. You should read the discussion under the caption "--Withdrawal Rights" for more details.

   Subject to the SEC's applicable rules and regulations and subject to the terms of the merger agreement, we also reserve the right, in our sole discretion, at any time or from time to time,

  . to delay acceptance for exchange of any Comptek shares pursuant to the offer upon the failure of any of the conditions of the offer to be satisfied, regardless of whether we previously accepted Comptek shares for exchange;

  . to terminate the offer and not accept or exchange any Comptek shares not previously accepted, or exchanged, upon the failure of any of the conditions of the offer to be satisfied; and

  . to waive any condition other than the minimum tender condition, the antitrust condition or the registration statement effectiveness condition discussed below, or, subject to the terms of the merger agreement, otherwise amend the offer in any respect, by giving oral or written notice of such delay, termination or amendment to the exchange agent and by making a public announcement.

We will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, any such announcement will be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law, including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. Exchange Act rules 14d-4(d) and 14d-6(c) require that any material change in the information published, sent or given to shareholders in connection with the offer be promptly sent to shareholders in a manner reasonably designed to inform shareholders of such change.

   If we make a material change in the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required under the Exchange Act. If, prior to the expiration date, we change the percentage of Comptek shares being sought or the consideration offered to you, that change will apply to all holders whose Comptek shares are accepted for exchange pursuant to the offer. If at the time notice of that change is first published, sent or given to you, the offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, we will extend the offer until the expiration of that ten business-day period. For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time.

Subsequent Offering Period

   Subject to the requirements of the Exchange Act, we may, although we do not currently intend to, extend the period of time the offer remains open by means of a subsequent offering period of not more than 20 business days commencing after the expiration of initial offering period. We may elect to provide a subsequent offering period if the Comptek shares validly tendered prior to the expiration date of the offer, together with Comptek shares then owned by us, represent less than 90% of the shares of Comptek assuming the exercise of all outstanding options, rights and convertible securities and the issuance of all shares that Comptek is obligated to issue.

   If we elect to provide a subsequent offering period, we will make an announcement to that effect and disseminate the information concerning the subsequent offering period no later than five business days in advance of the expiration of the initial offering period. Upon the expiration of the initial offering periods all Comptek shares tendered during those periods will be accepted and exchanged for shares of Northrop Grumman common stock and will no longer be subject to your withdrawal rights. Additionally, you will not have the right to withdraw Comptek shares that you tender in the subsequent offering period, if any.

Exchange of Comptek Shares; Delivery of Northrop Grumman Common Stock

   Upon the terms and subject to the conditions of the offer, including, if the offer is extended or amended, the terms and conditions of any extension or amendment to the offer, we will accept, and will exchange, Comptek shares validly tendered and not withdrawn as promptly as practicable after the expiration date and promptly after they are tendered during any subsequent offering period. In addition, subject to applicable rules of the SEC, we expressly reserve the right to delay acceptance for exchange or exchange of Comptek shares in order to comply with any applicable law. In all cases, exchange of Comptek shares tendered and accepted for exchange pursuant to the offer will be made only after timely receipt by the exchange agent of:

  . certificates for those Comptek shares or a confirmation of a book-entry transfer of those Comptek shares in the exchange agent's account at The Depository Trust Company, which we refer to as "DTC;"

  . a properly completed and duly executed letter of transmittal (or a facsimile of that document) or agent's message, if applicable; and

  .  any other required documents.

   For purposes of the offer, we will be deemed to have accepted for exchange Comptek shares validly tendered and not withdrawn, if and when we notify the exchange agent of our acceptance for exchange of the tenders of those Comptek shares pursuant to the offer. The exchange agent will deliver Northrop Grumman common stock in exchange for Comptek shares pursuant to the offer and cash instead of fractional shares of Northrop Grumman common stock as soon as practicable after receipt of such notice. The exchange agent will act as agent for tendering shareholders for the purpose of receiving Northrop Grumman common stock and cash to be paid instead of fractional shares of Northrop Grumman common stock from us and transmitting such stock and cash to you. Under no circumstances will we pay interest on any cash amount payable in lieu of issuing Northrop Grumman common stock in the offer or the merger, regardless of any delay in making such payment.

   If we do not accept any tendered Comptek shares pursuant to the terms and conditions of the offer for any reason, or if certificates are submitted for more Comptek shares than are tendered, we will return certificates for such tendered Comptek shares or untendered Comptek shares, as the case may be, without expense to the tendering shareholder or, in the case of Comptek shares tendered by book-entry transfer of such Comptek shares into the exchange agent's account at DTC pursuant to the procedures set forth below under the discussion entitled "--Procedure for Tendering" those Comptek shares will be credited to an account maintained within DTC, as soon as practicable following expiration or termination of the offer.

   If we increase the consideration offered to Comptek shareholders in the offer prior to the expiration date, such increased consideration will be given to all shareholders whose Comptek shares are tendered pursuant to the offer, whether or not such Comptek shares were tendered or accepted for exchange prior to such increase in consideration.

Cash Instead of Fractional Shares of Northrop Grumman Common Stock

   We will not issue certificates representing fractional shares of our common stock pursuant to the offer. Instead, each tendering shareholder who would otherwise be entitled to a fractional share of our common stock will receive cash, rounded to the nearest whole cent, equal to such fraction multiplied by the Northrop Grumman average closing price, or $74.00 if Northrop Grumman elects to issue additional shares of Northrop Grumman common stock equal to the make whole amount. You will not receive any interest on the cash to be given for fractional shares, even if there is a delay in making the exchange and payment.

Withdrawal Rights

   Except during a subsequent offering period, Comptek shares tendered pursuant to the offer may be withdrawn at any time prior to the expiration date, and, unless we previously accepted them for exchange pursuant to the offer, may also be withdrawn at any time after September 3, 2000. If we elect to provide a subsequent offering period under Exchange Act rule 14d-11, you will not have the right to withdraw Comptek shares that you tender in the subsequent offering period. Additionally, upon the expiration of the initial offering period all Comptek shares tendered in the initial offering period will be accepted and exchanged for shares of Northrop Grumman common stock and will no longer be subject to your withdrawal rights.

   For your withdrawal to be effective, the exchange agent must receive from you a written, telegraphic, telex or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of this prospectus, and your notice must include your name, the number of Comptek shares to be withdrawn and the name of the registered holder, if it is different from that of the person who tendered those Comptek shares.

   A financial institution must guarantee all signatures on the notice of withdrawal. Most banks, savings and loan associations and brokerage houses are able to effect these signature guarantees for you. The financial institution must be a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program, any of which are an "eligible institution," unless those Comptek shares have been tendered for the account of any eligible institution. If Comptek shares have been tendered pursuant to the procedures for book-entry exchange discussed under the caption entitled "Procedure for Tendering," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Comptek shares and must otherwise comply with DTC's procedures. If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the Comptek shares withdrawn must also be furnished to the exchange agent, as stated above, prior to the physical release of such certificates. We will decide all questions as to the form and validity, including time of receipt, of any notice of withdrawal, in our sole discretion, and our decision shall be final and binding. Neither we, the exchange agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any Comptek shares properly withdrawn will be deemed not to have been validly tendered for purposes of the offer. However, you may retender withdrawn Comptek shares by following one of the procedures discussed under the caption entitled "-- Procedure for Tendering" at any time prior to the expiration date.

   If you withdraw any of your Comptek shares, you automatically withdraw the associated Comptek rights. You may not withdraw Comptek rights unless you also withdraw the associated Comptek shares.

Procedure for Tendering

   For you to validly tender Comptek shares pursuant to the offer, a properly completed and duly executed letter of transmittal, or manually signed facsimile of that document, along with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by the exchange agent at one of its addresses set forth on the back cover of this prospectus. Certificates for Comptek shares tendered must be received by the exchange agent at one of these addresses or those Comptek shares must be tendered pursuant to the procedures for book-entry exchange set forth below, and a confirmation of receipt of such tender received, in each case before the expiration date. Alternatively, Comptek shares may be validly tendered pursuant to the offer by complying with the guaranteed delivery procedures set forth below. We sometimes refer to the confirmation of receipt of a book-entry exchange as a "book-entry confirmation."

   The term "agent's message" means a message, transmitted by DTC to, and received by, the exchange agent which states that DTC has received an express acknowledgment from a DTC participant exchanging the Comptek shares which are the subject of a book-entry confirmation that such participant agrees to be bound by the terms of the letter of transmittal. This message forms a part of this book-entry confirmation.

   The exchange agent will establish accounts with respect to the Comptek shares at DTC for purposes of the offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC may make book-entry delivery of Comptek shares by causing DTC to transfer those Comptek shares into the exchange agent's account in accordance with DTC's procedure for transfer. Although delivery of Comptek shares may be effected through book-entry at DTC, the letter of transmittal, or facsimile thereof, with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by the exchange agent at one or more of its addresses set forth on the back cover of this prospectus prior to the expiration date, or the guaranteed delivery procedures described below must be followed.

   Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which Comptek shares are tendered either by a registered holder of Comptek shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the letter of transmittal or for the account of an eligible institution.

   If the certificates for Comptek shares are registered in the name of a person other than the person who signs the letter of transmittal, or if certificates for untendered Comptek shares are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner we have described above.

   The method of delivery of Comptek share certificates and all other required documents, including delivery through DTC, is at your option and risk, and the delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery.

   To prevent backup federal income tax withholding with respect to cash, if any, received pursuant to the offer, you must provide the exchange agent with your correct taxpayer identification number and certify whether you are subject to backup withholding of federal income tax by completing the substitute form W-9 included in the letter of transmittal. Some shareholders, including, among others, all corporations and some foreign individuals, are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, the shareholder must submit a form W-8, signed under penalties of perjury, attesting to that individual's exempt status.

   If you wish to tender Comptek shares pursuant to the offer and your certificates are not immediately available or you cannot deliver the certificates and all other required documents to the exchange agent prior to the expiration date or cannot complete the procedure for book-entry transfer on a timely basis, your Comptek shares may nevertheless be tendered, so long as all of the following conditions are satisfied:

  .  you make your tender by or through an eligible institution;

  . a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by us, is received by the exchange agent as provided below on or prior to the expiration date; and

  . the certificates for all Comptek shares to be tendered, or a confirmation of a book-entry transfer of the securities into the exchange agent's account at DTC as described above, in proper form for transfer, together with a properly completed and duly executed letter of transmittal or facsimile thereof, with any required signature guarantees or, in the case of a book-entry transfer, an agent's message, and all other documents required by the letter of transmittal, are received by the exchange agent within three NYSE trading days after the date of execution of such notice of guaranteed delivery.

   You may deliver the notice of guaranteed delivery by hand or transmit it by telegram, telex, facsimile transmission or mail to the exchange agent and you must include a guarantee by an eligible institution in the form set forth in that notice.

   In all cases, we will exchange Comptek shares tendered and accepted for exchange pursuant to the offer only after timely receipt by the exchange agent of certificates for Comptek shares or timely confirmation of a book-entry transfer of such securities into the exchange agent's account at DTC as described above, properly completed and duly executed letter(s) of transmittal or facsimile(s) thereof, or an agent's message in connection with a book-entry transfer, and any other required documents. Accordingly, you may be paid at different times depending upon when the exchange agent actually receives certificates for Comptek shares or confirmations of book-entry transfers of those shares.

   By executing a letter of transmittal as set forth above, you irrevocably appoint our designees as your attorneys-in-fact and proxies, each with full power of substitution and resubstitution, to the full extent of your rights with respect to your Comptek shares tendered and accepted for exchange by us and with respect to any and all other Comptek shares and other securities issued or issuable in respect of the Comptek shares on or after August 23, 2000. That appointment is effective, and voting rights will be affected, when and only to the extent that we deposit with the exchange agent the shares of our common stock for Comptek shares that you have tendered. All such proxies shall be considered coupled with an interest in the tendered Comptek shares and therefore shall not be revocable. Upon the effectiveness of such appointment, all prior proxies that you have given will be revoked, and you may not give any subsequent proxies and, if given, they will not be deemed effective. Our designees will, with respect to the Comptek shares for which the appointment is effective, be empowered, among other things, to exercise all of your voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of Comptek's shareholders or otherwise. We reserve the right to require that, in order for Comptek shares to be deemed validly tendered, immediately upon our acceptance for exchange of those Comptek shares, we must be able to exercise full voting rights with respect to such Comptek shares.

   We will determine questions as to the validity, form, eligibility, including time of receipt, and acceptance for exchange of any tender of Comptek shares, in our sole discretion, and our determination shall be final and binding. We reserve the absolute right to reject any and all tenders of Comptek shares that we determine are not in proper form or the acceptance for exchange of or exchange for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the offer (other than the minimum tender condition) or any defect or irregularity in the tender of any Comptek shares. No tender of Comptek shares will be deemed to have been validly made until all defects and irregularities in tenders of Comptek shares have been cured or waived. Neither we, the exchange agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Comptek shares or will incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the offer, including the letter of transmittal and instructions thereto will be final and binding.

   The tender of Comptek shares pursuant to any of the procedures described above will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer.

Purpose of the Offer; the Merger; Appraisal Rights

   Purpose. We are making the offer in order to acquire control of, and ultimately the entire common equity interest in, Comptek. The offer is the first step in our acquisition of Comptek, and is intended to facilitate the acquisition of all Comptek shares. You will not have appraisal rights as a result of consummation of the offer. We intend, as soon as practicable after consummation of the offer, to cause Yavapai Acquisition Corp., a wholly owned subsidiary of Northrop Grumman, to merge with and into Comptek. The purpose of the merger is to acquire all Comptek shares not tendered and exchanged pursuant to the offer. At the effective time of the merger, each share of Comptek common stock, except for shares held by Comptek, us or any of our or Comptek's subsidiaries, will be converted into the right to receive the same number of Northrop Grumman shares per Comptek share as is paid in the offer, subject to appraisal rights that may be available under New York law.

   Approval of the Merger. Under Section 903 of the New York Business Corporation Law ("NYBCL"), for a company, such as Comptek, that was incorporated in New York State prior to February 23, 1998, the approval of the board of directors of the company and the affirmative vote of the holders of two-thirds of its outstanding shares are required to approve and adopt a merger and a merger agreement. We refer to this type of merger as a long form merger. The Comptek board of directors has previously approved the merger. Accordingly, if we complete the offer and the minimum tender condition is satisfied, we would have a sufficient number of Comptek shares to complete a long form merger.

   Possible Short-Form Merger. Section 905 of the NYBCL would permit the merger to occur without a vote of Comptek's shareholders if Northrop Grumman were to acquire at least 90% of the outstanding Comptek shares in the offer or otherwise, including as a result of purchases by Northrop Grumman during any subsequent offering period. We refer to this type of merger as a short form merger. If, however, Northrop Grumman does not acquire at least 90% of the then outstanding Comptek shares pursuant to the offer or otherwise, and a vote of Comptek's shareholders is required under the NYBCL, a longer period of time will be required to effect the merger. Northrop Grumman intends to effect the merger at the earliest practicable time, and if it obtains ownership of 90% of the outstanding Comptek shares in the offer, to effect the merger as a short form merger.

   Appraisal Rights. Comptek shareholders do not have appraisal rights in connection with the offer.

   If more than two-thirds but less than 90% of the outstanding Comptek shares are validly tendered and not properly withdrawn in the offer, we will effect a long-form merger as described above as permitted under Section 903 of the NYBCL. Comptek shareholders who have not exchanged their Comptek shares in the offer will not have appraisal rights in connection with a long form merger.

   However, if at least 90% of the outstanding Comptek shares are validly tendered and not properly withdrawn in the offer, we will effect a short form merger as described above as permitted under Section 905 of the NYBCL. Comptek shareholders at the time of a short form merger will have the right under
Section 910 of the NYBCL to dissent and demand appraisal of their Comptek shares. Shareholders dissenting under Section 910 of the NYBCL who comply with the applicable statutory procedures will be entitled to receive judicial determination of the fair value of their Comptek shares and to receive payment of such fair value in cash, together with a rate of interest, if any.

   Rule 13e-3 of the General Rules and Regulations under the Exchange Act, which we do not believe would apply to the merger if the merger occurred within one year of consummation of the offer, would require, among other things, that some financial information concerning Comptek, and some information relating to the fairness of the proposed transaction and the consideration offered to shareholders of Comptek therein, be filed with the SEC and disclosed to you prior to consummation of the merger.

   In addition, we reserve the right to acquire, following the consummation or termination of the offer, additional Comptek shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer, or otherwise, upon such terms and at such prices as we decide, which may be more or less favorable than those of the offer. We and our affiliates also reserve the right to dispose of any or all Comptek shares acquired by us pursuant to the offer or otherwise, upon such terms and at such prices as we shall determine.

   Upon consummation of the offer, we intend to take appropriate actions to optimize and rationalize the combined entities' assets, operations, management, personnel, general and administrative functions and corporate structure. Except as we have otherwise discussed elsewhere in this prospectus, we do not have any plans or proposals right now that would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, or sale of a material amount of assets, involving Comptek or any of its subsidiaries, or any material changes in Comptek's corporate structure or business, or any change in its management.

   Upon consummation of the offer, we may also elect or seek the election of nominees of our choice to Comptek's board of directors. Pursuant to the merger agreement, until the merger is completed Comptek's board of directors will always have at least two members who were Comptek directors prior to consummation of the offer. See "The Merger Agreement and the Tender Agreement-- The Merger Agreement--Comptek Board of Directors."

Conditions of the Offer

   The offer is subject to a number of conditions, which are described below:

 Minimum Tender Condition

   Prior to the expiration of the offer, there must be validly tendered and not withdrawn a number of Comptek shares which will constitute at least 66.67% of the total number of outstanding Comptek shares, assuming the exercise of all outstanding options, rights, and convertible securities and the issuance of all shares

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


that Comptek is obligated to issue, as of the date that we accept the Comptek shares pursuant to the offer. We call this the "minimum tender condition." Based on information supplied by Comptek, as of August 7, 2000, the number of shares needed to satisfy the minimum tender condition would have been 5,132,378.

 Antitrust Condition

   The waiting period, and any extension thereof, applicable to the offer and the merger under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended (the "HSR Act"), and any other applicable antitrust law must have expired or been terminated. We call this the "antitrust condition."

   Under the HSR Act, and the rules that have been promulgated thereunder, some acquisitions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and some waiting period requirements have been satisfied. The acquisition of Comptek shares pursuant to the offer is subject to the HSR Act. On June 20, 2000, we filed with the Antitrust Division and the Federal Trade Commission a Notification and Report Form under the HSR Act with respect to the offer. Under the applicable provisions of the HSR Act, the purchase of Comptek shares under the offer cannot be consummated until the expiration or early termination of a waiting period that began on June 20, 2000. The waiting period under the HSR Act expired on July 20, 2000. Private parties may also bring legal action under the antitrust laws under some circumstances. Northrop Grumman and Comptek conduct operations in a number of jurisdictions where other regulatory filings or approvals may be required or advisable in connection with the completion of the offer. See "--Other Conditions of the Offer."

   Comptek shareholders that will receive more than $15 million in Northrop Grumman shares may be required to make separate filings with the Federal Trade Commission and Antitrust Division under the HSR Act in conjunction with the receipt of shares of our common stock. If you must make such a filing, you will then be required to observe applicable waiting periods under the HSR Act before receiving shares of Northrop Grumman common stock. If you are obligated to make such a filing, we will deposit the shares of our common stock to be exchanged, pursuant to the rules, pending expiration or early termination of the waiting period.


 Registration Statement Effectiveness Condition

   The registration statement on Form S-4 of which this prospectus is a part must have become effective under the Securities Act and must not be the subject of any stop order or proceedings seeking a stop order. We call this the "registration statement effectiveness condition."

 New York Stock Exchange Listing Condition

   The shares of Northrop Grumman common stock issuable to Comptek shareholders in the offer and the merger must have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

 Other Conditions of the Offer

   The offer is also subject to the conditions that, prior to the expiration of the offer and at the time of acceptance for exchange of Comptek shares pursuant to the offer:

  . there shall not have been instituted or pending any action or proceeding by any governmental entity,

    . challenging or seeking to make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the making of the offer, the acceptance for exchange of, or the exchange or delivery of, the Northrop Grumman shares for some or all the Comptek shares by us or the consummation by us of the merger, or seeking to obtain material damages or otherwise directly

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


       or indirectly relating to the transactions contemplated by the tender agreement, the merger agreement, the offer or the merger;

    . seeking to restrain or prohibit the ownership or operation by Northrop Grumman, Yavapai Acquisition Corp. or any of their subsidiaries or affiliates of all or any portion of the business or assets of Comptek and its subsidiaries, taken as a whole, or of Northrop Grumman and its subsidiaries, taken as a whole, or to compel Northrop Grumman or any of its subsidiaries or affiliates to dispose of or hold separate all or any portion of the business or assets of Comptek and its subsidiaries, taken as a whole, or of Northrop Grumman and its subsidiaries, taken as a whole;

    . seeking to impose limitations on the ability of Northrop Grumman or any of its subsidiaries or affiliates effectively to exercise full rights of ownership of the Comptek shares, including, without limitation, the right to vote any Comptek shares acquired or owned by Northrop Grumman or any of its subsidiaries or affiliates on all matters properly presented to Comptek's shareholders; or

    . seeking to require divestiture by Northrop Grumman or any of its subsidiaries or affiliates of any Comptek shares;

  . there shall not be any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the merger agreement, the tender agreement, the offer or the merger, by any governmental entity that, in the judgment of Northrop Grumman, is reasonably likely, directly or indirectly, to result in any of the consequences referred to in the immediately preceding paragraph;

  . Comptek's representations and warranties in the merger agreement that are qualified as to materiality shall be true and correct, and its representations and warranties that are not qualified as to materiality shall be true and correct in all material respects, in each case as of the date of the agreement and as of the expiration of the offer, including any extension thereof (except to the extent expressly made as of an earlier date, in which case as of such date);

  . Comptek shall not have breached in any material respect any of its covenants set forth in the merger agreement; provided, however, that Comptek shall not be deemed in material breach of its obligations under the merger agreement if any such breach is cured within 10 business days after receipt by Comptek of written notice of such breach from Northrop Grumman, if such cure can be accomplished before the offer expires without any extension thereof;

  . there shall not have been a Company Material Adverse Effect. For purposes of the merger agreement "Company Material Adverse Effect" means, subject to certain exceptions, any change in or effect on the business of Comptek or its subsidiaries that, individually or in the aggregate (taking into account all other such changes or effects), is, or is reasonably likely to be, materially adverse to the business, assets, liabilities, financial condition or results of operations of Comptek and its subsidiaries, taken as a whole;

  . the merger agreement has not been terminated in accordance with its terms;

  .  the board of directors of Comptek, or any committee thereof, has not

    . withdrawn or materially modified or amended in a manner adverse to Northrop Grumman or Yavapai Acquisition Corp. its approval or recommendation of the offer, the merger, the merger agreement and

    . recommended to the shareholders of Comptek any Company Superior Proposal (as defined in the merger agreement) or resolved to do so or publicly announced an intention to do so;

  . Comptek has not entered into, or publicly announced its intention to enter into, an agreement or agreement in principle, other than a customary confidentiality agreement, with respect to any Company Superior Proposal (as defined in the merger agreement);

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

  . no person or group, as defined in Exchange Act Section 13(d)(3), other than Northrop Grumman or any of its subsidiaries, has become the beneficial owner, as defined in Exchange Act Rule 13d-3, of 20% or more of the outstanding shares of common stock of Comptek or acquired, directly or indirectly, 20% or more of the assets of Comptek and its subsidiaries; and

  . Comptek shall not have failed to satisfy any of the specifically enumerated conditions to the consummation of the offer.

   The conditions of the offer described above are solely for our benefit and we may waive these conditions in whole or in part, other than the minimum tender condition, the antitrust condition and the registration statement effectiveness condition. The determination as to whether any condition has been satisfied shall be in our good faith judgment and will be final and binding on all parties. If we assert the failure of a condition following acceptance for exchange of Comptek shares but prior to exchange of those shares, we will either promptly exchange those Comptek shares or return them to the tendering shareholders. Once we waive any condition to the offer, we cannot reassert that condition.

Regulatory Approvals

   Northrop Grumman and Comptek have agreed pursuant to the merger agreement to use all reasonable efforts to take whatever actions are required to obtain necessary regulatory approvals with respect to the offer and the merger. Other than clearance under the antitrust laws applicable to the offer and the merger which are described above under "--Conditions of the Offer--Antitrust Condition," the SEC declaring the effectiveness of the registration statement of which this prospectus is a part and the filing of a certificate of merger under the Delaware General Corporation Law and the New York Business Corporation Law with respect to the merger, we do not believe that any additional material governmental filings are required with respect to the offer and the merger.

Certain Effects of the Offer

 Reduced Liquidity; Possible Delisting

   The tender of Comptek shares pursuant to the offer will reduce the number of holders of Comptek shares and the number of Comptek shares that might otherwise trade publicly and will probably adversely affect the liquidity of the remaining Comptek shares held by the public. Comptek shares are listed and principally traded on the AMEX. Depending on the number of Comptek shares acquired pursuant to the offer, following consummation of the offer, Comptek shares may no longer meet the requirements of the AMEX for continued listing. For example, under the published guidelines of the AMEX, the AMEX could delist the outstanding Comptek shares if, among other things,

  . the number of publicly held Comptek shares, exclusive of holdings of officers, directors and members of their immediate families, controlling shareholders and other concentrated holdings, should fall below 200,000;

  . the total number of public shareholders of Comptek shares should fall below 300; or

  . the aggregate market value of publicly held Comptek shares should fall below $1 million.

   According to Comptek, there were, as of August 7, 2000, 6,290,153 shares of Comptek common stock outstanding held by approximately 900 holders of record.

   If the AMEX were to delist the Comptek shares, after the exchange of shares in the offer but prior to the merger, the market for Comptek shares could be adversely affected. It is possible that Comptek shares would be traded on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges, or through the National Association of Securities Dealers, Inc., Automated Quotations System (which we refer to as "NASDAQ") or by other sources. The extent of the public market for the Comptek shares and the availability of such quotations would, however, depend upon the number of holders and/or the aggregate market value of the Comptek shares remaining at such time, the interest in maintaining a market in the Comptek shares on the part of securities firms, the possible termination of registration of Comptek shares under the Exchange Act, as described below, and other factors.

 Status as "Margin Securities"

   The Comptek shares are presently "margin securities" under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of Comptek shares. Depending on the factors similar to those described above with respect to listing and market quotations, following consummations of the offer, the Comptek shares may no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations, in which event the Comptek shares would be ineligible as collateral for margin loans made by brokers. For a description of the treatment of Comptek shares in the merger, you should refer to "--Purpose of the Offer; the Merger; Appraisal Rights."

 Registration Under the Exchange Act

   Comptek shares are currently registered under the Exchange Act. Comptek can terminate that registration upon application to the SEC if the outstanding shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of Comptek shares. Termination of registration of the Comptek shares under the Exchange Act would reduce the information that Comptek must furnish to its shareholders and to the SEC and would make some provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with shareholders meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to shareholders, no longer applicable with respect to Comptek shares. Furthermore, the ability of "affiliates" of Comptek and persons holding "restricted securities" of Comptek to dispose of such securities pursuant to Rule 144 under the Securities Act may be impaired or eliminated. If registration of the shares under the Exchange Act were terminated, they would no longer be eligible for AMEX listing or for continued inclusion on the Federal Reserve Board's list of "margin securities."

Source and Amount of Funds

   We will pay cash instead of issuing fractional shares of Northrop Grumman common stock. Cash for fractional shares will come from our general corporate funds.

Relationships with Comptek Research, Inc.

   Except as set forth in this prospectus, neither we nor, to the best of our knowledge, any of our directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Comptek, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as described in this prospectus, there have been no contacts, negotiations or transactions within the last two years, between us or, to the best of our knowledge, any of our directors, executive officers or other affiliates on the one hand, and Comptek or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Except as set forth in this prospectus, neither we, nor, to the best of our knowledge, any of our directors, executive officers or other affiliates has within the last two years had any transaction with Comptek or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the offer.

   During the last two years there have been a number of commercial transactions between Northrop Grumman and Comptek in the ordinary course of their respective businesses. Virtually all of these transactions

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

were between Northrop Grumman and Comptek Amherst Systems, Inc., Comptek PRB and Comptek Federal Systems, Inc., each of which is either a wholly owned subsidiary or business unit of Comptek. These transactions primarily involved the purchase by Northrop Grumman from these companies or business units of software and hardware design, maintenance, systems engineering and technical assistance services. During each of the last two years, Northrop Grumman and Comptek entered into between approximately 20 and 40 separate purchase orders for the provision of services. The aggregate amount of these services totaled less than $10 million in revenues for both Northrop Grumman and Comptek for each of these years and represented less than 5% of Comptek's total consolidated revenues for each of its last two fiscal years.

Accounting Treatment

   The acquisition of Comptek by Northrop Grumman would be accounted for under the purchase method of accounting under U.S. generally accepted accounting principles, which means that Comptek's results of operations will be included with ours from the closing date and its consolidated assets and liabilities will be recorded at their fair values at the same date.

Fees and Expenses

   Northrop Grumman has retained Salomon Smith Barney Inc. to act as the dealer manager in connection with the offer and to provide financial advisory services to Northrop Grumman in connection with the offer and the merger. Salomon Smith Barney will receive customary compensation for these services and will be reimbursed for out-of-pocket expenses, including reasonable expenses of counsel and other advisors. We have agreed to indemnify Salomon Smith Barney and related persons against liabilities and expenses in connection with its services as the dealer manager and financial advisor, including liabilities and expenses under the U.S. federal securities laws. From time to time, Salomon Smith Barney and its affiliates may actively trade the debt and equity securities of Comptek for their own account or for the accounts of customers and, accordingly, may hold a long or short position in such securities.

   We have retained Georgeson Shareholder Communications Inc. as information agent in connection with the offer. The information agent may contact holders of Comptek shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee shareholders to forward material relating to the offer to beneficial owners of Comptek shares. We will pay the information agent reasonable and customary compensation for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. We have agreed to indemnify the information agent against liabilities and expenses in connection with the offer, including liabilities under the U.S. federal securities laws.

   In addition, we have retained First Chicago Trust Company of New York as the exchange agent. We will pay the exchange agent reasonable and customary compensation for its services in connection with the offer, will reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent against liabilities and expenses in connection with the offer, including liabilities under the U.S. federal securities laws.

   Except as set forth above, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Comptek shares pursuant to the offer. We will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

   CIBC World Markets has acted as Comptek's exclusive financial advisor in connection with the offer and the merger. Details concerning the arrangements between Comptek and CIBC World Markets are disclosed in Comptek's
Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to shareholders of Comptek with this prospectus.

Stock Exchange Listings

   Our common stock is listed on the NYSE and the PCX. We will make an application as necessary to list on the NYSE and the PCX the common stock that we will issue pursuant to the offer and the merger.

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

                 THE MERGER AGREEMENT AND THE TENDER AGREEMENT

   The following description summarizes the material provisions of the merger agreement and the tender agreement. This summary does not purport to describe all of the terms of the merger agreement or the tender agreement and is qualified in its entirety by reference to the complete text of the merger agreement and the tender agreement, copies of which are attached as Annexes B and C, respectively, to this prospectus and incorporated herein by reference.

The Merger Agreement

   June 12, 2000, Northrop Grumman, Comptek, and Yavapai Acquisition Corp., Northrop Grumman's wholly owned merger subsidiary, entered into a merger agreement, under the terms of which, among other things, Yavapai Acquisition Corp. will, subject to a number of conditions, (1) make an offer to exchange shares of common stock of Northrop Grumman for all of the issued and outstanding shares of common stock of Comptek, and (2) merge with and into Comptek, with Comptek continuing as the surviving corporation and as a wholly owned subsidiary of Northrop Grumman.

   On August 7, 2000, Northrop Grumman, Yavapai Acquisition Corp. and Comptek signed an amendment to the merger agreement. The amendment to the merger agreement is filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated herein by reference.

  The Offer

   Unless the merger agreement is terminated in accordance with its terms, and upon the terms and subject to the conditions to the offer described in the merger agreement and Annex I thereto, the merger agreement requires Yavapai Acquisition Corp. to make a tender offer for all of the issued and outstanding shares of Comptek common stock, and to accept for exchange all shares validly tendered and not withdrawn pursuant to the offer. Each share of Comptek common stock that we accept is exchangeable for that number of shares of Northrop Grumman common stock determined in the manner described under "The Offer--Basic Terms."

   The offer is subject to those conditions described in Annex I of the merger agreement, which is summarized in "The Offer--Conditions to the Offer" section above.


  Timing of the Offer; Extension; Termination and Amendment

   The offer will initially be open for a period of 20 business days, but may be extended for additional periods of not more than 15 business days in accordance with the terms of the merger agreement. A more detailed summary of when the offer may be extended and the terms of any such extension is provided in "The Offer--Extension, Termination, Amendment" section above.

  The Merger

   If we have accepted for exchange at least 66.67% of the total number of outstanding shares of Comptek common stock, assuming the exercise of all outstanding options, rights and convertible securities and the issuance of all shares that Comptek is obligated to issue, then subject to the terms of the merger agreement, the merger of Yavapai Acquisition Corp. and Comptek will occur. The merger agreement provides that, at the effective time of the merger:

  . Yavapai Acquisition Corp. will be merged with and into Comptek, and, as a result of the merger, the separate corporate existence of Yavapai Acquisition Corp. will cease and Comptek will continue as the surviving corporation of the merger and a wholly owned subsidiary of Northrop Grumman;

  . each share of Comptek common stock issued and outstanding immediately before the effective time of the merger will be converted into the right to receive that number of shares of Northrop Grumman common stock, or cash equivalent for fractional shares, equal to the exchange ratio identified above;

  . any share of Comptek common stock owned by Northrop Grumman, held by Comptek as treasury stock, or owned by any of their respective subsidiaries will be automatically canceled, and will not be exchanged for any shares of Northrop common stock or other consideration;

  . each outstanding and unexercised option to purchase shares of Comptek common stock will be assumed by Northrop Grumman and converted into an option to purchase shares of Northrop Grumman common stock on economically equivalent terms and conditions. Commencing ten business days before the consummation of the offer, each Comptek stock option will be vested and exercisable in full. The number of shares of Northrop Grumman common stock, rounded to the nearest share, that the converted options will be exercisable for, and the exercise price of the option, will be adjusted to reflect the exchange ratio; and

  . each issued and outstanding share of capital stock of Yavapai Acquisition Corp. shall be converted into one fully paid and nonassessable share of common stock of Comptek as the surviving corporation.

   In addition, the merger agreement also provides for an adjustment of the exchange ratio if, between the date of the merger agreement and the effective time of the merger, the number of outstanding shares of Northrop Grumman common stock or Comptek common stock changes because of a reclassification, recapitalization, split-up, combination or exchange of shares, or stock dividend with a record date within such period, or the number of shares of Comptek common stock on a fully diluted basis exceeds the number disclosed by Comptek in its disclosure schedule to the merger agreement.

  Effective Time of the Merger

   Unless the merger agreement is terminated in accordance with its terms, the closing of the merger will take place as soon as practicable, but not later than three business days, after the satisfaction or waiver of the conditions of the merger. As soon as practicable after the satisfaction or waiver of the conditions to the merger, Yavapai Acquisition Corp. will file a certificate of merger with the Delaware Secretary of State in accordance with the relevant provisions of the Delaware General Corporation Law; Comptek will file a certificate of merger with the New York Secretary of State in accordance with the relevant provisions of the New York Business Corporation Law; and each shall make all other required filings or recordings. The merger will become effective when the certificates of merger are filed by Yavapai Acquisition Corp. and Comptek, or at such later time as Northrop Grumman and Comptek agree and specify in the certificates of merger.

  Additional Effects of the Merger

   At the effective time of the merger, all of the property, rights, privileges, powers and franchises of Yavapai Acquisition Corp. and Comptek will vest in Comptek as the surviving corporation, and all of the debts, liabilities and duties of Yavapai Acquisition Corp. and Comptek will become the debts, liabilities and duties of Comptek as the surviving corporation.

   In addition, the merger agreement provides that the certificate of incorporation and bylaws of Comptek, as in effect immediately before the merger, will be amended and restated at the effective time of the merger to read substantially the same as the certificate of incorporation and bylaws of Yavapai Acquisition Corp., except that the certificate of incorporation shall bear the name "Comptek Research, Inc."

   The officers and directors of Yavapai Acquisition Corp. immediately before the effective time of the merger will serve as the officers and directors of Comptek from and after the effective time of the merger until their successors are elected or appointed or until their resignation or removal.

  Exchange of Certificates in the Merger

   Before the closing of the merger, Northrop Grumman will appoint an exchange agent to handle the exchange of Comptek stock certificates for stock of Northrop Grumman and the payment of cash for fractional

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


shares. Soon after the closing of the merger, the exchange agent will send a letter of transmittal, which is to be used to exchange Comptek stock certificates for stock of Northrop Grumman, to each former Comptek shareholder. The letter of transmittal will contain instructions explaining the procedure for surrendering Comptek stock certificates in exchange for Northrop Grumman stock certificates or cash in lieu of fractional shares.

   Comptek shareholders who surrender their stock certificates, together with a properly completed letter of transmittal, will receive shares of Northrop Grumman common stock, or cash in lieu of fractional shares, into which their shares of Comptek common stock were converted in the merger. No fractional shares of Northrop Grumman common stock will be issued in the merger, and an outstanding fractional share interest will not entitle the holder thereof to vote, to receive dividends, or to any other rights of a stockholder in Northrop Grumman or Comptek as the surviving corporation. Instead, the exchange agent will pay each of the shareholders who would otherwise have been entitled to a fractional share of Northrop Grumman stock an amount in cash determined by multiplying the fractional share interest by the Northrop Grumman average closing price, or $74.00 if Northrop Grumman has elected to issue additional shares of Northrop Grumman common stock equal to the make whole amount.

   After the merger, each certificate that previously represented shares of Comptek stock will represent only the right to receive the shares of Northrop common stock (or cash in lieu of fractional shares) into which those shares of Comptek common stock have been converted.

   Northrop Grumman will not pay dividends to holders of any Comptek stock certificates until the Comptek stock certificates are surrendered to the exchange agent. However, once the Comptek certificates are surrendered, Northrop Grumman will pay to the holder, without interest, any dividends that have been declared after the effective date of the merger on the Northrop Grumman shares into which those Comptek shares have been converted. The exchange agent will cease to act six months after the effective time of the merger, and any holders of Comptek stock certificates who have not yet complied with the exchange procedures may thereafter apply only to Northrop Grumman for the Northrop Grumman common stock, or the cash equivalent in lieu of fractional shares to which they are entitled, subject to any abandoned property, escheat or similar laws that may be applicable.

   After the effective time of the merger, Comptek will not register any transfers of the shares of Comptek common stock.

  Comptek Board of Directors

   The Comptek board of directors has determined that the merger agreement is advisable and fair to and in the best interest of Comptek's shareholders. The Comptek board of directors has approved the merger agreement, consented to the offer, and resolved to recommend that Comptek's shareholders accept the offer and approve and adopt the merger agreement.

   Upon Yavapai Acquisition Corp.'s acceptance of two-thirds of the shares of outstanding Comptek common stock, Northrop Grumman is entitled to designate the number of directors, rounded up to the next whole number, on Comptek's board of directors that equals the product of the total number of directors on the board and the percentage of the total number of Comptek shares outstanding that are then owned by Northrop Grumman and Yavapai Acquisition Corp. However, until the merger is effective, Comptek's board of directors must always have at least two members who were directors of Comptek before the offer.

   Notwithstanding anything in the merger agreement to the contrary, in the event that Northrop Grumman's designees are elected to Comptek's board of directors prior to the time the merger is effective, the affirmative vote of the two remaining Comptek directors will be required for Comptek to:

  . amend or terminate the merger agreement or agree or consent to any amendment or termination of the merger agreement;

  . waive any of Comptek's rights, benefits or remedies under the merger agreement;

  . extend the time for performance of Northrop Grumman's and Yavapai Acquisition Corp.'s respective obligations under the merger agreement; or

  . approve any other action by Comptek which is reasonably likely to adversely affect the interests of the shareholders of Comptek, other than Northrop Grumman, Yavapai Acquisition Corp. and their affiliates (other than Comptek and Comptek's affiliates), with respect to the transactions contemplated by the merger agreement.

   At the effective time of the merger, the directors of Yavapai Acquisition Corp. immediately before the effective time of the merger shall replace all of the directors of Comptek and shall serve as the directors of Comptek from and after the effective time until their successors are elected or appointed or until their resignation or removal.

  Representations and Warranties

   The merger agreement contains customary representations of Comptek and Northrop Grumman, including its wholly-owned merger subsidiary, Yavapai Acquisition Corp., relating to, among other things:

  . corporate existence, qualification to conduct business, and similar corporate matters;

  .  with respect to Comptek only, ownership of subsidiaries;

  .  capital structure;

  . corporate authority to enter into, and carry out the obligations under, the merger agreement and the enforceability of the merger agreement;

  . absence of a conflict with or violation of the certificate of incorporation, by-laws, or laws, or, with respect to Comptek only, any material agreement, as a result of the transactions contemplated by the merger agreement;

  . required filings and consents, approvals, authorizations and permits of governmental authorities relating to the merger agreement and related matters;

  .  possession of permits and compliance with applicable laws;

  . documents filed with the SEC and stock exchanges and the accuracy of information contained in those documents;

  .  financial statements and the absence of undisclosed liabilities;

  . the accuracy of information supplied in connection with this proxy statement-prospectus and the registration statement of which it is a part;

  .  absence of material changes or events;

  . with respect to Comptek only, matters relating to the Employee Retirement Income Security Act of 1974, employee benefits, employment agreements, and consultants;

  . with respect to Comptek only, contracts, litigation, environmental matters, intellectual property matters, insurance, title to properties, and affiliates;

  .  filing of tax returns and payment of taxes;

  .  with respect to Comptek only, the opinion of its financial advisor;

  . engagement and payment of fees to brokers, finders, or investment bankers;

  . with respect to Comptek only, absence of improper business practices, pending claims or investigations, and business activity restrictions;

  . with respect to Comptek only, inapplicability of state takeover statutes and absence of dissenters' rights in connection with the offer;

  . with respect to Comptek only, shareholder votes required for approval of the merger; and

  . with respect to Northrop Grumman only, authority to issue shares of its common stock in connection with the merger and lack of any ownership by Northrop Grumman or Yavapai Acquisition Corp. of any capital stock of Comptek.

   In addition, the parties have also represented to one another that they are unaware of any circumstance or event that would prevent the merger from being treated as a tax-free reorganization pursuant to Section 368(a) of the Internal Revenue Code.

   The representations and warranties contained in the merger agreement do not survive the effective time of the merger.

  Covenants

   Comptek and Northrop Grumman have undertaken specific covenants in the merger agreement concerning the conduct of their respective businesses between the date of the merger agreement and the effective time of the merger. The following summarizes some of the more significant of these covenants:

   Conduct of Business Pending Closing. Comptek has agreed that in order to preserve substantially intact the business organization, unless Northrop Grumman otherwise agrees in writing, Comptek and its subsidiaries will

  . conduct their businesses only in, and not take any action except in, the ordinary course of business consistent with past practice;

  . use all reasonable efforts to keep available the services of current officers, significant employees and consultants; and

  . preserve current, significant business relationships with corporate partners, customers, suppliers and other persons. Without limiting the generality of this covenant, except as otherwise provided by the merger agreement, Comptek has agreed that neither Comptek nor its subsidiaries will do any of the following without the prior written consent of Northrop Grumman:

    .  amend its certificate of incorporation or bylaws;

    . authorize, issue, or encumber any shares of capital stock of Comptek or any of its subsidiaries other than pursuant to (1) the exercise of stock options outstanding as of the date of the merger agreement, or (2) Comptek's employee stock purchase plan in the ordinary course of business consistent with past practice, provided that Comptek shall take all necessary action to suspend offering of such shares as of July 1, 2000;

    . sell, pledge, dispose of, grant, transfer, lease, license, guarantee, or encumber any material property or assets of Comptek or any of its subsidiaries except transactions pursuant to existing contracts or in the ordinary course of business consistent with past practice;

    . (1) acquire any interest in another entity, other than the purchase of assets in the ordinary course of business consistent with past practice; (2) incur any indebtedness; (3) terminate, cancel, or request or agree to any material change in any material contract or license agreement; (4) make or authorize capital expenditures totaling, in the aggregate, in excess of $500,000; or (5) enter into or amend any contract, agreement, commitment, or arrangement that if fully performed would not be permitted by the foregoing restrictions;

    . declare, make or pay any dividends with respect to any of its capital stock;

    . reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire any of its capital stock;

    . amend or change the period of exercisability of, or authorize cash payments in exchange for, options granted under the Comptek stock plans;

    . amend the terms of, repurchase, redeem or otherwise acquire any securities of Comptek or any of its subsidiaries;

    . increase the compensation payable to its directors, officers, consultants, or employees; grant any rights to severance or termination pay; or enter into any new employment or severance agreement that provides benefits upon a change in control that would be triggered by the merger;

    . pay, discharge, or satisfy any claims, liabilities or obligations other than in the ordinary course of business and consistent with past practice or as disclosed in the financial records or on the disclosure schedule provided in connection with the merger agreement;

    . except as required by any governmental entity, make any material change with respect to its accounting practices;

    . make any material tax election or settle or compromise any material tax liability; or

    . authorize or enter into any agreement or make any commitment to do any of the foregoing; or take any action which would make any of the representations or warranties of Comptek untrue or incorrect or prevent Comptek from performing its covenants.

   No Solicitation of Transactions. Comptek has agreed that it will not, nor will it authorize or permit any of its subsidiaries, officers, directors, employees, accountants, consultants, legal counsel, agents, or other representatives to, directly or indirectly:

  . solicit, initiate or encourage, including by way of furnishing nonpublic information, any inquiries or the making of any proposal or offer, including, without limitation, any proposal or offer to its shareholders, that constitutes, or may reasonably be expected to lead to, any "company competing transaction" as defined below; or

  . enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain a company competing transaction, or agree to endorse any company competing transaction; or

  . authorize or permit any of Comptek's representatives or any Comptek subsidiary, or any representative retained by any Comptek subsidiary, to take any such action;

   provided, however, that if

  . a person submits an unsolicited, bona fide written proposal regarding a company competing transaction; and

  . the Comptek board of directors determines that such proposal is a "company superior proposal" as defined below;

then the Comptek board of directors may provide information under a confidentiality agreement to the person making the company superior proposal and participate in negotiations and discussions regarding the company superior proposal. Additionally, in response to a company superior proposal which was not solicited by Comptek and which did not otherwise result from a breach of the provisions of the merger agreement described above, Comptek may terminate the merger agreement.

   Comptek has agreed to notify Northrop Grumman promptly of any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a company competing transaction, such notice to include the identity of the person making such proposal, offer, inquiry or contact, and other terms of such company competing transaction. Comptek must immediately cease all existing discussions or negotiations with any parties with respect to any company competing transaction. Comptek will not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

   No provision of the merger agreement prohibits the Comptek board from taking and disclosing to Comptek's shareholders a position with respect to a tender offer made pursuant to Rules 14d-9 and 14e-2 of the Exchange Act.

   The merger agreement provides that:

  .  the term "company competing transaction" means any

    . merger, consolidation, share exchange, business combination or similar transaction;

    . any sale, lease, exchange, transfer or other disposition of 20% or more of the assets of Comptek or Comptek's subsidiaries, taken as a whole, in a single transaction or series of transactions;

    . any tender offer or exchange offer for 20% or more of the outstanding voting securities of Comptek or the filing of a registration statement under the Securities Act in connection therewith;

    . any Person having acquired "beneficial ownership," as that term is defined under Section 13(d) of the Exchange Act, or the right to acquire beneficial ownership of, or any "group," as that term is defined under Section 13(d) of the Exchange Act, having been formed which beneficially owns or has the right to acquire beneficial ownership of, 33% or more of the outstanding voting securities of Comptek;

    .  any solicitation by Comptek in opposition to the offer; or

    . any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

  . the term "company superior proposal" means a company competing transaction as to which

    . the Comptek board of directors determines in good faith, after considering applicable law, and after consulting with independent outside counsel, requires Comptek to provide information, pursuant to a confidentiality agreement at least as restrictive as Comptek's confidentiality agreement with Northrop Grumman, to another person in connection with, and negotiate, another unsolicited, bona fide written proposal regarding a company competing transaction in order for the Comptek board of directors to comply with its fiduciary duties to Comptek's shareholders under applicable law;

    . if any cash consideration is involved, shall not be subject to any financing contingency, and with respect to which Comptek's board of directors shall have determined in the proper exercise of its fiduciary duties to Comptek's shareholders that the acquiring party is reasonably capable of completing the company competing transaction on the terms proposed; and

    . Comptek's board of directors shall have determined in good faith, after consulting with Comptek's independent financial advisors of nationally recognized reputation, that the company competing transaction provides greater value, in the aggregate, to the shareholders of Comptek than the merger.

   Further Action, Consents, and Filings. Each party has agreed to use its reasonable efforts to take all actions and do all things advisable or necessary under the merger agreement and applicable laws to make effective the offer and merger. In addition, each party has agreed that it will not take any action which would make any of its representations or warranties untrue or incorrect, prevent it from performing its covenants or result in any of the conditions of the offer or merger not being satisfied. Northrop Grumman has agreed that it will not request that the registration statement be declared effective by the SEC until after the day on which the waiting period under the HSR Act and any other applicable antitrust laws expires or terminates.

   Employee Retention. Comptek and its subsidiaries have agreed to use their best efforts to cause particular key employees and executives to agree upon employment arrangements satisfactory to Northrop Grumman and to remain employed by the surviving corporation during the post-closing transition period to assist Northrop Grumman in integrating the surviving corporation with Northrop Grumman.

   Tax-Free Treatment. Each party has agreed to cooperate with the other and use its reasonable best efforts to cause the offer and merger to qualify and to refrain without the prior written consent of the other from knowingly taking any action or actions that could reasonably be expected to prevent the offer and merger from qualifying, as a tax-free reorganization under the provisions of Section 368 of the Internal Revenue Code. If the offer and merger fail to qualify as a tax-free reorganization, the parties will negotiate in good faith to restructure the offer and merger so that it can qualify as a tax-free transaction.

  Other Agreements

   Post-Effective Amendment to the Registration Statement. If Yavapai Acquisition Corp. acquires at least 90% of the outstanding shares of Comptek's common stock in the offer, the parties will take all necessary actions to cause the merger to become effective, as soon as practicable after the expiration of the offer, without a meeting of Comptek's shareholders.

   If approval of Comptek's shareholders is required by applicable law to consummate the merger, the parties agree that:

  . they will file with the SEC a proxy statement and post-effective amendment to the registration statement for the offer and sale of Northrop Grumman common stock;

  . they will furnish such information as the other party may reasonably request in connection with preparing the registration statement, the post-effective amendment, and the proxy statement;

  . they will use all reasonable efforts to have the post-effective amendment declared effective as promptly as practicable;

  . Northrop Grumman will take all action, other than qualifying to do business in a jurisdiction in which it is not now qualified or filing a general consent to service of process, required under applicable laws in connection with the issuance of Northrop Grumman common stock in the offer and merger;

  . prior to or as soon as practicable after the post-effective amendment becomes effective, Comptek will establish a record date for, call, give notice of, convene and hold a special meeting of its shareholders for the purpose of considering and taking action on the merger agreement and the merger;

  . Comptek's board of directors will submit the merger agreement and the merger for approval by Comptek's shareholders whether or not the board has determined that the merger agreement and merger are no longer advisable;

  . unless Comptek's board of directors has withdrawn its recommendation of the merger agreement and the merger in accordance with the terms of the merger agreement, Comptek will use its reasonable best efforts to solicit proxies from its shareholders in favor of the merger agreement and merger, and will take all other actions necessary or advisable to secure the vote or consent of the shareholders to effect the merger;

  . Comptek's proxy statement will include (1) the board of directors' approval of the merger and recommendation that the shareholders vote in favor of the merger agreement and merger and (2) the opinion of Comptek's financial advisor; and

  . none of the information supplied by either party for inclusion in the documents filed with the SEC or the proxy shall contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements not misleading.

   Directors' and Officers' Indemnification and Insurance. Northrop Grumman is obligated, for six years after the merger, to maintain in effect directors' and officers' liability insurance reasonably comparable to Comptek's current directors' and officers' liability insurance covering acts or omissions occurring prior to the effective time of the merger. In addition, Northrop Grumman is obligated, to the fullest extent that Comptek would have been permitted under New York law and its charter documents, to indemnify and hold harmless the present and former directors and officers of Comptek and its subsidiaries with respect to acts or omissions by them in their capacities as such officers or directors at any time on or before the effective time of the merger. Northrop Grumman will also cause the surviving corporation to maintain in its certificate of incorporation or by-laws for a period of six years the current provisions of Comptek's certificate of incorporation or by-laws regarding indemnification of officers, directors, employees and agents.

   Employee Benefit Matters. Northrop Grumman has agreed that, following the merger, it will:

  . provide Comptek employees who remain employed after the effective time of the merger with industry competitive benefits, excluding company stock plans, for similarly situated employees at comparable companies, and for one year following the effective time of the merger, provide employee benefits that are comparable, in the aggregate for each employee, to the benefits maintained for such employee by Comptek and its subsidiaries immediately before the closing;

  . with certain exceptions, treat the service and compensation of Comptek employees who remain employed after the effective time of the merger as service rendered to, and compensation paid by, Northrop Grumman;

  . comply with the terms of individual employment, termination, severance, change in control, post-employment, and other compensation agreements; and

  . with some exceptions, continue the Comptek benefit plans until Comptek employees are permitted to participate in Northrop Grumman's plans.

  Conditions to the Merger

   Each party's obligation to effect the merger is subject to the satisfaction or waiver of various conditions, which include the following:

  . if required by applicable law, holders of shares of Comptek common stock representing a majority of all the votes entitled to be cast at the Comptek special meeting shall have voted to approve the merger agreement and the merger;

  . Yavapai Acquisition Corp. having accepted and exchanged all of the shares of Comptek common stock validly tendered, unless the failure to consummate the offer is the result of a willful and material breach of the merger agreement by the party asserting such condition;

  . no judgment, order, decree, statute, law, ordinance, rule or regulation having been entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction, or other legal restraint or prohibition being in effect, which prevents or prohibits consummation of the merger; and

  . the registration statement or post-effective amendment having become effective and not subject to any stop order.

The above conditions are in addition to the conditions to the offer set forth in Annex I to the merger agreement and summarized in "The Offer--Conditions of the Offer" section above.

  Termination

   The merger agreement may be terminated at any time before completion of the merger, whether before or after any necessary shareholder approvals have been obtained:

  .  by mutual written consent of Northrop Grumman and Comptek;

  . by Northrop Grumman or Comptek, if the offer has expired or been terminated in accordance with the terms of the merger agreement without any shares of Comptek common stock being accepted for exchange pursuant to the offer, provided that Northrop Grumman and Yavapai Acquisition Corp. cannot terminate the agreement if the offer is terminated or expires without shares being exchanged in violation of the merger agreement;

  . by Northrop Grumman or Comptek, if the offer is not consummated on or before October 30, 2000, unless the failure is the result of a willful and material breach of the merger agreement by the party seeking to terminate;

  . by Northrop Grumman or Comptek, if the merger is not consummated because any of the conditions to the merger is incapable of being satisfied; or

  . by Northrop Grumman or Comptek, if any statute, rule, regulation, injunction or decree preventing the merger shall be in effect and has become final and nonappealable;

  .  by Northrop Grumman, upon the occurrence of any of the following events:

    (1) Comptek receives a company competing transaction, and at any time prior to, or within one year after the termination of the merger agreement, unless the merger agreement is terminated pursuant to specific clauses in the merger agreement, Comptek shall enter into, or publicly announces its intention to enter into, an agreement or an agreement in principle, other than a confidentiality agreement permitted by the merger agreement, with respect to any company competing transaction;

    (2) any person or group, other than Northrop Grumman or any of its subsidiaries, becomes the beneficial owner of at least 20% of the outstanding shares of Comptek or acquires, directly or indirectly, at least 20% of the assets of Comptek and its subsidiaries;

    (3) if Comptek has intentionally breached or willfully failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, provided such breach or failure to perform gives rise to the failure of specified conditions of the offer set forth in Annex I of the merger agreement; or

    (4) if, other than pursuant to the last paragraph of Annex I of the merger agreement, Comptek's board of directors or any of its committees recommends to the shareholders of Comptek any company competing transaction, or resolves to or publicly announces its intention to do so.

  . by Comptek, if its board of directors has recommended a company superior proposal, provided that Comptek complies with the requirements of the merger agreement.

  Termination Fees

   Comptek must pay Northrop Grumman liquidated damages of $4.0 million after the termination of the merger agreement if:

  . Comptek receives a company competing transaction, and at any time prior to or within one year after the termination of the merger agreement, unless the merger agreement is terminated pursuant to specific clauses in the merger agreement, Comptek shall enter into, or publicly announces its intention to enter into, an agreement or an agreement in principle, other than a confidentiality agreement permitted by the merger agreement, with respect to any company competing transaction;

  . any person or group, other than Northrop Grumman or any of its subsidiaries, becomes the beneficial owner of at least 20% of the outstanding shares of Comptek or acquires, directly or indirectly, at least 20% of the assets of Comptek and its subsidiaries;

  . if Comptek intentionally breaches or willfully fails to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, provided such breach or failure to perform gives rise to the failure of specified conditions of the offer set forth in Annex I of the merger agreement; or

  . if, other than pursuant to the last paragraph of Annex I of the merger agreement, Comptek's board of directors or any of its committees recommends to the shareholders of Comptek any company competing transaction, or resolves to or publicly announces its intention to do so;

provided, however, that no liquidated damages are payable if Northrop Grumman is in material breach of its obligations under the merger agreement and has not cured any such breach within ten business days after receipt of written notice by Comptek.

   Comptek must reimburse Northrop Grumman for all expenses actually and reasonably incurred by Northrop Grumman or on its behalf in connection with the consummation of the transaction contemplated by the merger agreement, not to exceed $750,000, if Northrop Grumman terminates the merger agreement because of an unintentional breach or non-willful failure to perform on the part of Comptek; provided, however, that no fee is payable if Northrop Grumman is in material breach of its obligations under the merger agreement and has not cured any such breach within five business days after receipt of written notice by Comptek.

   Northrop Grumman must reimburse Comptek for all expenses actually and reasonably incurred by Comptek or on its behalf in connection with the consummation of the transaction contemplated by the merger agreement, not to exceed $750,000, if Comptek's board of directors rescinds its recommendation of the offer or recommends a company superior proposal and, as a result, the offer and merger are not consummated; provided, however, that no fee is payable if Comptek is in material breach of its obligations under the merger agreement and has not cured any such breach within five business days after receipt of written notice by Northrop Grumman.

   The merger agreement further provides that under specific circumstances if Comptek or Northrop Grumman fails to pay any termination fee or any reimbursement due, it must pay the costs and expenses in connection with any action taken to collect payment.

  Tender Agreement

   As a condition and inducement to Northrop Grumman and Yavapai Acquisition Corp. entering into the merger agreement, on June 15, 2000, eight Comptek shareholders executed a tender agreement pursuant to which they each agreed to tender for exchange in the offer all of the shares of Comptek common stock they currently own and any additional shares they acquire after the date of the tender agreement. The Comptek directors and executive officers who executed the tender agreement hold, in the aggregate and including options, 1,419,601 or 18.4%, of the 7,698,181 shares of the Comptek common stock issued and outstanding as of August 7, 2000, assuming the exercise of all outstanding options, rights and convertible securities and the issuance of all shares that Comptek is obligated to issue. Pursuant to the tender agreement, the signing shareholders, with the written consent of Manufacturers and Traders Trust Company with respect to shares pledged to it by two of the signing shareholders, revoked any and all previous proxies granted with respect to their shares, and appointed Yavapai Acquisition Corp., or its nominee, as their proxy to vote such shares, at any meeting of Comptek's shareholders:

  . in favor of the adoption of the merger agreement and tender agreement and approval of the merger;

  . against any action or agreement that would result in a breach of any covenant, representation or warranty or the failure to fulfill any other obligation or agreement of Comptek under the merger agreement; and

  . in favor of any other matter necessary for consummation of the transactions contemplated by the merger agreement and tender agreement.

   The proxies granted by the tender agreement are irrevocable, coupled with an interest, and granted in consideration for Yavapai Acquisition Corp. entering into the merger agreement; provided, however, that the proxies shall be revoked upon termination of the merger agreement in accordance with its terms.

   The tender agreement contains customary representations and warranties of the signing shareholders and Yavapai Acquisition Corp., relating to, among other things:

  . with respect to the signing shareholders only, ownership of shares, binding effect of agreement, total shares owned, and fees for investment bankers, brokers, or finders;

  . with respect to Yavapai Acquisition Corp. only, corporate power and authority; and

  . with respect to both the signing shareholders and Yavapai Acquisition Corp., non-contravention of applicable laws, regulations, and agreements.

   Under the terms of the tender agreement, the signing shareholders agree that they will not directly or indirectly:

  . grant any proxies, other than proxies relating to election of management's slate of directors at an annual meeting of Comptek's shareholders, and other routine matters that would not require the filing of a preliminary proxy statement, or enter into any voting trust or other agreement with respect to the voting of any of their shares;

  . sell, assign, transfer, encumber, or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, assignment, transfer, encumbrance or other disposition of their shares;

  . seek or solicit the sale, assignment, transfer, encumbrance, or other disposition of their shares, and will notify Yavapai Acquisition Corp. promptly and provide all details requested if the signing shareholder is approached or solicited, directly or indirectly, by any person with respect to the foregoing;

  . subject to the fiduciary duty under applicable law of such shareholder as a director of Comptek, if such shareholder is a director of Comptek, as further provided in the merger agreement, solicit, initiate, or encourage, or authorize any person to solicit, initiate, or encourage, any inquiry, proposal, or offer from any person to acquire the business, property, or capital stock of Comptek or any of its direct or indirect subsidiaries, or any acquisition of a substantial equity interest in, or a substantial amount of the assets of Comptek or any of its direct or indirect subsidiaries whether by merger, purchase of assets, tender offer, or other transaction; or

  . subject to the fiduciary duty under applicable law of such shareholder as a director of Comptek, if such shareholder is a director of Comptek, as further provided in the merger agreement, participate in any discussion or negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or participate in, facilitate, or encourage any effort or attempt by any other person to do or seek to do any of the foregoing, and such shareholder shall promptly advise Yavapai Acquisition Corp. of the terms of any communications it may receive in the capacity as a shareholder relating to the foregoing.

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


         INTERESTS OF COMPTEK OFFICERS AND DIRECTORS IN THE MERGER

   The information contained in the Information Statement attached as Schedule I to the Schedule 14D-9 of Comptek dated July 6, 2000 is incorporated herein by reference. Each material agreement, arrangement or understanding and any actual or potential conflict of interest between Comptek or its affiliates and Comptek's executive officers, directors or affiliates, or between Comptek or its affiliates and Northrop Grumman or Yavapai Acquisition Corp. or their respective executive officers, directors or affiliates, is either incorporated herein by reference as a result of the previous sentence or set forth below.

   Treatment of Options. The merger agreement provides that each outstanding option to purchase Comptek common stock which has been granted to some employees, including options granted to the executive officers and non-employee directors of Comptek, shall become fully vested and exercisable commencing ten business days prior to the consummation of the offer and shall be converted into options to purchase shares of Northrop Grumman common stock upon consummation of the offer. The options were issued pursuant to Comptek's 1992 Equity Incentive Plan, as amended, 1994 Stock Option Plan for Non-Employee Directors or the 1998 Equity Incentive Stock Plan. Under the terms of the stock option plans listed above, all of the options are subject to acceleration of vesting and exercisability upon a "change of control," which would be triggered by the consummation of the offer or the merger.

   The following table sets forth, with respect to each of the executive officers and the non-employee directors of Comptek:

  . the number of shares subject to options held by such persons that will be exercisable prior to the consummation of the offer including options that are currently exercisable as well as options which will become exercisable in connection with the transactions contemplated by the merger agreement;

  .  the weighted average exercise price of the options held by such persons;
     and

  . the aggregate net cash value of such options computed by subtracting the total exercise price for such options, based on the weighted average exercise price, from the total value of the shares of Comptek common stock issuable upon exercise of such options based on $20.75, which is the assumed value of the shares of Northrop Grumman common stock issuable for each share of Comptek common stock pursuant to the offer.

                                                          Weighted
                                                          Average
                                                Options   Exercise
                                                 Which     Price   Aggregate Net
                                                Will Be     Per     Cash Value
     Name(1)                                  Exercisable  Share    Of Options
     -------                                  ----------- -------- -------------
     Joseph A. Alutto........................    36,000   $11.7465 $  324,126.00
     Laura L. Benedetti......................    57,685     7.7646    749,062.80
     Chris Boehm.............................    25,000      16.00    118,750.00
     John R. Cummings........................    34,000     8.0809       430,749
     Edward G. Eberl.........................    20,000      8.125    252,500.00
     Bradley H. Feldmann.....................    35,000     9.5804    390,936.00
     G. Wayne Hawk...........................    36,000    11.7465    324,126.00
     Christopher A. Head.....................    88,568     6.2712  1,282,358.36
     Patrick J. Martin.......................    31,000    12.2702    262,873.80
     Wayne E. Meyer..........................    24,000     9.0313    281,248.80
     James D. Morgan.........................    16,900     7.1043    230,612.33
     Lawrence M. Schadegg....................         0        --            --
     John J. Sciuto..........................   158,074     5.9808  2,334,626.52
     Henry P. Semmelhack.....................    36,000    11.7465    324,126.00

--------
(1) Includes, with respect to the following individuals, unvested options in the amounts set forth next to their names the vesting of which will be accelerated as a result of the transactions contemplated by the merger agreement: Laura L. Benedetti (28,812); Chris Boehm (25,000); Edward G. Eberl (20,000); Bradley H. Feldmann (35,000); Christopher A. Head (20,843); James D. Morgan (6,667); and John J. Sciuto (46,667).


   Change Of Control Severance Agreements. Comptek has change of control severance agreements dated December 31, 1999 with each of Messrs. Sciuto, Head, and Feldmann and Mrs. Benedetti. The terms of each agreement are substantially the same. Each such agreement provides that if the employee's employment is terminated by Comptek without cause or the employee terminates his employment for good reason, in either case upon or within two years following the occurrence of a "change of control," the employee shall be provided, among other things, a lump sum payment equal to 1.99 times the employee's annual base salary and target bonus. The employee shall also be entitled to continue to participate for a period of two years in each of Comptek's employee benefits plans which provide insurance and medical benefits on the same basis as was provided to the employee prior to termination.

   In addition, each change of control severance agreement provides for Comptek to pay on behalf of the employee, any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, on any payment or benefit provided by Comptek deemed to be in connection with a change of control, together with a gross-up payment to satisfy any income taxes, including interest and penalties, imposed related to the payment of the excise tax. These additional excise tax related payments are not limited to severance benefits, but apply to any other benefits or payments received by the employee and deemed to be in connection with a change of control. Each change of control severance agreement provides for an acceleration of vesting and exercisability of all management options upon a change of control.

   The consummation of the offer and the merger will constitute a "change of control" within the meaning of the change of control severance agreements.

   The following table sets forth, with respect to each of the executives party to a change of control severance agreement, the total amount that would be payable to such executive if such executive's employment by Comptek were terminated without good cause or such executive were to terminate his or her employment with good reason, in either case within two years following the consummation of the offer or the merger, based upon such executive's base salary and target bonus in effect on the date of this prospectus.

                                                                      Salary &
                                                                       Bonus
        Name                                                         Payment(1)
        ----                                                         ----------
   Laura L. Benedetti...............................................  $398,000
   Bradley H. Feldmann..............................................  $517,000
   Christopher A. Head..............................................  $507,450
   John J. Sciuto...................................................  $935,300

--------
(1) The salary and bonus payout does not reflect the value to the executives of continuing to participate in each of Comptek's employee benefit plans which provide insurance or medical benefits. The payout amounts also do not reflect the fact that Comptek has agreed to pay on behalf of the employee any excise tax imposed as well as any "gross-up" payment to satisfy any income tax imposed related to the payment of the excise tax.

   The payment to the four executive officers described herein arising pursuant to the change of control severance agreements would be in addition to any payments due to these four executives pursuant to their respective employment agreements following any voluntary or involuntary termination of employment.

   Change of Control Option Exercise Agreements. Pursuant to letter agreements dated March 20, 2000 between Comptek and each of Messrs. Sciuto, Head, and Feldmann and Mrs. Benedetti, Comptek has agreed to pay each such executive officer an amount equal to 50% of the reportable taxable income as a result of the exercise of options and subsequent disposition of shares of Comptek common stock in connection with a "change of control." The consummation of the offer and the merger will constitute a "change of control" of Comptek within the meaning of the letter agreements.

   Employee Benefit Matters. Northrop Grumman has agreed that, following the merger, it will:

  . provide Comptek employees who remain employed after the effective time of the merger with industry competitive benefits (excluding company stock plans) for similarly situated employees at comparable companies, and for one year following the effective time of the merger, provide employee benefits that are comparable, in the aggregate for each employee, to the benefits maintained for such employee by Comptek and its subsidiaries immediately before the closing;

  . with some exceptions, treat the service and compensation of Comptek employees who remain employed after the effective time of the merger as service rendered to, and compensation paid by, Northrop Grumman;

  . comply with the terms of individual employment, termination, severance, change in control, post-employment, and other compensation agreements; and

  . with some exceptions, continue the Comptek benefit plans until Comptek employees are permitted to participate in Northrop Grumman's plans.

   Payment in Connection with Stock Loans. In July of 1996 and February and March of 1999, John J. Sciuto executed promissory notes totaling $317,254 in favor of Comptek Federal Systems, Inc., a subsidiary of Comptek. Comptek Federal Systems, Inc. provided the loans to Mr. Sciuto to facilitate his purchase of 62,178 shares of Comptek common stock and for the payment of estimated alternative minimum taxes. As of June 12, 2000, the outstanding balance on Mr. Sciuto's loans was $129,325.00. On June 12, 2000, the Board of Directors of Comptek adopted a resolution providing that in connection with the consummation of the offer, Comptek shall pay to Mr. Sciuto $193,987.50, an amount equal to the outstanding balance on the loans from Comptek Federal Systems, Inc. and a tax gross-up of 50%. Mr. Sciuto has agreed to use these sums for the repayment of these stock loans from Comptek Federal Systems, Inc.

   Directors And Officers Insurance And Indemnification. The merger agreement provides that, for six years after the effective time, Comptek, as the surviving corporation, will indemnify and hold harmless the current and former directors and officers of Comptek against any costs, expenses, including reasonable attorneys' fees, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim arising out of or pertaining to matters relating to their service as such officers or directors existing or occurring at or prior to the effective time to the fullest extent that Comptek would have been permitted under New York law and its charter documents as in effect on the date of the merger agreement to indemnify such indemnified parties. Northrop Grumman has agreed that Comptek shall maintain in effect insurance reasonably comparable to the directors' and officers' liability insurance policies maintained by Comptek immediately prior to the effective time; provided, however that Comptek will not be required to expend in any one year in excess of 150% of the annual premium currently paid by Comptek for such coverage immediately prior to the effective time. The provisions with respect to indemnification set forth in the certificate of incorporation of Comptek shall not be amended, repealed or otherwise modified for a period of six years from the effective time in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the effective time were directors, officers, employees or agents of Comptek.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

   The following discussion summarizes material federal income tax consequences of the offer and of the merger to holders of Comptek common stock. The discussion does not address the effect of the offer and/or the merger on any shareholder that is a securities dealer required to recognize unrealized gains and losses for federal income tax purposes at the end of each taxable year under a "mark-to-market" system or that is treated as having disposed of such holder's shares of Comptek common stock or Northrop Grumman common stock as a result of a "constructive sale" of those shares for federal income tax purposes.

   The federal income tax consequences described herein may not apply to specific classes of taxpayers, including, without limitation, Comptek shareholders (1) who also received their Comptek common stock upon the exercise or termination of employee stock options or otherwise as compensation; (2) who hold their Comptek common stock as part of a "straddle" or "conversion transaction" for federal income tax purposes; or (3) that are foreign persons, insurance companies, tax-exempt entities, financial institutions or securities dealers. The discussion does not address the effect of any applicable foreign, state, local or other tax laws. This discussion assumes that Comptek shareholders hold their Comptek common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, which we refer to as the "Code."

   Each shareholder should consult his or her own tax advisor as to the particular tax consequences to him or her of the offer and/or merger, including the applicability and effect of foreign, state, local and other tax laws.

   In the opinion of Howrey Simon Arnold & White, LLP, counsel to Northrop Grumman, the offer and merger will, under current law, constitute a tax-free reorganization under Section 368(a) of the Code, and Northrop Grumman and Comptek will each be a party to the reorganization within the meaning of
Section 368(b) of the Code. In rendering such opinion, counsel has assumed, among other things, that the merger will be consummated and that the offer and the merger will be treated as a single integrated transaction for federal income tax purposes. Counsel has also relied upon written representations and covenants of Northrop Grumman and Comptek including, among others that

  . after consummation of the offer and the merger Comptek will either continue its electronics and data communications business or continue to use a significant portion of its electronics and data communications assets in its business; and

  . Comptek shareholders will receive from Northrop Grumman only Northrop Grumman shares in exchange for Comptek shares without regard to any cash received in lieu of a fraction of a Northrop Grumman share.

   Such opinion is based on the Code, Treasury Regulations, administrative rulings and judicial decisions currently in effect, all of which are subject to change possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service as to the federal income tax consequences of the offer and the merger, and the opinion of counsel set forth below is not binding on the Internal Revenue Service or any court.

   As part of a tax-free reorganization, the offer will have the following federal income tax consequences for Comptek, its shareholders, and Northrop
Grumman:

  . no gain or loss will be recognized by holders of Comptek Common Stock as a result of the exchange of such shares for shares of Northrop Grumman common stock pursuant to the offer, except that gain or loss will be recognized on the receipt of cash, if any, received in lieu of fractional shares. Any cash received by a shareholder of Comptek in lieu of a fractional share will be treated as received in exchange for such fractional share and not as a dividend, and any gain or loss recognized as a result of the receipt of such cash will be capital gain or loss equal to the difference between the cash received and the portion of the shareholder's basis in Comptek common stock allocable to such fractional share interest.

  . the tax basis of the shares of Northrop Grumman common stock received by each shareholder of Comptek will equal the tax basis of such shareholder's shares of Comptek common stock exchanged in the offer, reduced by any amount allocable to fractional share interests for which cash is received.

  . the holding period for the shares of Northrop Grumman common stock received by each shareholder of Comptek will include the holding period for the shares of Comptek common stock of such shareholder exchanged in the offer.

  . neither Northrop Grumman nor Comptek will recognize gain or loss solely as a result of the consummation of the offer.

   As part of a tax-free reorganization, the merger will have the following federal income tax consequences for Comptek, its shareholders, and Northrop
Grumman:

  . no gain or loss will be recognized by holders of Comptek common stock as a result of the exchange of such shares of Northrop Grumman common stock pursuant to the merger, except that gain or loss will be recognized on the receipt of cash, if any, received in lieu of fractional shares. Any cash received by a shareholder of Comptek in lieu of a fractional share will be treated as received in exchange for such fractional share and not as a dividend, and any gain or loss recognized as a result of the receipt of such cash will be capital gain or loss equal to the difference between the cash received and the portion of the shareholder's basis in Comptek common stock allocable to such fractional share interest.

  . the tax basis of the shares of Northrop Grumman common stock received by each shareholder of Comptek will equal the tax basis of such shareholder's shares of Comptek common stock exchanged in the merger, reduced by any amount allocable to fractional share interests for which cash is received.

  . the holding period for the shares of Northrop Grumman common stock received by each shareholder of Comptek will include the holding period for the shares of Comptek common stock of such shareholder exchanged in the merger.

  . neither Northrop Grumman nor Comptek will recognize gain or loss solely as a result of the consummation of the merger.

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

   Northrop Grumman common stock is listed on the NYSE and the PCX under the symbol "NOC." Comptek common stock is listed on the AMEX under the symbol "CTK." The table below sets forth, for the calendar quarters indicated, the high and low sales prices per share reported on the NYSE Composite Tape and AMEX, respectively, and the dividends declared on Northrop Grumman common stock and on Comptek common stock.

                                                            Comptek Research,
                                    Northrop Grumman              Inc.
                                      Common Stock            Common Stock
                                ------------------------- ---------------------
                                 High     Low   Dividends High   Low  Dividends
                                ------- ------- --------- ----- ----- ---------
1998:
  First Quarter................ $139.00 $103.50   $0.40   $9.50 $7.00   $0.00
  Second Quarter...............  109.69   99.00    0.40    9.50  8.50    0.00
  Third Quarter................  108.00   59.63    0.40    9.56  7.50    0.00
  Fourth Quarter...............   83.19   69.50    0.40    8.94  7.25    0.00

1999:
  First Quarter................   73.25   57.00    0.40    8.75  7.63    0.00
  Second Quarter...............   73.31   57.75    0.40    9.38  7.81    0.00
  Third Quarter................   75.69   59.94    0.40    9.00  7.75    0.00
  Fourth Quarter...............   62.31   49.00    0.40   14.38  8.06    0.00

2000:
  First Quarter................   55.19   43.56    0.40   17.50 10.50    0.00
  Second Quarter...............   80.25   52.44    0.40   18.75 12.50    0.00
  Third Quarter (through August
   8)..........................   77.12   65.62    0.00   21.00 17.75    0.00

   On June 9, 2000, the last full trading day prior to the public announcement of the offer and the merger, the last sale price per Northrop Grumman common share on the NYSE was $79.6250 and the last sale price per Comptek common share was $17.1875. On August 8, 2000, the most recent practicable date prior to the date of this document, the last sale price per Northrop Grumman common share was $77.1250 and the last sale price per Comptek common share was $21.0000.

   We urge you to obtain current market quotations for Northrop Grumman and Comptek common shares before making any decision on the offer.

                  DESCRIPTION OF NORTHROP GRUMMAN COMMON STOCK

   The following description of the terms of the capital stock of Northrop Grumman is qualified by reference to Northrop Grumman's Certificate of Incorporation, which is incorporated by reference. See "Where You Can Find More Information."

   Our certificate of incorporation provides that we have authority to issue 200,000,000 shares of common stock, par value $1.00 per share. As of August 4, 2000, 69,925,897 shares of common stock were outstanding. Our common stock is listed on the New York Stock Exchange and the Pacific Stock Exchange.

   Dividends. Dividends may be paid on the common stock and on any class or series of stock entitled to participate with the common stock as to dividends, but only when and as declared by our board of directors.

   Voting Rights. Each holder of our common stock is entitled to one vote per share on all matters submitted to a vote of stockholders and does not have cumulative voting rights.

   Liquidation. If we liquidate, holders of common stock are entitled to receive all remaining assets available for distribution to stockholders after satisfaction of our liabilities and the preferential rights of any preferred stock that may be outstanding at that time. The holders of our common stock do not have any preemptive, conversion or redemption rights. The registrar and transfer agent for our common stock is First Chicago Trust Company.

   Preferred Stock Purchase Rights. On September 16, 1998, our board of directors declared a dividend distribution of one preferred share purchase right for each outstanding share of common stock. Each right, when it becomes exercisable, entitles the registered holder to purchase from us one one-thousandth of a share of our Series A junior participating preferred stock, $1.00 par value per share, at a price of $250.00 per one one-thousandth of a preferred share, subject to adjustment. These rights attached to all certificates representing our common shares outstanding on October 2, 1998, and attach to common shares issued after that date until the distribution date described below. No separable right certificates will be distributed. The rights will separate from our common shares on the distribution date. Distribution date means the date which is the earliest to occur of:

  . a person or group of affiliated or associated persons having acquired beneficial ownership of 15% or more of our outstanding common shares, except pursuant to a permitted offer; or

  . 10 days, or such later date as our board of directors may determine, following the commencement of, or announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in a person or group acquiring 15% of our outstanding voting power.

   We may redeem the rights at the option of our board of directors for $0.01 per right at any time prior to the earlier of the expiration of the rights or on the date that a person or persons acquire 15% of our voting power. Our board of directors may amend the rights at any time without stockholder approval. The rights will expire by their terms on October 31, 2008.

                       COMPARISON OF RIGHTS OF HOLDERS OF
                   NORTHROP GRUMMAN SHARES AND COMPTEK SHARES

   Upon completion of the exchange offer and the merger, shareholders of Comptek will become stockholders of Northrop Grumman, rather than shareholders of Comptek. As Northrop Grumman stockholders, the rights of former Comptek shareholders will be governed by Northrop Grumman's charter and bylaws, which differ in certain material respects from Comptek's charter and bylaws. In addition, Comptek is incorporated under the laws of the State of New York, and the rights of Comptek shareholders are currently governed by the New York Business Corporation Law, which is referred to in this prospectus as the NYBCL. Delaware is the jurisdiction of incorporation of Northrop Grumman. As Northrop Grumman stockholders, the rights of former Comptek shareholders will be governed by the Delaware General Corporation Law rather than the NYBCL. The Delaware General Corporation Law is referred to in this prospectus as the DGCL.

   The following is a comparison of:

  . the current rights of Comptek shareholders under the NYBCL and the Comptek charter and bylaws; and

  . the rights Comptek shareholders would have as Northrop Grumman stockholders under the DGCL and the Northrop Grumman charter and bylaws upon the consummation of the offer and the merger.

   The following summary is qualified in its entirety by reference to the DGCL, the NYBCL, the Comptek charter, the Comptek bylaws, the Northrop Grumman charter and the Northrop Grumman bylaws, as appropriate. Copies of the Comptek charter, the Comptek bylaws, the Northrop Grumman charter and the Northrop Grumman bylaws are incorporated by reference herein and will be sent to Comptek shareholders, upon request. See "Where You Can Find More Information."

          Northrop Grumman                               Comptek
--------------------------------------------------------------------------------
                               Board of Directors
--------------------------------------------------------------------------------

                               Classified boards
--------------------------------------------------------------------------------
The board of directors is divided         The board of directors is divided
into three classes of directors,          into two classes of directors, each
each as nearly equal in number as         as nearly equal in number as
possible, with each director elected      possible, with each director elected
for a term expiring at the third          for a term expiring at the second
succeeding annual meeting of              succeeding annual meeting of
stockholders after his or her             shareholders after his or her
election.                                 election.

                              Removal of directors
--------------------------------------------------------------------------------
The Northrop Grumman charter              The Comptek charter provides that,
provides that directors may be            subject to the rights of holders of
removed only for cause and only by        any series of preferred stock or any
the affirmative vote of the holders       other class of capital stock of the
of not less than 80% of the voting        corporation (other than the common
power of all outstanding shares of        stock) then outstanding, (i) any
capital stock of Northrop Grumman         director, or the entire Board of
having general voting power entitled      Directors, may be removed by the
to vote in connection with the            shareholders from office at any time
election of such director,                prior to the expiration of his term
regardless of class and voting            of office, but only for cause, and
together as a single voting class;        only by the affirmative vote of the
provided, however, that where such        holders of record of outstanding
removal is approved by a majority of      shares representing a majority of
Continuing Directors (as defined in       the voting power of all of the
the Northrop Grumman charter), the        outstanding shares of capital stock
affirmative vote of a majority of         of the corporation entitled to vote
the voting power of all outstanding       generally in the election of
shares of Voting Stock entitled to        directors, and (ii) any director may
vote in connection with the election      be removed from office by the
of such director, regardless of           affirmative vote of a majority of
class and voting together as a            the entire Board of Directors, at
single voting class, is required for      any time prior to the expiration of
approval of such removal.                 his term of office, but only for
                                          cause.

          Northrop Grumman                               Comptek
--------------------------------------------------------------------------------
                           Filling of board vacancies
--------------------------------------------------------------------------------
In accordance with the DGCL, under        Subject to the rights of the holders
the Northrop Grumman charter              of any series of preferred stock or
vacancies and newly created               any other class of capital stock of
directorships may be filled solely        the corporation (other than the
by a majority of the directors then       common stock) then outstanding,
in office or a sole remaining             vacancies in any class of directors
director (even though less than a         resulting from death, resignation,
quorum). However, the DGCL also           retirement, disqualification,
provides that if the directors then       removal from office or other cause
in office constitute less than a          shall, if occurring prior to the
majority of the corporation's board       expiration of the term of office of
of directors, then, upon application      such class, be filled only by the
by stockholders representing at           affirmative vote of a majority of
least 10% of outstanding shares           the remaining directors of the
entitled to vote for such directors,      entire Board of Directors then in
the Court of Chancery may order a         office, although less than a quorum,
stockholder election of director to       or by the sole remaining director.
be held.

                                 Size of board
--------------------------------------------------------------------------------
The Northrop Grumman bylaws provide       The Comptek charter and bylaws,
that the number of directors shall        provide that the board of directors
be fixed from time to time by             shall consist of not less than six
resolution of the Board of Directors      directors. The exact number of
but shall not be less than three.         directors shall be fixed from time
                                          to time by the Board of Directors
                                          pursuant to a resolution adopted by
                                          the affirmative vote of a majority
                                          of the entire Board of Directors.

                                     Quorum
--------------------------------------------------------------------------------
The Northrop Grumman bylaws provide       A majority of the entire Board of
for a quorum of a majority of the         Directors shall constitute a quorum
Board of Directors, except that when      except when a vacancy or vacancies
the Board of Directors consists of        prevents such proportion, whereupon
one director, then the one director       a majority of the directors in
shall constitute a quorum.                office shall constitute a quorum,
                                          provided such majority shall
                                          constitute at least one-third of the
                                          entire Board of Directors.

--------------------------------------------------------------------------------
                             Stockholders Meetings
--------------------------------------------------------------------------------

                                 Annual meeting
--------------------------------------------------------------------------------
Held on date fixed by Board of            Held on date fixed by Board of
Directors.                                Directors.

                           Calling a special meeting
--------------------------------------------------------------------------------
Under the Northrop Grumman charter        A special meeting shall be held on
and bylaws, special stockholder           the date fixed by the directors. In
meetings may be called at any time        the event of a failure to elect a
by a majority of the Board of             sufficient number of directors then
Directors, The Chairman of the Board      pursuant to the NYBCL, holders of
of Directors or by the President and      10% of the shares entitled to vote
Chief Executive Officer.                  at an election of directors may
                                          demand a special meeting for the
                                          election of directors two weeks from
                                          the date the deficiency in the
                                          number of directors occurred,
                                          provided that the board of directors
                                          has not called such a meeting, or
                                          two months from the date the
                                          deficiency in the number of
                                          directors occurs if there is a
                                          failure to elect such directors.

          Northrop Grumman                               Comptek
--------------------------------------------------------------------------------
                              Quorum requirements
--------------------------------------------------------------------------------
The presence in person or by proxy        Except for a special election of
of the holders of a majority of the       directors pursuant to Section 603(b)
shares entitled to vote at the            of the NYBCL, and except as
meeting constitute a quorum for that      otherwise provided in the Comptek
meeting, except as otherwise              bylaws, the holders of a majority of
provided by the DGCL.                     the outstanding shares shall
                                          constitute a quorum at a meeting of
                                          shareholders for the transaction of
                                          any business.

                            Voting requirements
--------------------------------------------------------------------------------

Under the Northrop Grumman bylaws,        Under the Comptek bylaws a plurality
except as otherwise provided by the       of votes is required for the
Northrop Grumman charter or by            election of a director. Any other
applicable law, action by Northrop        action shall be authorized by a
Grumman stockholders generally is         majority of the votes cast except
taken by the affirmative vote, at a       where the NYBCL prescribes a
meeting at which a quorum is              different proportion of votes.
present, of a majority of the             However, the Comptek charter
outstanding shares entitled to vote       requires the affirmative vote of not
thereon (including extraordinary          less than 80% of outstanding shares
actions, including mergers,               of voting stock to approve an
consolidations and amendments to the      amendment of specified articles in
Northrop Grumman charter). However,       the charter. The charter also
the Northrop Grumman charter              requires a supermajority (80%)
requires the affirmative vote of not      shareholder vote to approve a
less than 80% of outstanding shares       Business Combination (as defined in
of voting stock to approve an             the Comptek charter) involving
amendment of specified articles in        specific related persons.
the charter. The charter also
requires a supermajority (80%)
shareholder vote to approve a
Business Combination (as defined in
the Northrop Grumman charter)
involving specific related persons.

                     Stockholder action by written consent
--------------------------------------------------------------------------------
Under the Northrop Grumman charter        Under the Comptek bylaws, whenever
and bylaws, any action required or        shareholders are required or
permitted to be taken by                  permitted to take any action by
stockholders must be effected at a        vote, such action may be taken
duly called annual meeting or at a        without a meeting on written
special meeting of stockholders,          consent, setting forth the action so
unless such action requiring or           taken signed by the holders of all
permitting stockholder approval is        shares.
approved by a majority of the
Continuing Directors, in which case
such action may be authorized or
taken by the written consent of the
holders of outstanding shares of
Voting Stock having not less than
the minimum voting power that would
be necessary to authorize or take
such action at a meeting of
stockholders at which all shares
entitled to vote thereon were
present and voted provided all other
requirements of applicable law and
the charter have been satisfied.

          Northrop Grumman                               Comptek
--------------------------------------------------------------------------------
          Advance notice for stockholder nomination and other business
--------------------------------------------------------------------------------
The Northrop Grumman bylaws provide       The Comptek bylaws do not have a
that with respect to any stockholder      comparable provision.
meeting, nominations of persons for
election to the board and the
proposal of business to be
considered by stockholders may be
made only (a) by or at the direction
of the Board of Directors, (b) by a
stockholder of record who is
entitled to vote and who has
complied with the advance notice
procedures set forth in the bylaws,
or (c) pursuant to Northrop
Grumman's notice with respect to
such meeting.

--------------------------------------------------------------------------------
                     Amendments to Organizational Documents
--------------------------------------------------------------------------------

                          Certificate of incorporation
--------------------------------------------------------------------------------

Under the DGCL, the affirmative vote      Under the NYBCL, amendment or change
of a majority of the outstanding          of the certificate of incorporation
shares entitled to vote is required       may be authorized by vote of the
to amend the Northrop Grumman             board, followed by a vote of a
charter. In addition, amendments          majority of all outstanding shares
which make changes relating to the        entitled to vote thereon at a
capital stock by increasing or            meeting of shareholders. The Comptek
decreasing the par value or the           charter provides that specified
aggregate number of authorized            articles may only be adopted,
shares of a class or otherwise            repealed, altered or amended by the
adversely affecting the rights of         affirmative vote of the holders of
such class, must be approved by the       at least 80% of the combined voting
majority vote of each class of stock      power of the then outstanding Voting
affected, unless, in the case of an       Shares voting together as a single
increase in the number of shares,         class; provided, however, that such
the certificate of incorporation          80% vote shall not be required for
takes away such right, and provided       any amendment, alteration, repeal or
that, if the amendment affects some       adoption of any inconsistent
series, then only those series have       provision or provisions declared
such vote. The Northrop Grumman           advisable by the Board of Directors
charter provides that specified           by the affirmative vote of two-
articles may only be adopted,             thirds of the entire Board of
repealed, rescinded, altered or           Directors and a majority of the
amended by the affirmative vote of        Continuing Directors, in each case
the holders of not less than 80% of       as the capitalized terms used in
the voting power of all outstanding       this sentence are defined in the
shares of Voting Stock regardless of      Comptek charter.
class and voting together as a
single voting class, and where such
action is proposed by an Interested
Shareholder or an Associate or
Affiliate of an Interested
Shareholder, by the majority of the
voting power of all of the
outstanding shares of voting stock,
voting together as a single class,
other than shares held by such
interested person; provided,
however, that where such action is
approved by a majority of the
Continuing Directors (as defined in
the Northrop Grumman charter), the
affirmative vote of a majority of
the voting power of all outstanding
shares of Voting Stock, regardless
of class and voting together as a
single voting class shall be
required for approval of such
action, in each case as the
capitalized terms used in this
sentence are defined in the Northrop
Grumman charter.

          Northrop Grumman                               Comptek
--------------------------------------------------------------------------------
                                     Bylaws
--------------------------------------------------------------------------------
Under the Northrop Grumman charter        Under the Comptek bylaws the
and the bylaws, the bylaws may be         shareholders entitled to vote in the
adopted, repealed, rescinded,             election of directors or the
altered or amended by the                 directors upon compliance with any
stockholders, but only by the             statutory requisite may amend or
affirmative vote of the holders of        repeal the bylaws and may adopt new
not less than 80% of the voting           bylaws, except that the directors
power of all outstanding shares of        may not amend or repeal any bylaws
Voting Stock, regardless of class         or adopt any new bylaws, the
and voting together as a single           statutory control over which is
voting class and, where such action       vested exclusively in the said
is proposed by an Interested              shareholders or in the
Shareholder or by any Associate or        incorporators. Bylaws adopted by the
Affiliate of an Interested                incorporators or directors may be
Shareholder, by a majority of the         amended or repealed by the said
voting power of all outstanding           shareholders.
shares or Voting Stock, regardless
of class and voting together as a
single class, other than the shares
held by such Interested
Shareholders; provided, however,
that where such action is approved
by a majority of the Continuing
Directors, the affirmative vote of a
majority of the voting power of all
outstanding shares of Voting Stock,
regardless of class and voting
together as a single voting class
shall be required for approval of
such action.

--------------------------------------------------------------------------------
                                 Capitalization
--------------------------------------------------------------------------------

                                Authorized stock
--------------------------------------------------------------------------------
Common stock: 200 million shares;         Common stock: 20 million shares;
preferred stock: 10 million shares.       preferred stock: 3 million shares

                                Preferred stock
--------------------------------------------------------------------------------
The Board of Directors is authorized      The Board of Directors is authorized
to issue preferred stock from time        to issue preferred stock from time
to time in one or more series, with       to time in one or more series, with
terms to be fixed by the Board of         terms to be fixed by the Board of
Directors.                                Directors.

                                  Rights plans
--------------------------------------------------------------------------------
Northrop Grumman entered into the         Comptek entered into the Rights
Rights Agreement, dated September         Agreement, dated April 16, 1999,
23,1998, between Northrop                 between Comptek and the American
Corporation and Chase Mellon              Stock Transfer & Trust Company, as
Shareholders Services, LLC.               amended on June 12, 2000.

             Northrop Grumman                                 Comptek

--------------------------------------------------------------------------------
                             Business Combinations
--------------------------------------------------------------------------------
Under the DGCL, a majority of the         Under the NYBCL, a two-thirds vote
outstanding shares is needed to           of the outstanding shares is needed
adopt a plan of merger or                 to adopt a plan of merger or
consolidation.                            consolidation.

The DGCL prohibits a Delaware             Section 912 of the NYBCL prohibits a
corporation which has a class of          New York corporation which has a
stock which is listed on a national       class of voting stock which is
stock exchange or which has 2,000 or      registered with the SEC from
more stockholders of record from          engaging in business combinations
engaging in business combination          with an interested shareholder
with an interested stockholder            (generally, the beneficial owner of
(generally, the beneficial owner of       20% or more of the corporation's
15% or more of the corporation's          voting stock) for five years
outstanding voting stock) for three       following the time the shareholder
years following the time the              became an interested shareholder,
stockholder became an interested          unless, prior to that time, the
stockholder, unless, prior to that        corporation's board of directors
time, the corporation's board of          approved either the business
directors approved either the             combination or the transaction that
business combination or the               resulted in the shareholder becoming
transaction that resulted in the          an interested shareholder. After
stockholder becoming an interested        five years, these business
stockholder, or if two-thirds of the      combinations may occur if approved
outstanding shares not owned by such      by a majority vote or shares not
interested stockholder approve the        owned by the interested shareholder,
business combination, or if, upon         or if fair price requirements are
becoming an interested stockholder,       met.
such stockholder owned 85% of the
outstanding shares excluding those
held by officers, directors and some      Comptek has expressly elected not to
employee stock plans.                     be governed by Section 912 of the
                                          NYBCL. Rather, the Comptek Charter
                                          provides that, subject to some
                                          exceptions, any Business Combination
In addition to the DGCL                   between Comptek or any subsidiary
requirements, the Northrop Grumman        and an Interested Shareholder must
charter provides that, subject to         be approved by the affirmative vote
some exceptions, any Business             of the holders of outstanding shares
Combination between Northrop Grumman      representing at least 80% of the
or any subsidiary and an Interested       voting power of the then outstanding
Stockholder, as defined in the            shares of Voting Shares, in each
Northrop Grumman Charter, must be         case as the capitalized terms used
approved by 80% of the voting power       in this sentence are defined in the
of all outstanding Voting Stock,          Comptek charter.
regardless of class and voting
together as a single voting class
and a majority of the voting power
of all outstanding shares of Voting
Stock, other than the shares held by
any Interested Stockholder which is
a party to such Business Combination
or by any Affiliate or Associates of
such Interested Stockholder,
regardless of class and voting
together as a single voting class.

                           FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements, including statements concerning the business, future financial position, results of operations, business strategy and anticipated benefits of our proposed business combination and plans and objectives of management for future operations of Northrop Grumman and Comptek. Forward-looking statements can be found, among other places, under "Summary," "Background of the Offer" and "The Offer." Generally, the words "will," "may," "should," "continue," "believes," "expects," "anticipates" or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected.

   Statements regarding the expected benefits of our proposed business combination with Comptek are based on expectations that Northrop Grumman believes are reasonable, but we can give no assurance that such expectations will prove to have been correct. Factors that could cause actual results to differ materially include, among others:

  . risks, uncertainties and assumptions relating to global economic conditions;

  .  market acceptance of competing technologies;

  .  the availability and cost of new defense industry products;

  . our ability to maintain or increase market share in our core business while expanding our product base into other markets;

  . increasing dependency on large dollar enterprise transactions with individual clients;

  .  our ability to maintain existing relationships with customers;

  .  our ability to recruit and retain qualified personnel;

  .  the strength of our distribution channels;

  . our ability to effectively manage fixed and variable expense growth relative to revenue growth;

  .  possible disruptions resulting from organizational changes; and/or

  . our ability to effectively integrate acquired products and operations, including those of Comptek.

   These and other risk factors are discussed in more detail in this prospectus. See "Risk Factors." Many such factors are beyond our ability to control or predict. Readers are cautioned not to put undue reliance on forward-looking statements. We disclaim any intent or obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise.

                                 LEGAL MATTERS

   The legality of Northrop Grumman common stock offered by this prospectus will be passed upon by John H. Mullan, Corporate Vice President and Secretary of Northrop Grumman. Mr. Mullan is paid a salary by Northrop Grumman, is a participant in various employee benefit plans offered to employees of Northrop Grumman generally and owns and has options to purchase shares of Northrop Grumman common stock.

   Howrey Simon Arnold & White, LLP, Washington, D.C., acted as counsel to Northrop Grumman in connection with the merger agreement. Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York, acted as counsel to Northrop Grumman in connection with the preparation of the registration statement of which this prospectus is a part.

                                    EXPERTS

   The consolidated financial statements as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 and the related financial statement schedule incorporated in this prospectus by reference from Northrop Grumman's Current Report on Form 8-K dated August 8, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   With respect to the unaudited interim financial information as of March 31, 2000 and for the periods ended March 31, 2000 and 1999 which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report included in Northrop Grumman's Current Report on Form 8-K dated August 8, 2000 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because this report is not a "report" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

   The consolidated financial statements and schedule of Comptek as of March 31, 2000 and 1999 and for each of the years in the three-year period ended March 31, 2000, have been incorporated by reference herein and in the registration statement in reliance on the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                                                         ANNEX A

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                                NORTHROP GRUMMAN

   The name, age, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Northrop Grumman are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Northrop Grumman and each individual has held such occupation for at least the last five years. Each director and executive officer listed below is a citizen of the United States of America. Unless otherwise indicated below, the business address of each person is c/o Northrop Grumman Corporation, 1840 Century Park East Los Angeles, California 90067.

           Directors (Including Executive Officers who are Directors)

Name and Business            Present Principal Occupation or Employment;
Address                  Age Five Year Employment History
-----------------        --- ----------------------------------------------------
Jack R. Borsting........  71 Director of Northrop Grumman since 1996. Mr.
                             Borsting is an E. Morgan Stanley Professor of
                             Business Administration and Director of the Center
                             for Telecommunications Management, University of
                             Southern California. Mr. Borsting is currently
                             Chairman of the Board of Trustees of the Orthopedic
                             Hospital of Los Angeles and serves as a director of
                             Whitman Education Group and TRO Learning, Inc. He is
                             also a trustee of the Rose Hills Foundation.


John T. Chain, Jr.......  65 Director of Northrop Grumman since 1991. General
                             Chain has been President of Quarterdeck Equity
                             Partners, Inc. since December 1996 and in May 1998
                             he became Chairman of the Board of Thomas Group,
                             Inc., a management consulting company. Between 1971
                             and 1991, General Chain held a number of Air Force
                             commands. Between March 1991 and February 1996, he
                             served as Executive Vice President of Burlington
                             Northern Railroad. He is also a director of Nabisco
                             Holding Group, Inc., R.J. Reynolds, Inc. and Kemper
                             Insurance Company.


Vic Fazio...............  57 Director of Northrop Grumman since 2000. Mr. Fazio has been a Senior Partner at Clark & Weinstock, a
                             strategic communications consulting firm, since
                             1999. Prior to 1998, Mr. Fazio served as a Member of
                             Congress for 20 years representing California's
                             third congressional district. During that time he
                             served as a member of the Armed Services, Budget and
                             Ethics Committees and was a member of the House
                             Appropriations Committee where he served as
                             Subcommittee Chair or ranking member for 18 years.
                             Mr. Fazio was a member of the elected Democratic
                             Leadership in the House from 1991-1998 including
                             four years as Chair of the Democratic Caucus. Mr.
                             Fazio is a director of The California Institute,
                             Coro National Board of Governors, the U.S. Capitol
                             Historical Society and the Board of Visitors, the
                             University of California at Davis.

Phillip Frost.........  63 Director of Northrop Grumman since 1996. Dr. Frost has served as Chairman of the Board of Directors and
                           Chief Executive Officer of IVAX Corporation since
                           1987. Dr. Frost is Chairman of Whitman Education
                           Group, and Vice Chairman of the Board of Directors
                           of North American Vaccine, Inc., and Continucare
                           Corporation. He is also a Trustee of the Board of
                           the University of Miami and a member of the Board of
                           Governors of the American Stock Exchange.


Robert A. Lutz........  68 Director of Northrop Grumman since 1997. Mr. Lutz has served as Chairman and Chief Executive Officer
                           of Exide Corporation since December 1998. Previously
                           he had joined Chrysler Corporation in 1986 as
                           Executive Vice President of Chrysler Motors
                           Corporation and was elected a director of Chrysler
                           Corporation that same year. He was elected President
                           in 1991 and Vice Chairman in 1996. He retired from
                           Chrysler Corporation in July 1998. Mr. Lutz is an
                           executive director of the National Association of
                           Manufacturers and a member of the National Advisory
                           Council of the University of Michigan School of
                           Engineering, the Board of Trustees of the U.S.
                           Marine Corps University Foundation and the Advisory
                           Board of the University of California-Berkeley, Haas
                           School of Business. Mr. Lutz is also a director of
                           ASCOM Holdings, A.G. and Silicon Graphics, Inc.


Aulana L. Peters......  58 Director of Northrop Grumman since 1992. Ms. Peters has been a partner at Gibson, Dunn & Crutcher since
                           1980. Ms. Peters is a director of Callaway Golf
                           Company, Minnesota Mining and Manufacturing Company,
                           and Merrill Lynch & Co., Inc. She is also a member
                           of the Board of Directors of Community Television
                           for Southern California (KCET) and of the Legal
                           Advisory Board of the National Association of
                           Securities Dealers. Ms. Peters is a member of the
                           Financial Accounting Standards Board Steering
                           Committee for its Financial Reporting Project and is
                           a member of the Public Oversight Board's Panel on
                           Audit Effectiveness.


Kent Kresa............  62 Director of Northrop Grumman since 1987. Mr. Kresa was elected President and Chief Operating Officer of
                           the company in 1987. He was named Chief Executive
                           Officer in 1989 and Chairman of the Board in 1990.
                           Mr. Kresa is a member of the National Academy of
                           Engineering and is past Chairman of the Board of
                           Governors of the Aerospace Industries Association.
                           Mr. Kresa serves on the Board of Directors of the
                           W.M. Keck Foundation and on the Board of Trustees of
                           the California Institute of Technology, and serves
                           as a director of Avery Dennison Corporation,
                           Atlantic Richfield Company, the Los Angeles World
                           Affairs Council, the John Tracy Clinic and Eclipse
                           Aviation. He is also a member of the Corporation,
                           Draper Laboratories, Inc. and serves on the Board of
                           Governors of the Performing Arts Center of Los
                           Angeles.

John E. Robson..........  70 Director of Northrop Grumman since 1993. Mr. Robson is Senior Advisor at Robertson Stevens, a Fleet
                             Boston Financial Company. Mr. Robson is a director
                             of Exide Corporation, Monsanto Company and ProLogis
                             Trust. He is also a Distinguished Visiting Fellow of
                             the Hoover Institution at Stanford University, a
                             Visiting Fellow at the Heritage Foundation and a
                             director of the University of California San
                             Francisco Foundation.


Richard M. Rosenberg....  70 Director of Northrop Grumman since 1991. Mr.
                             Rosenberg was the Chairman of the Board and Chief
                             Executive Officer of BankAmerica Corporation and
                             Bank of America from 1990 to 1996. Mr. Rosenberg is
                             a director of Airborne Express Corporation, SBC
                             Communications, Chronicle Publishing, Pacific Life
                             Insurance Company, and Bank of America Corporation
                             and a member of the Board of Trustees of the
                             California Institute of Technology.


John Brooks Slaughter...  66 Director of Northrop Grumman since 1993. Dr.
                             Slaughter is President Emeritus, Occidental College, and Melbo Professor of Leadership in Education,
                             University of Southern California. From 1988 to July
                             1999, Dr. Slaughter was President of Occidental
                             College in Los Angeles. In August 1999, he assumed the position of Melbo Professor of Leadership in Education at the University of Southern California.
                             He is a member of the National Academy of Engineering, a fellow of the American Academy of Arts and Sciences and serves as a director of Atlantic Richfield Company, Avery Dennison
                             Corporation, Solutia, Inc. and International
                             Business Machines Corporation.


Richard J. Stegemeier...  72 Director of Northrop Grumman since 1990. Mr.
                             Stegemeier is Chairman Emeritus of the Board of Directors, Unocal Corporation and a member of the National Academy of Engineering and a director of Foundation Health Systems, Inc., Halliburton
                             Company, SempraEnergy and Montgomery Watson, Inc.

      Chief Executive Officer and Executive Officers who are not Directors

Name and Business            Present Principal Occupation or Employment;
Address                  Age Five-Year Employment History
-----------------        --- ----------------------------------------------------
Kent Kresa..............  62 Chairman, President and CEO of Northrop Grumman
                             since 1990.


Herbert W. Anderson.....  60 Corporate Vice President, President and Chief
                             Executive Officer, Logicon, Inc. since 1998. Prior
                             to this, Mr. Anderson was Corporate Vice President
                             and General Manager, Data Systems and Services
                             Division.

Ralph D. Crosby, Jr...   52 Corporate Vice President and President, Integrated
                            Systems and Aerostructures Sector of Northrop
                            Grumman since 1998. Prior to this, Mr. Crosby was
                            Corporate Vice President and General Manager,
                            Commercial Aircraft Division. Prior to September
                            1996, he was Corporate Vice President and Deputy
                            General Manager, Commercial Aircraft Division. Prior
                            to March 1996, he was Corporate Vice President and
                            Deputy General Manager, Military Aircraft Systems
                            Division. Prior to January 1996, he was Corporate
                            Vice President and General Manager, B-2 Division.


J. Michael Hateley....   53 Corporate Vice President and Chief Human Resources
                            and Administrative Officer of Northrop Grumman since
                            2000. Prior to January 1999, Mr. Hateley was Vice
                            President, Human Resources, Security and
                            Administration Military Aircraft Systems Division.
                            Prior to 1996, he was Vice President, Human
                            Resources, Security and Administration, B-2
                            Division.


Robert W. Helm........   48 Corporate Vice President, Government Relations of
                            Northrop Grumman since 1994.


John H. Mullan........   58 Corporate Vice President and Secretary of Northrop
                            Grumman since 1999. Prior to this, Mr. Mullan was
                            Acting Secretary. Prior to May 1998, he was Senior
                            Corporate Counsel.


Albert F. Myers.......   54 Corporate Vice President and Treasurer of Northrop
                            Grumman since 1994.


James G. Roche........   60 Corporate Vice President and President, Electronic
                            Sensors and Systems Sector of Northrop Grumman since
                            1998. Prior to this, Mr. Roche was Corporate Vice
                            President and General Manager, Electronic Sensors
                            and Systems Division. Prior to 1996, he was
                            Corporate Vice President and Chief Advanced
                            Development, Planning, and Public Affairs Officer.


Richard B. Waugh,        56 Corporate Vice President and Chief Financial Officer
 Jr...................      of Northrop Grumman since 1993.

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                           YAVAPAI ACQUISITION CORP.

   The name, age, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Yavapai Acquisition Corp. are set forth below. Each director and executive officer listed below is a citizen of the United States of America. The business address of each person is c/o Northrop Grumman Corporation, 1840 Century Park East, Los Angeles, California 90067.

           Directors (Including Executive Officers who are Directors)

Albert F. Myers.......  54 President and Treasurer of Yavapai Acquisition Corp.
                           since the corporation was formed on June 9, 2000;
                           Corporate Vice President and Treasurer of Northrop
                           Grumman since 1994.


         Executive Officers who are not Directors (as of June 9, 2000)

John H. Mullan........  58 Secretary of Yavapai Acquisition Corp. since the corporation was formed on June 9, 2000; elected Vice
                           President of Yavapai Acquisition Corp. on August 3,
                           2000; Corporate Vice President and Secretary of
                           Northrop Grumman since 1999. Prior to this, Mr.
                           Mullan was Acting Secretary. Prior to May 1998, he
                           was Senior Corporate Counsel.

                                                                         Annex B


                          AGREEMENT AND PLAN OF MERGER

                                     among

                          NORTHROP GRUMMAN CORPORATION

                           YAVAPAI ACQUISITION CORP.

                                      and

                             COMPTEK RESEARCH, INC.

                           Dated as of June 12, 2000

                               TABLE OF CONTENTS

                                                                          PAGE
 ARTICLE I...............................................................   6
    SECTION 1.01 CERTAIN DEFINED TERMS..................................    6
 ARTICLE II..............................................................  10
    SECTION 2.01 THE OFFER..............................................   10
    SECTION 2.02 COMPANY ACTION.........................................   11
    SECTION 2.03 DIRECTORS..............................................   12
 ARTICLE III.............................................................  12
    SECTION 3.01 THE MERGER.............................................   12
    SECTION 3.02 CLOSING................................................   13
    SECTION 3.03 EFFECTIVE TIME.........................................   13
    SECTION 3.04 EFFECT OF THE MERGER...................................   13
    SECTION 3.05 CERTIFICATE OF INCORPORATION; BYLAWS; DIRECTORS AND
                 OFFICERS OF SURVIVING CORPORATION......................   13
 ARTICLE IV..............................................................  14
    SECTION 4.01 CONVERSION OF SHARES...................................   14
    SECTION 4.02 EXCHANGE OF SHARES OTHER THAN TREASURY SHARES..........   14
    SECTION 4.03 STOCK TRANSFER BOOKS...................................   16
    SECTION 4.04 NO FRACTIONAL SHARE CERTIFICATES.......................   16
    SECTION 4.05 OPTIONS TO PURCHASE COMPANY COMMON STOCK...............   16
    SECTION 4.06 CERTAIN ADJUSTMENTS....................................   17
    SECTION 4.07 LOST, STOLEN OR DESTROYED CERTIFICATES.................   17
    SECTION 4.08 TAKING OF NECESSARY ACTION; FURTHER ACTION.............   17
 ARTICLE V...............................................................  18
    SECTION 5.01 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES...........   18
    SECTION 5.02 CERTIFICATE OF INCORPORATION AND BYLAWS................   18
    SECTION 5.03 CAPITALIZATION.........................................   18
    SECTION 5.04 AUTHORITY RELATIVE TO THIS AGREEMENT...................   19
    SECTION 5.05 NO CONFLICT; REQUIRED FILINGS AND CONSENTS.............   19
    SECTION 5.06 PERMITS; COMPLIANCE WITH LAWS..........................   20
    SECTION 5.07 SEC FILINGS; FINANCIAL STATEMENTS......................   21
    SECTION 5.08 ABSENCE OF CERTAIN CHANGES OR EVENTS...................   21
    SECTION 5.09 EMPLOYEE BENEFIT PLANS; LABOR MATTERS..................   22
    SECTION 5.10 CONTRACTS..............................................   24
    SECTION 5.11 LITIGATION.............................................   24
    SECTION 5.12 ENVIRONMENTAL MATTERS..................................   25
    SECTION 5.13 INTELLECTUAL PROPERTY..................................   25
    SECTION 5.14 TAXES..................................................   26
    SECTION 5.15 INSURANCE..............................................   27
    SECTION 5.16 PROPERTIES.............................................   27
    SECTION 5.17 AFFILIATES.............................................   28
    SECTION 5.18 OPINION OF FINANCIAL ADVISOR...........................   28
    SECTION 5.19 BROKERS................................................   28
    SECTION 5.20 CERTAIN BUSINESS PRACTICES.............................   28
    SECTION 5.21 BUSINESS ACTIVITY RESTRICTION..........................   29
    SECTION 5.22 STATE TAKEOVER STATUTES; DISSENTERS' RIGHTS; RIGHTS
                 AGREEMENT..............................................   29
    SECTION 5.23 TAX FREE REORGANIZATION................................   29
    SECTION 5.24 VOTING REQUIREMENTS....................................   29

                                                                          PAGE
 ARTICLE VI..............................................................  29
    SECTION 6.01  ORGANIZATION AND QUALIFICATION; SUBSIDIARIES..........   29
    SECTION 6.02  CERTIFICATE OF INCORPORATION AND BYLAWS...............   30
    SECTION 6.03  CAPITALIZATION........................................   30
    SECTION 6.04  AUTHORITY RELATIVE TO THIS AGREEMENT..................   30
    SECTION 6.05  NO CONFLICT; REQUIRED FILINGS AND CONSENTS............   30
    SECTION 6.06  TAX FREE REORGANIZATION...............................   31
    SECTION 6.07  PERMITS; COMPLIANCE WITH LAWS.........................   31
    SECTION 6.08  ABSENCE OF CERTAIN CHANGES OR EVENTS..................   31
    SECTION 6.09  SEC FILINGS; FINANCIAL STATEMENTS.....................   31
    SECTION 6.10  BROKERS...............................................   32
    SECTION 6.11  ISSUANCE OF PARENT COMMON STOCK.......................   32
    SECTION 6.12  COMPANY STOCK.........................................   32
    SECTION 6.13  TAXES.................................................   32
    SECTION 6.14  INFORMATION SUPPLIED..................................   32
 ARTICLE VII.............................................................  33
    SECTION 7.01  CONDUCT OF BUSINESS BY COMPANY PENDING THE CLOSING....   33
    SECTION 7.02  NOTICES OF CERTAIN EVENTS.............................   35
    SECTION 7.03  ACCESS TO INFORMATION; CONFIDENTIALITY................   35
    SECTION 7.04  NO SOLICITATION OF TRANSACTIONS.......................   35
    SECTION 7.05  CONTROL OF OPERATIONS.................................   36
    SECTION 7.06  FURTHER ACTION; CONSENTS; FILINGS.....................   36
    SECTION 7.07  ADDITIONAL REPORTS....................................   37
    SECTION 7.08  EMPLOYEE RETENTION....................................   37
    SECTION 7.09  THIRD PARTY CONSENTS..................................   37
    SECTION 7.10  TAX-FREE TREATMENT....................................   37
 ARTICLE VIII............................................................  38
    SECTION 8.01  REGISTRATION STATEMENT; PROXY STATEMENT...............   38
    SECTION 8.02  DIRECTORS' AND OFFICERS' INDEMNIFICATION AND
                  INSURANCE.............................................   40
    SECTION 8.03  PUBLIC ANNOUNCEMENTS..................................   40
    SECTION 8.04  EMPLOYEE BENEFIT MATTERS..............................   41
    SECTION 8.05  NYSE LISTING..........................................   41
    SECTION 8.06  BLUE SKY..............................................   41
    SECTION 8.07  REASONABLE EFFORTS....................................   42
 ARTICLE IX..............................................................  42
    SECTION 9.01  CONDITIONS TO THE OBLIGATIONS OF EACH PARTY TO
                  CONSUMMATE THE MERGER.................................   42
 ARTICLE X...............................................................  42
    SECTION 10.01 TERMINATION...........................................   42
    SECTION 10.02 EFFECT OF TERMINATION.................................   43
    SECTION 10.03 AMENDMENT.............................................   43
    SECTION 10.04 WAIVER................................................   43
    SECTION 10.05 ASSUMPTION OF CERTAIN OBLIGATIONS.....................   43
    SECTION 10.06 FEES, EXPENSES AND OTHER PAYMENTS.....................   44
 ARTICLE XI..............................................................  45
    SECTION 11.01 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES........   45
    SECTION 11.02 NOTICES...............................................   45
    SECTION 11.03 SEVERABILITY. ........................................   46
    SECTION 11.04 ASSIGNMENT; BINDING EFFECT; BENEFIT...................   46
    SECTION 11.05 INCORPORATION OF EXHIBITS.............................   46
    SECTION 11.06 GOVERNING LAW.........................................   46

                                                                            PAGE
    SECTION 11.07  WAIVER OF JURY TRIAL...................................   47
    SECTION 11.08  HEADINGS; INTERPRETATION...............................   47
    SECTION 11.09  COUNTERPARTS...........................................   47
    SECTION 11.10  ENTIRE AGREEMENT.......................................   47
    SECTION 11.11. NO THIRD PARTY BENEFICIARIES...........................   47
    SECTION 11.12. DISCLOSURE SCHEDULES...................................   47
    ANNEX I
    COMPANY DISCLOSURE SCHEDULE

                          AGREEMENT AND PLAN OF MERGER

   AGREEMENT AND PLAN OF MERGER, dated as of June 12, 2000 (as amended, supplemented or otherwise modified from time to time, this "AGREEMENT"), among NORTHROP GRUMMAN CORPORATION, a Delaware corporation ("PARENT"), COMPTEK RESEARCH, INC., a New York corporation ("COMPANY"), and YAVAPAI ACQUISITION CORP., a Delaware corporation and a direct wholly owned subsidiary of Parent ("MERGER SUB").

                              W I T N E S S E T H:

   WHEREAS, it is proposed that Merger Sub shall make an exchange offer (the "OFFER") to exchange shares of common stock, par value $1.00 per share ("PARENT COMMON STOCK"), of Parent for all of the issued and outstanding shares (the "SHARES") of common stock, par value $.02 per share (the "COMPANY COMMON STOCK"), of the Company, including the associated Rights, in accordance with the terms provided in this Agreement;

   WHEREAS, for United States Federal income tax purposes, it is intended that the Offer and the Merger shall qualify as a tax-free reorganization under
Section 368(a) of the Internal Revenue Code of 1986, as amended (together with the rules and regulations promulgated thereunder, the "CODE"), and that this Agreement shall be, and hereby is, adopted as a plan of reorganization for purposes of Section 368 of the Code; and

   WHEREAS, promptly after the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent and Merger Sub to proceed with this Agreement, Parent and certain stockholders of the Company (collectively, the "STOCKHOLDERS") are entering into an agreement (the "TENDER AGREEMENT") pursuant to which the Stockholders will agree to tender for exchange all of their Shares in the Offer, to vote to adopt and approve this Agreement and to take certain other actions in furtherance of the transactions contemplated by this Agreement upon the terms and subject to the conditions set forth in the Tender Agreement.

   NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  Definitions

   SECTION 1.01 CERTAIN DEFINED TERMS.

   Unless the context otherwise requires, the following terms, when used in this Agreement, shall have the respective meanings specified below (such meanings to be equally applicable to the singular and plural forms of the terms defined):

   "AFFILIATE" shall mean, with respect to any Person, any other Person that controls, is controlled by or is under common control with the first Person.

   "BLUE SKY LAWS" shall mean state securities or "blue sky" laws.

   "ASE" shall mean the American Stock Exchange.

   "BCL" shall mean the Business Corporation Law of the State of New York.

   "BUSINESS DAY" shall mean any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by Law or executive order to close in the City of New York.

   "COMPANY COMPETING TRANSACTION" shall mean any of the following involving the Company (other than the Offer and the Merger):

     (i) any merger, consolidation, share exchange, business combination or other similar transaction;

     (ii) any sale, lease, exchange, transfer or other disposition of 20% or more of the assets of the Company and the Company Subsidiaries, taken as a whole, in a single transaction or series of transactions;

     (iii) any tender offer or exchange offer for 20% or more of the outstanding voting securities of the Company or the filing of a registration statement under the Securities Act in connection therewith;

     (iv) any Person having acquired "beneficial ownership" (as such term is defined under Section 13(d) of the Exchange Act) or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act) having been formed which beneficially owns or has the right to acquire beneficial ownership of, 33% or more of the outstanding voting securities of the Company;

     (v) any solicitation by the Company in opposition to the Offer; or

     (vi) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

   "COMPANY DISCLOSURE SCHEDULE" shall mean the disclosure schedule delivered by the Company to Parent simultaneously with the execution of this Agreement and forming a part hereof.

   "COMPANY ESPP" shall mean the Company's 1999 Employee Stock Purchase Plan.

   "COMPANY MATERIAL ADVERSE EFFECT" shall mean any change in or effect on the business of the Company or the Company Subsidiaries that, individually or in the aggregate (taking into account all other such changes or effects), is, or is reasonably likely to be, materially adverse to the business, assets, liabilities, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that "Company Material Adverse Effect" shall not be deemed to include the impact of (a) changes in generally accepted accounting principles, (b) acts or omissions of the Company taken with the prior written consent of Parent, (c) changes in general economic or industry conditions, (d) the compliance by the Company with the provisions of this Agreement and the effects of the Offer and the Merger on the business, assets, liabilities, financial condition or results of operations of the Company and the Company Subsidiaries, (e) any change in the market price or trading volume of the Company Common Stock, and (f) any changes or effects as a result of the announcement of the Offer and the Merger.

   "COMPANY MATERIAL CONTRACT" shall mean any contract or agreement of the Company or any Company Subsidiary: (a) for indebtedness in excess of $1,000,000, (b) that is a "Material Contract" as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC under the Exchange Act, (c) which limits the liability of the Company or any Company Subsidiary to compete (other than limitations undertaken in the ordinary course of business), (d) that imposes any indemnity obligation on the Company or any Company Subsidiary other than indemnity obligations incurred in the ordinary course of business,
(e) that requires a capital expenditure in excess of $500,000, (f) that is a real property lease or government prime contract and the Company or any Company Subsidiary is lessee or prime contractor and which has a term in excess of one
(1) year and requires aggregate payments or has a value in excess of $500,000, or (g) that has a term in excess of one (1) year and requires aggregate payments or has a value in excess of $1,000,000.

   "COMPANY'S KNOWLEDGE" shall mean the actual knowledge of the Company's Chief Executive Officer, Chief Operating Officer, Executive Vice President and General Counsel or Chief Financial Officer, or any President of Comptek Federal Systems, Inc., Comptek PRB Associates, Inc. or Comptek Amherst Systems, Inc.

   "COMPANY STOCK PLANS" shall mean the Company 1992 Equity Incentive Plan, the Company 1998 Equity Incentive Stock Plan, the Company 1994 Stock Option Plan for Non-Employee Directors and the Company ESPP.

   "CONFIDENTIALITY AGREEMENT" shall mean the confidentiality agreement, dated as of February 4, 2000, between Parent and the Company.

   "DCAA" shall mean the Defense Contract Audit Agency.

   "DGCL" shall mean the General Corporation Law of the State of Delaware.

   "$" shall mean United States Dollars.

   "ENCUMBRANCES" shall mean all claims, security interests, liens, pledges, charges, escrows, options, proxies, rights of first refusal, preemptive rights, mortgages, hypothecations, prior assignments, title retention agreements, indentures, security agreements or any other encumbrance of any kind.

   "ENVIRONMENTAL LAW" shall mean any Law and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment, health and safety, or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Material.

   "ENVIRONMENTAL PERMIT" shall mean any permit, approval, identification number, license or other authorization required under or issued pursuant to any applicable Environmental Law.

   "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations promulgated thereunder.

   "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

   "EXCHANGE RATIO" shall mean the quotient obtained by dividing $20.75 by the Final Average Closing Price; provided, however, that if the Final Average Closing Price is (i) equal to or less than $74.00, then the Exchange Ratio shall be 0.2804 or (ii) equal to or greater than $84.00, the Exchange Ratio shall be 0.2470; provided, further, however, the Exchange Ratio may be adjusted as provided in Section 2.01.

   "EXPENSES" shall mean, with respect to any party hereto, all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by such party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of its obligations pursuant to this Agreement and the consummation of the Offer and the Merger, the preparation, printing, filing and mailing of the Registration Statement, the Company Proxy Statement, the publication of the Offer, the solicitation of stockholder approvals, the filing of HSR Act notices, if any, and all other matters related to the transactions contemplated hereby and the closing of the Merger.

   "FAR" shall mean the Federal Acquisition Regulation.

   "FINAL AVERAGE CLOSING PRICE" shall mean the average of the per share closing sales prices of Parent Common Stock, rounded to four decimal places, as reported under "NYSE Composite Reports" in The Wall Street Journal for each of the twenty (20) NYSE trading days in the period ending two Business Days prior to the effective date of the Registration Statement.

   "GOVERNMENTAL ENTITY" shall mean any United States Federal, state, local or foreign governmental, regulatory or administrative authority, agency or commission or any court, tribunal or arbitral body.

   "GOVERNMENTAL ORDER" shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

   "HAZARDOUS MATERIAL" shall mean (i) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, friable asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

   "HSR ACT" shall mean Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, together with the rules and regulations promulgated thereunder.

   "IRS" shall mean the United States Internal Revenue Service.

   "LAW" shall mean any Federal, state, foreign or local statute, law, ordinance, regulation, rule, code, order, judgment, decree, other requirement or rule of law of the United States or any other jurisdiction.

   "NYSE" shall mean the New York Stock Exchange.

   "PARENT MATERIAL ADVERSE EFFECT" shall mean any change in or effect on the business of Parent and the Subsidiaries of the Parent that, individually or in the aggregate (taking into account all other such changes or effects), is, or is reasonably likely to be, materially adverse to the business, assets, liabilities, financial condition or results of operations of Parent and Subsidiaries, taken as a whole, provided, however, that "Parent Material Adverse Effect" shall not be deemed to include the impact of (a) changes in generally accepted accounting principles, (b) acts or omissions of Parent taken with the prior written consent of the Company, (c) changes in general economic or industry conditions, (d) the compliance by Parent or Merger Sub with the provisions of this Agreement and the effects of the Offer and the Merger on the business, assets, liabilities, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, (e) any change in the market price or trading volume of Parent Common Stock, and (f) any changes or effects as a result of the announcement of the Offer and the Merger.

   "PARENT'S KNOWLEDGE" shall mean the actual knowledge of the Parent's Chief Executive Officer, Chief Financial Officer, General Counsel, or Corporate Vice President and Treasurer.

   "PERMITTED ENCUMBRANCES" shall mean (i) liens for Taxes, assessments and other governmental charges not yet due and payable, (ii) immaterial unfiled mechanics', workmen's, repairmen's, warehousemen's, carriers' or other like liens arising or incurred in the ordinary course of business which are not yet due and payable and (iii) equipment leases with third parties entered into in the ordinary course of business which are not material or which are disclosed on Schedule 5.10 of the Company Disclosure Schedule.

   "PERSON" shall mean an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or government or political subdivision, agency or instrumentality of a government.

   "REPRESENTATIVES" of any specified Person shall mean the officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of such Person.

   "RIGHTS" shall mean the preferred stock purchase rights associated with the Company Common Stock pursuant to the Rights Agreement.

   "SEC" shall mean the United States Securities and Exchange Commission.

   "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

   "SUBSIDIARY" shall mean, with respect to any Person, any corporation, limited liability company, partnership, joint venture, trust or other legal entity of which such Person (either alone or through or together with any other subsidiary of such Person) owns, directly or indirectly, a majority of the stock or other equity interests, the holders of which are generally entitled to select by vote or other means the board of directors or other governing body of such corporation, limited liability company, partnership, joint venture, trust or other legal entity.

   "TAX" shall mean (i) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or taxing authority ("TAXING AUTHORITY"), including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges; (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, combined, consolidated or unitary group for any taxable period; and (iii) any liability for the payment of amounts of the type described in (i) or (ii) as a result of being a transferee of, or a successor in interest to, any Person or as a result of an express or implied obligation to indemnify any Person.

   "TAX RETURN" shall mean any return, statement or form (including, without limitation, any estimated tax reports or return, withholding tax reports or return and information report or return) required to be filed with respect to any Taxes.

   "U.S. GAAP" shall mean United States generally accepted accounting principles.

                                   ARTICLE II

                                   The Offer

   SECTION 2.01 THE OFFER. (a) Provided that (i) this Agreement shall not have been terminated in accordance with Section 10.01 and (ii) none of the events set forth in Annex I hereto shall have occurred or be existing, Merger Sub shall, as promptly as practicable after the date hereof, commence the Offer. Each Share (including the associated Right) accepted by Merger Sub in accordance with the Offer shall be exchanged for the right to receive from Merger Sub that number of fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio; provided, however, if the Final Average Closing Price is less than $74.00 on the day Parent makes a request to the SEC that the Registration Statement be declared effective, the Company shall have the right to terminate this Agreement (and such termination will have the effect set forth in Section 10.02 but shall not trigger any provision of Sections 10.06(b), (c), (d) or (e)) if the Company gives written notice to Parent and Merger Sub within one Business Day of such day prior to the Registration Statement being declared effective (time being of the essence); provided, further, however, that such termination shall not be effective if Parent in the exercise of its sole discretion elects, by written notice to the Company within one Business Day to issue additional shares of Parent Common Stock sufficient to equal the value to be received if the Final Average Closing Price had been $74.00 (the "MAKE WHOLE RIGHT"). The initial expiration date of the Offer shall be the twentieth Business Day following commencement of the Offer. The Offer shall be subject to the condition (the "MINIMUM CONDITION") that there shall be validly tendered in accordance with the terms of the Offer prior to the expiration date of the Offer and not withdrawn a number of Shares which, together with the Shares then owned by Parent and Merger Sub, represents at least 66.67% of the total number of outstanding Shares, assuming the exercise of all outstanding options, rights and convertible securities (if any) and the issuance of all Shares that the Company is obligated to issue (such total number of outstanding Shares being hereinafter referred to as the "FULLY DILUTED SHARES") and to the other conditions set forth in Annex I hereto. Parent and Merger Sub expressly reserve the right to waive any conditions to the Offer and to make any change in the terms or conditions of the Offer; provided, however, that, without the written consent of the Company, no change may be made which changes the form or amount of consideration to be paid, imposes conditions to the Offer in addition to those set forth in Annex I, changes or waives the Minimum Condition, extends the Offer (except as set forth in the following two sentences), or makes any other change to any condition to the Offer set forth in Annex I which is adverse to the holders of Shares. Subject to the terms of the Offer and this Agreement and the satisfaction (or waiver to the extent permitted by this Agreement) of the conditions to the Offer, Merger Sub shall accept for payment all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the applicable expiration date of the Offer and shall pay for all such Shares promptly after acceptance; provided, that (x) Merger Sub may (or, if the conditions set forth in clause (1), (2), (3) or (4), or subclause (a), (b) or (c) of clause (5), of Annex I have not been satisfied, shall) extend the Offer for extension periods not in excess of 15 Business Days if, at the scheduled expiration date of the Offer or any extension thereof, any of the conditions to the Offer shall not have been satisfied, until such time as such conditions are satisfied or waived (provided, that if at any scheduled expiration date, all of the conditions to the Offer have been satisfied or waived other than the Minimum Condition, Merger Sub shall only be required to extend the Offer for an additional 20 Business Days following such scheduled expiration date; provided further, that Merger Sub shall not be required to extend the Offer if there is no reasonable possibility of all of the conditions to the Offer being satisfied on or before October 31, 2000), and (y) Merger Sub may extend the Offer if and to the extent required by the applicable rules and regulations of the SEC. In addition, Merger Sub may extend the Offer after the acceptance of Shares thereunder for a further period of time by means of a subsequent offering period under Rule 14d-11 promulgated under the Exchange Act of not more than 20 Business Days to meet the objective (which is not a condition to the Offer) that there be validly tendered, in accordance with the terms of the Offer, prior to the expiration date of the Offer (as so extended) and not withdrawn a number of Shares, which together with Shares then owned by Parent and Merger Sub, represents at least 90% of the Fully Diluted Shares. The Offer shall terminate upon any termination of this Agreement. Notwithstanding anything to the contrary set forth herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued in connection with the exchange of Parent Common Stock for Shares upon consummation of the Offer, and in lieu thereof each tendering stockholder who would otherwise be entitled to a fractional share of Parent Common Stock in the Offer will be paid an amount in cash equal to the product obtained by multiplying (A) the fractional share interest such holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the Final Average Closing Price.

   (b) As soon as practicable after the date of this Agreement, but subject to receipt by Parent of the executed Tender Agreement, Parent shall prepare and file with the SEC a registration statement on Form S-4 to register the offer and sale of Parent Common Stock pursuant to the Offer (the "REGISTRATION STATEMENT"). The Registration Statement will include a preliminary prospectus containing the information required under Rule 14d-4(b) promulgated under the Exchange Act (the "PRELIMINARY PROSPECTUS"). As soon as practicable on the date of commencement of the Offer, Parent and Merger Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (the "SCHEDULE TO") which will contain or incorporate by reference all or part of the Preliminary Prospectus and form of the related letter of transmittal (together with the Schedule TO and with any supplements or amendments to either hereof, collectively the "OFFER DOCUMENTS"), and (ii) cause the Offer Documents to be disseminated to holders of Shares. Parent, Merger Sub and the Company each agree promptly to correct any information provided by it for use in the Registration Statement or the Offer Documents if and to the extent that it shall have become false or misleading in any material respect. Parent and Merger Sub agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws and Blue Sky Laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on each of the Schedule TO, the Registration Statement and the Offer Documents prior to its being filed with the SEC.

   SECTION 2.02 COMPANY ACTION. (a) The Company hereby consents to the Offer and represents that its Board of Directors, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger (as defined in Section 3.01), are advisable and are fair to and in the best interest of the Company's stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger and the transactions contemplated thereby, and (iii) resolved to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger by the Company's stockholders (the recommendations referred to in this clause (iii) are collectively referred to in this Agreement as the "RECOMMENDATIONS"). The Company further represents that CIBC World Markets Corp. (the "COMPANY FINANCIAL ADVISOR") has rendered to the Company's Board of Directors its opinion to the effect that, as of the date of this Agreement, the Exchange Ratio is fair, from a financial point of view, to the holders of the Company Common Stock (other than Parent and its Affiliates). The Company will promptly furnish Parent and Merger Sub pursuant to the terms of the Confidentiality Agreement with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case as of the most recent practicable date, and will provide to Parent and Merger Sub such additional information (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent or Merger Sub may reasonably request in connection with the Offer.

   (b) As soon as practicable on the day that the Offer is commenced, the Company will file with the SEC and disseminate to holders of Shares a Solicitation/Recommendation Statement on Schedule 14D-9 (the "SCHEDULE 14D-9") which shall reflect the Recommendations; provided that the Board of Directors of the Company may withdraw, modify or change such Recommendations if but only if (i) it believes in good faith, based on such matters as it deems relevant, after consultation with the Company's financial advisors, that a Company Superior Proposal (as defined in Section 7.04) has been made and (ii) it has determined in good faith, after consultation with outside legal counsel, that the withdrawal, modification or change of such Recommendation is, in the good faith judgment of the Board of Directors, required by the Board to comply with its fiduciary duties imposed by New York Law. The Company, Parent and Merger Sub each agree promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the
Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its being filed with the SEC.

   SECTION 2.03 DIRECTORS. (a) Effective upon the acceptance for payment by Merger Sub of 66.67% of the Shares pursuant to the Offer (the "APPOINTMENT TIME"), Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Company's Board of Directors (giving effect to the election of any additional directors pursuant to this Section) and (ii) the percentage that the number of Shares owned by Parent or Merger Sub (including Shares accepted for payment) bears to the total number of Shares outstanding, and the Company shall take all action necessary to cause Parent's designees to be elected or appointed to the Company's Board of Directors, including, without limitation, increasing the number of directors, or seeking and accepting resignations of incumbent directors, or both; provided that, prior to the Effective Time (as defined in Section 3.03), the Company's Board of Directors shall always have at least two members who were directors of the Company prior to consummation of the Offer (each, a "CONTINUING DIRECTOR"). If the number of Continuing Directors is reduced to less than two for any reason prior to the Effective Time, the remaining and departing Continuing Directors shall be entitled to designate a person to fill the vacancy. At such times, the Company will use its best efforts to cause individuals designated by Parent to constitute the same percentage as such individuals represent on the Company's Board of Directors of (x) each committee of the Board of Directors of the Company, (y) each Board of Directors of each Subsidiary of the Company and (z) each committee of each such Board. Notwithstanding anything in this Agreement to the contrary, in the event that Parent's designees are elected to the Company's Board of Directors prior to the Effective Time, the affirmative vote of the Continuing Directors shall be required for the Company to (a) amend or terminate this Agreement or agree or consent to any amendment or termination of this Agreement, (b) waive any of the Company's rights, benefits or remedies hereunder, (c) extend the time for performance of Parent's and Merger Sub's respective obligations hereunder, or
(d) approve any other action by the Company which is reasonably likely to adversely affect the interests of the stockholders of the Company (other than Parent, Merger Sub and their Affiliates (other than the Company and the Company Subsidiaries)), with respect to the transactions contemplated by this Agreement.

   (b) The Company's obligations to appoint designees to the Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-l in order to fulfill its obligations under this Section 2.03 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-l to fulfill its obligations under this Section 2.03. Parent will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and Affiliates required by Section 14(f) and Rule 14f-1.

                                  ARTICLE III

                                   The Merger

   SECTION 3.01 THE MERGER.

   Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the BCL, at the Effective Time, Merger Sub shall be merged with and into the Company (the "MERGER"). As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger as a wholly owned subsidiary of Parent (the "SURVIVING CORPORATION").

   SECTION 3.02 CLOSING.

   Unless this Agreement shall have been terminated and the Merger herein contemplated shall have been abandoned pursuant to Section 10.01 and subject to the satisfaction or waiver of the conditions set forth in Article IX, the consummation of the Merger shall take place as promptly as practicable (and in any event within three Business Days) after satisfaction or waiver of the conditions set forth in Article IX (the "CLOSING DATE") at a closing (the "CLOSING") to be held at 10:00 AM at the offices of Parent, unless another date, time or place is agreed to by Parent and the Company.

   SECTION 3.03 EFFECTIVE TIME.

   At the Closing, the parties shall cause the Merger to be consummated by filing (i) a certificate of merger (the "DELAWARE CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with the relevant provisions of, the DGCL and (ii) a certificate of merger (the "NEW YORK CERTIFICATE OF MERGER") with the Secretary of State of the State of New York in such form as required by, and executed in accordance with the relevant provisions of, the BCL (the date and time of such filings, or such later date and time as may be set forth therein, being the "EFFECTIVE TIME").

   SECTION 3.04 EFFECT OF THE MERGER.

   At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL and the BCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Company as the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and the Company shall become the debts, liabilities and duties of the Company as the Surviving Corporation.

   SECTION 3.05 CERTIFICATE OF INCORPORATION; BYLAWS; DIRECTORS AND OFFICERS OF SURVIVING CORPORATION.

   Unless otherwise agreed by Parent and the Company before the Effective Time, at the Effective Time:

     (a) the certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be amended and restated in its entirety to read substantially the same as the certificate of incorporation of Merger Sub; provided, however , that Article I of the certificate of incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is COMPTEK RESEARCH, INC." and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with the terms thereof and applicable Law;

     (b) the bylaws of the Company in effect immediately prior to the Effective Time shall be amended and restated in their entirety to read substantially the same as the bylaws of Merger Sub, and, as so amended and restated, shall be the bylaws of the Surviving Corporation until amended in accordance with the terms thereof and applicable Law;

     (c) the officers of Merger Sub immediately prior to the Effective Time shall serve in their respective offices of the Surviving Corporation from and after the Effective Time, in each case until their successors are elected or appointed and qualified or until their resignation or removal; and

     (d) the directors of Merger Sub immediately prior to the Effective Time shall serve as the directors of the Surviving Corporation from and after the Effective Time, in each case until their successors are elected or appointed and qualified or until their resignation or removal.

                                   ARTICLE IV

               Conversion of Securities; Exchange of Certificates

   SECTION 4.01 CONVERSION OF SHARES

   At the Effective Time, by virtue of the Merger, and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

     (a) Each share of Company Common Stock issued and outstanding immediately before the Effective Time (excluding (i) those held in the treasury of the Company, (ii) those owned by any wholly owned Subsidiary of the Company and (iii) those as to which appraisal rights, if any, have been exercised) and all rights in respect thereof, shall be converted into and shall represent the right to receive that number of fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio. Unless the context otherwise requires, (i) each reference in this Agreement to shares of Company Common Stock shall include the associated Rights issued pursuant to the Rights Agreement and (ii) each reference in this Agreement to shares of Parent Common Stock shall include the associated Rights issued pursuant the Rights Agreement dated as of August 12, 1991 and amended on September 23, 1998 between Parent and Chase Mellon Shareholders Services, LLC. All of the shares of Company Common Stock to be converted into Parent Common Stock pursuant to this Section 4.01(a) shall cease to be outstanding, shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the number of shares of Parent Common Stock issuable therefor upon the surrender of such certificate in accordance with
  Section 4.02(c) hereof, without interest, and cash in lieu of fractional shares as contemplated by Section 4.04.

     (b) Each share of Company Common Stock held in the treasury of the Company or owned by any wholly owned subsidiary of the Company immediately prior to the Effective Time shall be canceled and retired and no shares of stock or other securities of Parent, the Surviving Corporation or any other corporation shall be issuable, and no payment of other consideration shall be made, with respect thereto and no payment of other consideration shall be made, with respect thereto.

     (c) Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation. From and after the Effective Time, each outstanding certificate theretofore representing shares of Merger Sub common stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of Surviving Corporation common stock into which such shares of Merger Sub common stock shall have been converted. Promptly after the Effective Time, the Surviving Corporation shall issue to Parent a stock certificate representing 1,000 shares of Surviving Corporation common stock in exchange for the certificate that formerly represented shares of Merger Sub common stock, which shall be surrendered by Parent and cancelled.

   SECTION 4.02 EXCHANGE OF SHARES OTHER THAN TREASURY SHARES.

     (a) EXCHANGE AGENT. At or prior to the Effective Time, Parent shall enter into an agreement with a bank or trust company designated by Parent and reasonably acceptable to the Company, to act as exchange agent for the Merger (the "EXCHANGE AGENT").

     (b) PARENT TO PROVIDE COMMON STOCK. Parent shall make available to the Exchange Agent for the benefit of the holders of Company Common Stock (i) promptly after the Effective Time, certificates of Parent Common Stock ("PARENT CERTIFICATES") representing the number of whole shares of Parent Common Stock issuable pursuant to Section 4.01(a) in exchange for shares of Company Common Stock outstanding immediately prior to the Effective Time; and (ii) no later than the Closing, sufficient funds to permit payment of cash in lieu of fractional shares pursuant to Section 4.04. All funds deposited with the Exchange Agent shall be invested as directed by the Surviving Corporation; provided, that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, or in deposit accounts, certificates of deposit or banker's acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of $100 million (based on the most recent financial statements of such bank which are then publicly available).

     (c) EXCHANGE PROCEDURES. The Exchange Agent shall mail to each holder of record of certificates of Company Common Stock ("COMPANY CERTIFICATES"), whose shares were converted into the right to receive shares of Parent Common Stock (and cash in lieu of fractional shares pursuant to Section 4.04) promptly after the Effective Time (and in any event no later than three Business Days after the later to occur of the Effective Time and receipt by Parent of a complete list from the Company of the names and addresses of its holders of record): (i) a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon receipt of the Company Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Parent may reasonably specify, and which shall be reasonably satisfactory to the Company); and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for Parent Certificates (and cash in lieu of fractional shares). Upon surrender of a Company Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may be reasonably required by the Exchange Agent, the holder of such Company Certificate shall be entitled to receive in exchange therefor a Parent Certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to this Article IV and payment of cash in lieu of fractional shares which such holder has the right to receive pursuant to Section 4.04, and the Company Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Company Certificate that, prior to the Effective Time, represented shares of Company Common Stock will be deemed from and after the Effective Time, for all purposes other than the payment of dividends and distributions, to evidence the right to receive the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted plus cash in lieu of the issuance of any fractional shares in accordance with Section
  4.04. Notwithstanding any other provision of this Agreement, no interest will be paid or will accrue on any cash payable to holders of Company Certificates pursuant to the provisions of this Article IV.

     (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Company Certificate shall surrender such Company Certificate. Subject to the effect of applicable escheat or similar laws, following surrender of any such Company Certificate, there shall be paid to the record holder of the Parent Certificates issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 4.02(d)) with respect to such shares of Parent Common Stock.

     (e) TRANSFER OF OWNERSHIP. If any Parent Certificate is to be issued in a name, or cash paid to a Person, other than that in which the Company Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance and/or payment thereof that the Company Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a Parent Certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Company Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

     (f) TERMINATION OF EXCHANGE AGENT FUNDING. Any portion of funds (including any interest earned thereon) or Parent Certificates held by the Exchange Agent which have not been delivered to holders of Company Certificates pursuant to this Article IV within six months after the Effective Time shall promptly be paid or delivered, as appropriate, to Parent, and thereafter holders of Company Certificates who have not theretofore complied with the exchange procedures set forth in and contemplated by this Section 4.02 shall thereafter look only to Parent (subject to abandoned property, escheat and similar laws) only as general creditors thereof for their claim for shares of Parent Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions (with a record date after the Effective Time) with respect to Parent Common Stock to which they are entitled.

     (g) NO LIABILITY. Notwithstanding anything to the contrary in this
  Section 4.02, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any Person in respect of any shares of Parent Common Stock or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

   SECTION 4.03 STOCK TRANSFER BOOKS.

   At the Effective Time, the stock transfer books of the Company shall each be closed, and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of any such stock transfer books. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the stock transfer records of the Company at the Effective Time, a certificate or certificates representing the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been converted shall be issued to the transferee plus cash in lieu of fractional shares, if any, in accordance with Section 4.04 hereof, and a cash payment in the amount of dividends, if any, in accordance with Section 4.02(d) hereof, if the certificate or certificates representing such shares of Company Common Stock is or are surrendered as provided in Section 4.02(c) hereof, accompanied by all documents required to evidence and effect such transfer and by evidence of payment of any applicable stock transfer tax.

   SECTION 4.04 NO FRACTIONAL SHARE CERTIFICATES.

   No scrip or fractional share Parent Certificate shall be issued upon the surrender for exchange of Company Certificates, and an outstanding fractional share interest shall not entitle the owner thereof to vote, to receive dividends or to any rights of a stockholder of Parent or of Surviving Corporation with respect to such fractional share interest. No later than the Closing, Parent shall deposit with the Exchange Agent an amount in cash sufficient for the Exchange Agent to pay each holder of Company Common Stock an amount in cash, rounded to the nearest whole cent, equal to the product obtained by multiplying (i) the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) by (ii) the Final Average Closing Price. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts, net of any required withholding taxes, to such holders of Company Common Stock, subject to and in accordance with the terms of Section
4.02 hereof.

   SECTION 4.05 OPTIONS TO PURCHASE COMPANY COMMON STOCK.

   (a) Commencing ten (10) Business Days prior to consummation of the Offer, each option granted by the Company to purchase shares of Company Common Stock pursuant to the Company Stock Plans or otherwise listed on Schedule 5.03 of the Company Disclosure Schedule ("COMPANY STOCK OPTIONS") shall be vested and exercisable in full.

   (b) At the Effective Time, each Company Stock Option which is outstanding and unexercised immediately prior to the Effective Time shall, without any further action, be assumed automatically by Parent and converted into an option to purchase shares of Parent Common Stock on economically equivalent terms and conditions as in effect immediately prior to the Effective Time (except to the extent that such terms, conditions and restrictions may be altered in accordance with their terms as a result of the Merger contemplated hereby and except that all references in each such Company Stock Option to the Company shall be deemed to refer to

Parent), and provided that (i) each such Company Stock Option shall be exercisable for that whole number of shares of Parent Common Stock (rounded to the nearest share) equal to the product of (y) the number of shares of Company Common Stock subject to such Company Stock Option and (z) the Exchange Ratio, and (ii) the option exercise price per share of Parent Common Stock shall be an amount equal to (y) the option exercise price per share of Company Common Stock under such Company Stock Option in effect immediately prior to the Effective Time divided by (z) the Exchange Ratio (the option exercise price, as so determined, being rounded to the nearest full cent). It is the intention of the parties that, subject to applicable Law, the Company Stock Options assumed by Parent qualify following the Effective Time as "incentive stock options" (as defined in Section 422 of the Code) to the extent that such Company Stock Options qualified as incentive stock options prior to the Effective Time. Parent makes no representation with respect to such qualification. To the extent Parent provides similar treatment for its employee stock options, as soon as practicable after the Effective Time, Parent shall file a registration statement (including a reoffer prospectus) on Form S-8 (or any successor form), or another appropriate form, with respect to the shares of Parent Common Stock subject to such assumed Company Stock Options and shall use its best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus contained therein) for so long as such assumed Company Stock Options remain outstanding.

   SECTION 4.06 CERTAIN ADJUSTMENTS.

   If between the date of this Agreement and the Effective Time, (a) the outstanding shares of Parent Common Stock or Company Common Stock shall be changed into a different number of shares or securities by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, or (b) the number of shares of Company Common Stock on a fully diluted basis is in excess of that specified in
Section 5.03 and disclosed in Schedule 5.03 of the Company Disclosure Schedule (regardless of whether such excess is a result of an additional issuance of capital stock except as otherwise permitted pursuant to this Agreement or a correction to such Sections), then, in either case, the Exchange Ratio established pursuant to the provisions of Section 2.01 and shall be adjusted accordingly (by the proportionate adjustment of each of the number of shares of Parent Common Stock and Company Common Stock) to provide Parent and the stockholders and option holders of the Company the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange, dividend or increase.

   SECTION 4.07 LOST, STOLEN OR DESTROYED CERTIFICATES.

   In the event any Company Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock (and cash in lieu of fractional shares) as may be required pursuant to Section 4.01; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificates to indemnify Parent against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

   SECTION 4.08 TAKING OF NECESSARY ACTION; FURTHER ACTION.

   If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Company are fully authorized in the name of their corporation or otherwise to take, and will use good faith efforts to take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

                                   ARTICLE V

                 Representations and Warranties of the Company

   The Company hereby represents and warrants to Parent and Merger Sub, subject to the exceptions specifically disclosed in writing in the Company Disclosure Schedule, all such exceptions to be referenced to a specific representation set forth in this Article V, that:

   SECTION 5.01 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

   (a) Each of the Company and each directly and indirectly owned Subsidiary of the Company has been duly organized and is validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

   (b) Schedule 5.01 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of each Company Subsidiary, together with (i) the jurisdiction of incorporation or organization of each Company Subsidiary and the percentage of each Company Subsidiary's outstanding capital stock or other equity interests owned by the Company or another Company Subsidiary and (ii) an indication of whether each Company Subsidiary is a "SIGNIFICANT SUBSIDIARY" as defined in Regulation S-X promulgated by the SEC under the Securities Act and the Exchange Act. Except as set forth in Schedule
5.01 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary owns an equity interest in any partnership or joint venture arrangement or other business entity that is material to the business, assets, liabilities, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole.

   (c) The maximum amount of shares of Company Common Stock eligible to be purchased under the Company ESPP for the quarter ending June 30, 2000 does not exceed 30,000.

   SECTION 5.02 CERTIFICATE OF INCORPORATION AND BYLAWS.

   The copies of certificate of incorporation and bylaws of the Company and the Company Subsidiaries previously presented to Parent by the Company are true, complete and correct copies thereof. Such certificates of incorporation and bylaws are in full force and effect. None of the Company or any Company Subsidiary is in violation of any of the provisions of its certificate of incorporation or bylaws.

   SECTION 5.03 CAPITALIZATION.

   The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 3,000,000 shares of preferred stock, par value $0.01 per share ("COMPANY PREFERRED STOCK"). At May 31, 2000, (i) 6,223,094 shares of Company Common Stock were issued and outstanding, all of which outstanding shares were validly issued and are fully paid and nonassessable, (ii) 473,110 shares of Company Common Stock were held in the treasury of the Company, (iii) 101,864 shares of Company Common Stock were reserved for future issuance pursuant to Company Stock Plans; (iv) no shares of Company Preferred Stock are outstanding; and (v) 559,709 shares of Company Common Stock were reserved for issuance pursuant to the Company ESPP. The name of each holder of a Company Stock Option, the grant date of each Company Stock Option, the number of shares of Company Common Stock for which each Company Stock Option is exercisable, the vesting or exercise schedule and the exercise price of each Company Stock Option at May 31, 2000 are set forth in Schedule 5.03 of the Company Disclosure Schedule. Except for shares of Company

Common Stock issuable pursuant to Company Stock Plans and stock option agreements entered into in connection therewith, and the Company ESPP and as otherwise set forth in Schedule 5.03 of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Company Subsidiary. Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by the Company or another Company Subsidiary is free and clear of all Encumbrances. Except as set forth in Schedule 5.03 of the Company Disclosure Schedule, to the Company's Knowledge there are no outstanding contractual obligations of the Company or any Company Subsidiary to provide funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in excess of $100,000 in any Company Subsidiary or any other entity or Person, other than commitments to provide funds pursuant to commercially reasonable cash management practices and other than commitments less than $100,000 to any Company Subsidiary or less than $25,000 to any other Company Affiliate.

   SECTION 5.04 AUTHORITY RELATIVE TO THIS AGREEMENT.

   The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval of this Agreement by the holders of 66.67% of the outstanding shares of Company Common Stock entitled to vote with respect thereto at the Company Stockholders' Meeting (as defined in Section 8.01(b)), and the filing and recordation of the New York Certificate of Merger as required by the BCL). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies. The Board of Directors of the Company has adopted resolutions for the Company to take all necessary action to cause the Parent and Merger Sub not to be deemed an "Acquiring Person" under the Rights Agreement, dated as of April 16, 1999, between the Company and American Stock Transfer and Trust Company, as Rights Agent (the "RIGHTS AGREEMENT"), and to ensure that neither the execution of this Agreement, nor the consummation of the transactions contemplated herein, shall result in any Rights under the Rights Agreement being exercisable. The Company shall use its best efforts to deliver within five Business Days of this Agreement a fully executed amendment to the Rights Agreement reflecting the substance of the preceding sentence.

   SECTION 5.05 NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

   (a) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder, and the consummation of the Merger will not, (i) conflict with or violate any provision of the certificate of incorporation or bylaws of the Company or any equivalent organizational documents of any Company Subsidiary, (ii) assuming that all filings and notifications described in Section 5.05(b) have been made, conflict with or violate in any material respect any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (iii) except as otherwise set forth on Schedule 5.05(a) of the Company Disclosure Schedule, result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation evidencing a Company or a Company Subsidiary obligation in any single instance in excess of $50,000 or in the aggregate in excess of $250,000.

   (b) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation of the Merger will not, require any consent, approval, authorization or permit of, or filing by the Company with or notification by the Company to, any Governmental Entity, except for (i) the filing of a premerger notification and report form by the Company under the HSR Act, and any applicable filings under similar foreign antitrust or competition laws and regulations, (ii) the filing with the SEC of (A) the Schedule 14D-9, (B) a proxy statement relating to the Company Stockholders Meeting (as amended or supplemented from time to time, the "COMPANY PROXY STATEMENT"), and (C) such reports under the Exchange Act and the Securities Act, as may be required in connection with this Agreement and the Tender Agreement and the transactions contemplated hereby and thereby, (iii) such filings as may be required under Blue Sky Laws, (iv) the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware and the New York Certificate of Merger with the Secretary of State of the State of New York and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (v) filings with the ASE and (vi) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be made or obtained individually or in the aggregate could not reasonably be expected to (x) have a Company Material Adverse Effect, (y) impair the Company's ability to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement.

   (c) Neither the Schedule 14D-9, nor any of the information supplied or to be supplied by the Company or any Company Subsidiary or any of their Representatives for inclusion or incorporation by reference in the Registration Statement, the Post-Effective Amendment (as defined in Section 8.01(a)) or the Offer Documents will, at the respective times any such documents or any amendments or supplements thereto are filed with the SEC, are first published, sent or given to stockholders or become effective under the Securities Act or the Exchange Act, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied by the Company or any Company Subsidiary or any of their Representatives for inclusion or incorporation by reference in the Company Proxy Statement will, at the time the Company Proxy Statement is first mailed to the Company's stockholders or, at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 and the Company Proxy Statement will comply as to form in all material respects with the requirements of all applicable federal securities Laws, including the Exchange Act. No representation or warranty is made by the Company with respect to statements made or incorporated by reference in any of such documents based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference therein.

   SECTION 5.06 PERMITS; COMPLIANCE WITH LAWS.

   The Company and the Company Subsidiaries are in possession of all material franchises, grants, authorizations, licenses, establishment registrations, product listings, permits, approvals and orders of any Governmental Entity necessary for the Company or any Company Subsidiary to own, lease and operate its properties and assets or otherwise to carry on its business as it is now being conducted (collectively, the "COMPANY PERMITS"), and, as of the date of this Agreement, none of the Company Permits has been suspended or cancelled nor is any such suspension or cancellation pending or, to the Company's Knowledge, threatened. Neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (ii) any Company Permits, except, in each case, for such conflicts, defaults or violations that could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Schedule 5.06 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, all actions, proceedings, investigations or surveys pending or, to the Company's Knowledge, threatened against the Company or any Company Subsidiary that could reasonably be expected to result in the suspension or cancellation of any other Company Permit. Except as set forth in
Schedule 5.06 of the Company Disclosure Schedule, since December 31, 1999, neither the Company nor any Company Subsidiary has received from any Governmental Entity any written notification with respect to possible material conflicts, defaults or violations of Laws.

   SECTION 5.07 SEC FILINGS; FINANCIAL STATEMENTS.

   (a) The Company has timely filed all forms, reports, statements and documents required to be filed by it (A) with the SEC and the ASE since December 31, 1996 (collectively, together with any such forms, reports, statements and documents the Company may file subsequent to the date hereof until the Closing, the ("COMPANY REPORTS") and (B) since December 31, 1996, in all material respects, with any other Governmental Entities. Each Company Report (i) was prepared in accordance with the requirements of the Securities Act, the Exchange Act or the rules and regulations of the ASE, as the case may be, and (ii) did not at the time it was filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each form, report, statement and document referred to in clause (B) of this paragraph was prepared in all material respects in accordance with the requirements of applicable Law. No Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the SEC, the ASE, any other stock exchange or any other comparable Governmental Entity.

   (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company Reports was prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly the consolidated financial position of the Company and the Company Subsidiaries as at the respective dates thereof, and their consolidated results of operations, stockholders' equity and cash flows for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring immaterial year-end adjustments).

   (c) Except as and to the extent set forth or reserved against on the consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 1999 as reported in the Company Reports, none of the Company or any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with U.S. GAAP, except for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 1999.

   SECTION 5.08 ABSENCE OF CERTAIN CHANGES OR EVENTS.

   Except as otherwise set forth on Schedule 5.08 of the Company Disclosure Schedule, since December 31, 1999, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice and, since such date, there has not been (i) any Company Material Adverse Effect, (ii) any event that could reasonably be expected to prevent the performance of the Company's obligations pursuant to this Agreement and the consummation of the Merger by the Company, (iii) any material change by the Company in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of Company Common Stock or any redemption, purchase or other acquisition of any of the Company's securities, (v) except in the ordinary course of business consistent with past practice, any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers of the Company or any Company Subsidiary, (vi) any issuance or sale of any stock, notes, bonds or other securities other than pursuant to the exercise of outstanding securities, or entering into any agreement with respect thereto, (vii) any amendment to the Company's certificate of incorporation or bylaws, (viii) other than in the ordinary course of business, any (x) purchase, sale, assignment or transfer of any material assets, (y) mortgage, pledge or the institution of any lien, encumbrance or charge on any material assets or properties, tangible or intangible, except for liens for taxes not yet delinquent and such other liens, encumbrances or charges which do not, individually or in the aggregate, have a Company Material Adverse Effect, or (z) waiver of any rights of material value or cancellation or any material debts or claims, (ix) any incurrence of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice, (x) any incurrence of any damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of the Company or any Company Subsidiary, (xi) any entering into of any transaction of a material nature other than in the ordinary course of business, consistent with past practices, (xii) any termination of any Company Material Contract other than by expiration of its term; (xiii) any receipt by the Company of notice that the employment of any of the employees set forth on
Schedule 7.01 hereof will terminate; or (xiv) any receipt of notice by the Company that any Company Material Contract (A) will terminate other than by expiration of its term, (B) if such Company Material Contract has an optional renewal clause that such option will not be exercised, or (C) that would otherwise reasonably be expected to be resolicited at the end of its term will not be re-solicited.

   SECTION 5.09 EMPLOYEE BENEFIT PLANS; LABOR MATTERS.

   (a) Schedule 5.09 of the Company Disclosure Schedule lists each employee benefit fund, plan, program, arrangement and contract (including, without limitation, any "pension" plan, fund or program, as defined in Section 3(2) of ERISA, and any "employee benefit plan", as defined in Section 3(3) of ERISA and any plan, program, arrangement or contract providing for severance, medical, dental or vision benefits; life insurance or death benefits; disability benefits, sick pay or other wage replacement; vacation, holiday or sabbatical; pension or profit-sharing benefits; stock options or other equity compensation; bonus or incentive pay or other material fringe benefits), whether written or not ("BENEFIT PLANS"), maintained, sponsored or contributed to or required to be contributed to by the Company or any Company Subsidiary (the "COMPANY BENEFIT PLANS"). With respect to each Company Benefit Plan, the Company has delivered or made available to Parent a true, complete and correct written summary or copy of (i) such Company Benefit Plan and the most recent summary plan description, if any, related to such Company Benefit Plan, (ii) each trust agreement or other funding arrangement relating to such Company Benefit Plan,
(iii) the most recent annual report (Form 5500) filed with the IRS with respect to such Company Benefit Plan (and, if the most recent annual report is a Form 5500-R, the most recent Form 5500-C filed with respect to such Company Benefit
Plan), (iv) the most recent actuarial report or financial statement relating to such Company Benefit Plan and (v) the most recent determination letter, if any, issued by the IRS with respect to such Company Benefit Plan, or any pending request for such a determination letter. Neither the Company nor any Company Subsidiary nor, to the Company's Knowledge, any other Person, has any express or implied commitment, to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

   (b) Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable laws, including, without limitation, ERISA and the Code, and all contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date of this Agreement, to the extent required by U.S. GAAP.

   (c) The Company, on behalf of itself and all of the Company Subsidiaries, hereby represents that: (i) each Company Benefit Plan which is intended to be qualified under Section 401(a) of the Code has received, or will receive without the requirement of an amendment to such plan (to the extent such letters are available under current IRS practice), a favorable determination letter from the IRS as to its qualified status under the Code, and each trust established in connection with any Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and to the Company's Knowledge no fact or event has occurred that could adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust; and (ii) to the Company's Knowledge there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code other than a transaction that is under a statutory or administrative exemption) with respect to any Company Benefit Plan that could result in liability to the Company or any Company Subsidiaries.

   (d) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) or other pension plan subject to Title IV of ERISA and neither the Company, any Company Subsidiary nor any other trade or business (whether or not incorporated) that is under "common control" with the Company or a Company Subsidiary (within the meaning of Section 4001(b) of ERISA) or with respect to which the Company or any Company Subsidiary could otherwise incur liability under Title IV of ERISA (a "COMPANY ERISA AFFILIATE") has sponsored or contributed to or been required to contribute to a multiemployer pension plan or other pension plan subject to Title IV of ERISA. No material liability under Title IV of ERISA has been incurred by the Company, any Company Subsidiary or any Company ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any Company Subsidiary of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder. None of the assets of the Company or any Company Subsidiary is, or may reasonably be expected to become, the subject of any lien arising under ERISA or Section 412(n) of the Code.

   (e) The Company has scheduled on Schedule 5.09(e) of the Company Disclosure Schedule and has delivered or made available to Parent true, complete and correct copies of (i) all current employment agreements with officers and employees and all current consulting agreements of the Company and each Company Subsidiary providing for annual compensation in excess of $100,000, (ii) all severance plans, termination agreements, post-employment and other compensation agreements, arrangements and plans, supplemental retirement, programs and policies of the Company and each Company Subsidiary with or relating to their respective employees, directors or consultants, and (iii) all plans, programs, agreements and other arrangements of the Company and each Company Subsidiary with or relating to their respective employees, directors or consultants which contain "change of control" provisions.

   (f) Neither the Company nor any Company Subsidiary is a party to any collective bargaining or other labor union contract applicable to persons employed by the Company or any Company Subsidiary and no collective bargaining agreement is being negotiated by the Company or any Company Subsidiary. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against the Company or any Company Subsidiary pending or, to the Company's Knowledge, threatened which may interfere with the respective business activities of the Company or any Company Subsidiary. As of the date of this Agreement, to the Company's Knowledge, none of the Company, any Company Subsidiary, or any of their respective representatives or employees has committed any unfair labor practice in connection with the operation of the respective businesses of the Company or any Company Subsidiary, and there is no charge or complaint against the Company or any Company Subsidiary by the National Labor Relations Board or any comparable Governmental Entity pending or threatened in writing.

   (g) Except as required by Law or as set forth in Schedule 5.09(g) of the Company Disclosure Schedule, no Company Benefit Plan provides any of the following retiree or post-employment benefits to any person: medical, disability or life insurance benefits. The Company and the Company ERISA Affiliates are in compliance in all material respects with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") and the regulations (including proposed regulations) thereunder and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended and the regulations (including the proposed regulations) thereunder.

   (h) All consultants retained by the Company or any Company Subsidiary have been properly classified as independent contractors and to the Company's Knowledge all consultants retained by the Company or any Company Subsidiary prior to December 31, 1996 have been properly classified as independent contractors.

   SECTION 5.10 CONTRACTS.

   Schedule 5.10 of the Company Disclosure Schedule sets forth a list of certain contracts including all Company Material Contracts. Except as set forth in Schedule 5.10 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is in material violation of or default under (nor does there exist any condition which with the passage of time or the giving of notice could reasonably be expected to cause such a material violation of or default under) any Company Material Contract. Each Company Material Contract is in full force and effect and is a legal, valid and binding obligation of the Company or a Company Subsidiary and, to the Company's Knowledge, each of the other parties thereto, enforceable in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies. Except as set forth on Schedule 5.10 of the Company Disclosure Schedule, (i) neither the Company, nor Company Subsidiary, nor any Principal is debarred, suspended, proposed for debarment, or declared ineligible for the award of contracts by any agency or department of the United States government; (ii) neither the Company, nor Company Subsidiary, nor any Principal has been convicted of, had a civil judgment rendered against them for, or received written notice of any claim, suit, or investigation asserting or alleging the (a) commission of fraud or a criminal offense in connection with obtaining, attempting to obtain, or performing a Federal, state or local government contract or subcontract, (b) violation of Federal or state antitrust statutes relating to the submission of offers, or (c) commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, tax evasion, or receiving stolen property; and (iii) to the Company's Knowledge, the Company and the Company Subsidiaries are in substantial compliance with all applicable procurement laws, regulations and terms of Material Contracts (including without limitation the FAR and Cost Accounting Standards). For purposes of this Section 5.10, the term "Principal" shall include executive officers and directors. Except as previously disclosed by the Company to Parent, to the Company's Knowledge, there is no outstanding issue in connection with any Governmental Entity audit or investigation which may give rise to an expense in excess of current reserves. To the Company's Knowledge, no Company Material Contract is likely to result in a loss in excess of reserves which is not fully reflected on the Company Reports.

   SECTION 5.11 LITIGATION.

   Except as set forth in Schedule 5.11 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or to the Company's Knowledge, threatened against the Company or any Company Subsidiary that could reasonably be expected to cause, individually, a loss to the Company or any Company Subsidiary in excess of $50,000, or in the aggregate, losses to the Company and the Company Subsidiaries in excess of $250,000, or materially impair the Company's ability to consummate the transactions contemplated herein. The Company is not aware of any facts or circumstances which could reasonably be expected to result in the denial of insurance coverage under policies issued to the Company and Company Subsidiaries in respect of such suits, claims, actions, proceedings and investigations, except in any case as could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction or decree which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or materially impair the Company's ability to consummate the transactions contemplated herein.

   SECTION 5.12 ENVIRONMENTAL MATTERS.

   Except as could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries are in compliance with all applicable Environmental Laws and all Company Permits required by Environmental Laws; (ii) all past noncompliance of the Company or any Company Subsidiary with Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future obligation, cost or liability; (iii) neither the Company nor any Company Subsidiary has, and to the Company's Knowledge no other Person has, released a Hazardous Material at, or transported a Hazardous Material to or from, any real property currently or formerly owned, leased or occupied by the Company or any Company Subsidiary, in violation of any Environmental Law and (vi) neither the Company nor any Company Subsidiary has received any claim or written request for information, or been notified in writing that it is a potentially responsible party, under any Environmental Law or other written communication alleging that the Company or any Company Subsidiary may be in violation of, or liable under, any Environmental Law.

   SECTION 5.13 INTELLECTUAL PROPERTY.

   (a) All trademarks, trade names, service marks, trade dress (whether or not registered), and all goodwill associated with any of the foregoing, patents (including, without limitation, all U.S. and foreign patents, patent applications, patent disclosures and any and all divisions, continuations, continuations-in-part, re-issues, re-examinations and extensions thereof), Internet domain names, copyrights (whether or not registered), mask works and any renewal rights therefor, inventions (whether or not patented) technology, supplier lists, trade secrets, know-how, computer software programs or applications in both source and object code form, technical documentation of such software programs, databases, data, registrations and applications for any of the foregoing and all other tangible or intangible proprietary information or materials that are or have been used (including without limitation in the development of) in the Company's or any Company Subsidiaries' business and/or in any product, technology or process (i) currently being or formerly manufactured, published or marketed by the Company or a Company Subsidiary or
(ii) previously or currently under development for possible future manufacturing, publication, marketing or other use by the Company or the Company Subsidiaries are hereinafter referred to as the "COMPANY INTELLECTUAL PROPERTY."

   (b) Schedule 5.13(b) of the Company Disclosure Schedule contains a true and complete list of the Company's and the Company Subsidiaries' patents, patent applications, trademarks, trademark applications, trade names, service marks, service mark applications, Internet domain names, Internet domain name applications, copyrights and copyright registrations and applications, all of the foregoing existing anywhere in the world, owned by the Company or any Company Subsidiary. All of the Company's and the Company Subsidiaries' patents, registrations, trademark registrations and copyright registrations are enforceable and subsisting in all material respects, and remain in good standing with all fees and filings that are due as of the Closing having been made as of the Closing.

   (c) The Company Intellectual Property consists solely of items and rights which are: (i) owned by the Company or any Company Subsidiary; or (ii) in the public domain; or (iii) jointly owned between the Company or a Company Subsidiary and a customer or vendor pursuant to the terms of an agreement between the Company and its Subsidiaries and such customer or vendor; or (iv) rightfully used by the Company or any Company Subsidiary pursuant to a valid and enforceable license (the "COMPANY LICENSED INTELLECTUAL PROPERTY"), the parties, date and subject matter of each such material license agreement and each material agreement in which the Company or a Company Subsidiary is the licensee or owner of the subject rights in the agreement being set forth on
Schedule 5.13(c) of the Company Disclosure Schedule. Except as described in
Schedule 5.13(c) of the Company Disclosure Schedule, the Company and its Subsidiaries have all rights in Company Intellectual Property and Company Licensed Intellectual Property. The Company or its Subsidiaries have all rights to Company Intellectual Property necessary to carry out the Company's and the Company Subsidiaries' current activities and the Company's and the Company Subsidiaries' future activities to the extent such future activities are already planned, including without limitation, to the extent required to carry out such activities, rights to make, have made, use, import, export, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, sublicense, rent and lease and, other than with respect to the Company Licensed Intellectual Property, assign and sell, the Company Intellectual Property.

   (d) The reproduction, manufacturing, distribution, licensing, sublicensing or sale of any Company Intellectual Property, product, service, work, technology or process as now used or offered or proposed for use, licensing or sale by the Company or any Company Subsidiary and which are material to the Company's or the Company Subsidiaries' business does not infringe on any patent, copyright, trademark, service mark, trade name, trade dress, firm name, Internet domain name, logo, trade dress, mask work or other proprietary right of any Person and does not constitute a misappropriation of any trade secret. Except as set forth in Schedule 5.13(d) of the Company Disclosure Schedule, no claims (i) challenging the validity, effectiveness or ownership by the Company or the Company Subsidiaries of any of the Company Intellectual Property, or
(ii) to the effect that the use, distribution, licensing, sublicensing or sale of the Company Intellectual Property, product, service, work, technology or process as now used or offered by the Company or any Company Subsidiary, their agents or the intended use by their customers infringes or will infringe on any intellectual property or other proprietary right of any Person have been asserted or, to the Company's Knowledge, are threatened by any Person or have been made or threatened by any Person against the Company or the Company Subsidiaries or a distributor of any Company Subsidiary, nor are there, to the Company's Knowledge, any valid grounds for any bona fide claim of any such kind in all cases, except for those claims that would not have a Company Material Adverse Effect. Except as set forth in Schedule 5.13(d) of the Company Disclosure Schedule, to the Company's Knowledge, there is no unauthorized use, infringement or misappropriation from the Company or any Subsidiary of the Company Intellectual Property or the Company Licensed Intellectual Property by any third party, employee or former employee.

   (e) Except as set forth in Schedule 5.13(e) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is, or as a result of the execution or delivery of this Agreement, or performance of the Company's obligations hereunder, will be, in violation of any material license, sublicense, agreement or instrument to which the Company or any Company Subsidiary is a party or otherwise bound, nor will execution or delivery of this Agreement, or performance of the Company's obligations or the obligations of any Company Subsidiary hereunder, cause the diminution, termination or forfeiture of any material Company Intellectual Property, except in all cases for violations, diminutions, terminations or forfeitures that would not reasonably be expected to have a Company Material Adverse Effect.

   SECTION 5.14 TAXES.

   Except as set forth on Schedule 5.14 of the Company Disclosure Schedule or in those instances that would not result in a Company Material Adverse Effect:

     (a) the Company and each of the Company Subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company or any Company Subsidiary is or has been a member, have properly completed in all material respects and timely filed all Tax Returns required to be filed by them and have paid all Taxes shown thereon to be due. The Company has provided adequate accruals in accordance with U.S. GAAP in its March 31, 1999 balance sheet contained in the Company Reports (the "1999 BALANCE SHEET") for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns, and the Company and the Company Subsidiaries have no material liability for unpaid Taxes accruing after March 31, 1999;

     (b) there is (i) no material claim for Taxes that is a lien against the property of the Company or any Company Subsidiary or is being asserted against the Company or any Company Subsidiary other than liens for Taxes not yet due and payable, (ii) no audit of any Tax Return of the Company or any Company Subsidiary being conducted by a Tax Authority; and (iii) no extension of the statute of limitations on the assessment of any Taxes granted by the Company or any Company Subsidiary and currently in effect.

     (c) without giving effect to the transactions contemplated by this Agreement, there has been no change in ownership of the Company or any Company Subsidiaries that has caused the utilization of any losses of such entities to be limited pursuant to Section 382 of the Code, and any loss carryovers reflected on the 1999 Balance Sheet are properly computed and reflected;

     (d) the Company and the Company Subsidiaries are not and will not be required to include any material adjustment in taxable income for Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger;

     (e) neither the Company nor any Company Subsidiary has filed or will file any consent to have the provisions of Section 341(f)(2) of the Code (or comparable provisions of any state Tax laws) apply to the Company or any Company Subsidiary;

     (f) neither the Company nor any Company Subsidiary is a party to any Tax sharing or Tax allocation agreement nor does the Company or any Company Subsidiary have any liability or potential liability to another party under any such agreement;

     (g) the Company and each Company Subsidiary has in its possession receipts for any Taxes paid to foreign Tax authorities. Neither the Company nor any Company Subsidiary has ever been a "personal holding company" within the meaning of Section 542 of the Code or a "United States real property holding corporation" within the meaning of Section 897 of the Code.

     (h) each of the Company and the Company Subsidiaries has disclosed on federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code (S) 6662.

     (i) none of the Company and the Company Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than as a group the common parent of which was the Company), or (B) has any liability for the Taxes of any Person under Regulation (S)
  1. 1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract or otherwise.

   SECTION 5.15 INSURANCE.

   The Company has heretofore furnished to Parent a complete and correct list as of the date hereof of all insurance policies maintained by the Company or the Company Subsidiaries, and has made available to Parent complete and correct copies of all such policies, together with all riders and amendments thereto. All such policies are in full force and effect and all premiums due thereon have been paid to the date hereof. The Company and the Company Subsidiaries have complied in all material respects with the terms of such policies. As of the date of this Agreement, the Company's annual insurance premium for directors' and officers' liability insurance is $65,000.

   SECTION 5.16 PROPERTIES.

   Except as set forth in Schedule 5.16 of the Company Disclosure Schedule, the Company and the Company Subsidiaries have good and valid title, free and clear of all Encumbrances, except for Permitted Encumbrances, to all their properties and assets having a fair market value in excess of $50,000 individually or $250,000 in the aggregate, whether tangible or intangible, real, personal or mixed, reflected in the Company's consolidated financial statements contained in the Company's Annual Report on Form 10-K for the period ended March 31, 1999 as being owned by the Company and the Company Subsidiaries as of the date thereof, other than (i) any properties or assets that have been sold or otherwise disposed of in the ordinary course of business since the date of such financial statements, (ii) liens disclosed in the notes to such financial statements and (iii) liens arising in the ordinary course of business after the date of such financial statements. All buildings, and all fixtures, equipment and other property and assets with a fair market value in excess of $50,000 individually or $250,000 in the aggregate, held under leases or sub-leases by the Company or any Company Subsidiary are held under valid instruments enforceable in accordance with their respective terms, subject to applicable laws of bankruptcy, insolvency or similar laws relating to creditors' rights generally and to general principles of equity (whether applied in a proceeding in law or equity). Except where the failure to so maintain would not have a Company Material Adverse Effect, all of the Company's and the Company Subsidiaries' equipment in regular use has been reasonably maintained and is in serviceable condition, reasonable wear and tear excepted. Except as set forth on Schedule 5.16 of the Company Disclosure Schedule, there are no condemnation proceedings, or eminent domain proceedings of any kind pending, or to the Company's Knowledge, threatened against any real property which is owned, leased, subleased, occupied or used by the Company or any of the Company Subsidiaries.

   SECTION 5.17 AFFILIATES.

   Schedule 5.17 of the Company Disclosure Schedule sets forth the names and addresses of each Person who is, in the Company's reasonable judgment, an "affiliate" (as such term is used in Rule 145 under the Securities Act) of the Company. To the Company's Knowledge, except as disclosed in Schedule 5.17 of the Company Disclosure Schedule, no Affiliate of the Company: (a) has a financial interest in a competitor, supplier or customer of the Company or any Company Affiliate (except for interests representing less than two and one half percent (2.5%) of the outstanding capital stock of any competing business that is publicly traded on any recognized exchange or in the over-the-counter market), (b) owns any property necessary for the operations of the Company or any other Company Affiliate or (c) has any claim against the Company or any Affiliate of the Company outside the normal course of business. The Company shall use its reasonable efforts to cause each Person who is so identified as an Affiliate to deliver to Parent on or prior to the Effective Time an appropriate letter agreement in connection with restrictions on Affiliates under Rule 145 of the Securities Act.

   SECTION 5.18 OPINION OF FINANCIAL ADVISOR.

   The Company Financial Advisor has delivered to the Board of Directors of the Company its opinion to the effect that, as of the date of this Agreement, the Exchange Ratio is fair, from a financial point of view, to the holders of the Company Common Stock (other than Parent and its Affiliates). The Company will deliver a copy of such opinion to Parent within five Business Days of the date of this Agreement.

   SECTION 5.19 BROKERS.

   No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company. The Company has heretofore made available to Parent true, complete and correct copies of all agreements between the Company and Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Merger or any other transaction.

   SECTION 5.20 CERTAIN BUSINESS PRACTICES.

   Neither the Company nor any Company Subsidiary nor any directors, officers, agents or employees of the Company or any Company Subsidiary (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended. To the Company's Knowledge, there is no pending claim or investigation with respect to the matter set forth in the preceding sentence against the Company, any Company Subsidiary or any of their respective directors, officers, agents or employees.

   SECTION 5.21 BUSINESS ACTIVITY RESTRICTION.

   Except as set forth in Schedule 5.21 of the Company Disclosure Schedule, there is no non-competition or other similar agreement, commitment, judgment, injunction, order or decree to which the Company or any Company Subsidiary is a party or subject to that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of business by the Company. Except as set forth in Schedule 5.21 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has entered into any material agreement under which the Company or any Company Subsidiary is restricted from selling, licensing or otherwise distributing any of its technology or products intended for distribution to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market or line of business.

   SECTION 5.22 STATE TAKEOVER STATUTES; DISSENTERS' RIGHTS; RIGHTS AGREEMENT.

   (a) The Board of Directors of the Company has approved this Agreement and the consummation of the transactions contemplated by this Agreement. To the Company's Knowledge, no other "Fair Price", "Moratorium", "Control Share Acquisition", or other anti-takeover statute or similar statute or regulation, applies or purports to apply this Agreement or the Offer, the Merger or the other transactions contemplated by this Agreement. Holders of Company Common Stock do not have dissenters' rights in connection with the Offer.

   (b) The Company will amend, within two Business Days of the date of this Agreement, the Rights Agreement to provide that neither Parent nor any of its Affiliates will become an Acquiring Person (as defined in the Rights Agreement), that no Distribution Date or Shares Acquisition Date (each as defined in the Rights Agreement) will occur, and that the Rights will not separate from the underlying shares of Company Common Stock or give the holders thereof the right to acquire securities of any party hereto, in each case as a result of the execution, delivery or performance of this Agreement or the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement.

   SECTION 5.23 TAX FREE REORGANIZATION.

   The Company is aware of no circumstances or events that would prevent the Merger from being treated as a tax-free reorganization pursuant to Section 368(a) of the Code.

   SECTION 5.24 VOTING REQUIREMENTS.

   In the event that Section 253 of the DGCL and Section 905 of BCL are inapplicable and unavailable to effectuate the Merger, the Company Shareholder Vote is the only vote of the holders of the Company's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby.

                                  ARTICLE VI

            Representations and Warranties of Parent and Merger Sub

   Each of Parent and Merger Sub hereby represents and warrants to the Company all such exceptions to be referenced to a specific representation set forth in this Article VI, that:

   SECTION 6.01 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

   (a) Each of Parent and Merger Sub has been duly organized and is validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

   SECTION 6.02 CERTIFICATE OF INCORPORATION AND BYLAWS.

   The copies of each of Parent's and Merger Sub's certificate of incorporation and bylaws previously provided to the Company by Parent are true, complete and correct copies thereof. Such certificates of incorporation and bylaws are in full force and effect. Parent is not in violation of any of the provisions of its certificate of incorporation or bylaws.

   SECTION 6.03 CAPITALIZATION.

   The authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, $1.00 par value per share. As of May 31, 2000, 69,892,122 shares of Parent Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Each outstanding share of capital stock of each Merger Sub is duly authorized, validly issued, fully paid and nonassessable and each such share owned by Parent or another Merger Sub is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Parent's or such other Merger Sub's voting rights, charges and other encumbrances of any nature whatsoever.

   SECTION 6.04 AUTHORITY RELATIVE TO THIS AGREEMENT.

   Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated herein (other than the consent of Parent as sole shareholder of Merger Sub). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies.

   SECTION 6.05 NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

   (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance by Parent and Merger Sub of their obligations hereunder and the consummation of the Merger will not, (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or Merger Sub or (ii) assuming that all consents, approvals, authorizations and permits described in Section 6.05(b) have been obtained and all filings and notifications described in Section 6.05(b) have been made, conflict with or violate in any material respect any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected.

   (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance by Parent and Merger Sub of their obligations hereunder and the consummation of the Merger will not, require any consent, approval, authorization or permit of, or filing by Parent with or notification by Parent to, any Governmental Entity, except pursuant to applicable requirements of the premerger notification requirements of the HSR Act, if any, and the filing and recordation of the Certificate of Merger as required by the BCL and the DGCL. There are no actions, proceedings, (other than any possible HSR Act proceeding), investigations or surveys pending or, to the knowledge of Parent, threatened against Parent or Merger Sub that could reasonably be expected to result in the delay or prohibition of the transactions contemplated by this Agreement.

   SECTION 6.06 TAX FREE REORGANIZATION.

   Neither Parent nor Merger Sub is aware of any circumstance or event that would prevent the Merger from being treated as a tax-free reorganization pursuant to Section 368(a) of the Code.

   SECTION 6.07 PERMITS; COMPLIANCE WITH LAWS.

   Parent and the Merger Sub are in possession of all material franchises, grants, authorizations, licenses, establishment registrations, product listings, permits, approvals and orders of any Governmental Entity necessary for Parent or Merger Sub to own, lease and operate its properties and assets or otherwise to carry on its business as it is now being conducted (collectively, the "PARENT PERMITS"), and, as of the date of this Agreement, none of the Parent Permits has been suspended or cancelled nor is any such suspension or cancellation pending or, to the knowledge of Parent, threatened. Neither Parent nor Merger Sub is in conflict with, or in default or violation of, (i) any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected or (ii) any Parent Permits, except for such conflicts, defaults or violations that could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since December 31, 1999 neither Parent nor Merger Sub has received from any Governmental Entity any written notification with respect to possible conflicts, defaults or violations of Laws other than conflicts, defaults or violations that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

   SECTION 6.08 ABSENCE OF CERTAIN CHANGES OR EVENTS.

   Except as otherwise set forth in Parents Reports, since December 31, 1999, Parent and the Parent Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice and, since such date there has not been any Parent Material Adverse Effect.

   SECTION 6.09 SEC FILINGS; FINANCIAL STATEMENTS.

   (a) Parent has timely filed all forms, reports, statements and documents required to be filed by it with the SEC and the NYSE since December 31, 1996 (collectively, together with any such forms, reports, statements and documents Parent may file subsequent to the date hereof until the Closing, the "PARENT REPORTS"). Each Parent Report (i) was prepared in accordance with the requirements of the Securities Act, the Exchange Act or the NYSE, as the case may be, and (ii) did not at the time it was filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each form, report, statement and document referred to in this paragraph was prepared in all material respects in accordance with the requirements of applicable Law. Merger Sub is not subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the SEC, the NYSE, any other stock exchange or any other comparable Governmental Entity.

   (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent Reports was prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly the consolidated financial position of Parent and the Parent Subsidiaries as at the respective dates thereof, and their consolidated results of operations, stockholders' equity and cash flows for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring immaterial year-end adjustments).

   (c) Except as and to the extent set forth or reserved against on the consolidated balance sheet of Parent and the Merger Sub as of December 31, 1999 as reported in the Parent Reports, neither Parent nor Merger Sub has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with U.S. GAAP, except for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 1999.

   SECTION 6.10 BROKERS.

   No broker, finder or investment banker (other than Salomon Smith Barney (the "PARENT FINANCIAL ADVISOR")) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent.

   SECTION 6.11 ISSUANCE OF PARENT COMMON STOCK.

   The shares of Parent Common Stock to be issued in connection with the Merger have been duly authorized and, when issued as contemplated by this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, free of any preemptive rights created by Law, the certificate of incorporation of Parent, the bylaws of Parent or any agreement to which Parent or Merger Sub is a party or by which Parent or Merger Sub is bound and will be registered under the Securities Act and registered or exempt from registration under applicable Blue Sky Laws and listed on the NYSE.

   SECTION 6.12 COMPANY STOCK.

   Neither Parent, Merger Sub nor any subsidiary of the Parent or Merger Sub owns any capital stock of any class of the Company, either directly or indirectly, or any rights to acquire or dispose of any capital stock of any class of the Company, the ownership of which would adversely affect the intended tax-free nature of the transaction contemplated hereby.

   SECTION 6.13 TAXES.

   Representations made in this Section 6.13 shall not be applicable unless a breach would give rise to a Parent Material Adverse Effect:

     (a) Parent and Merger Sub, and any consolidated, combined, unitary or aggregate group for Tax purposes of which Parent or Merger Sub is or has been a member, have properly completed in all material respects and timely filed all Tax Returns required to be filed by them and have paid all Taxes shown thereon to be due. Parent has provided adequate accruals in accordance with U.S. GAAP in its December 31, 1999 balance sheet contained in the Parent Reports (the "1999 BALANCE SHEET") for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns, and Parent and Merger Sub have no material liability for unpaid Taxes accruing after December 31, 1999; and

     (b) there is (i) no material claim for Taxes that is a lien against the property of Parent or Merger Sub or is being asserted against Parent or Merger Sub other than liens for Taxes not yet due and payable, (ii) no audit of any Tax Return of Parent or Merger Sub being conducted by a Tax Authority; and (iii) no extension of the statute of limitations on the assessment of any Taxes granted by Parent or Merger Sub and currently in effect.

   SECTION 6.14 INFORMATION SUPPLIED.

   Neither the Offer Documents nor the Registration Statement or the Post-Effective Amendment, nor any of the information supplied or to be supplied by Parent or its Subsidiaries or representatives for inclusion or incorporation by reference in the Schedule 14D-9 or the Company Proxy Statement will, at the respective times any such documents or any amendments or supplements thereto are filed with the SEC, are first published, sent or given to shareholders or become effective under the Securities Act or the Exchange Act, as applicable, or, in the case of the Company Proxy Statement, at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents and the Registration Statement and the Post-Effective Amendment will comply as to form in all material respects with the requirements of all applicable laws, including the Securities Act and the Exchange Act, as applicable. No representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

                                  ARTICLE VII

                                   Covenants

   SECTION 7.01 CONDUCT OF BUSINESS BY COMPANY PENDING THE CLOSING.

   The Company agrees that, between the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing, or except as set forth in Schedule 7.01 of the Company Disclosure Schedule or as otherwise provided for in this Agreement (x) the respective businesses of the Company and the Company Subsidiaries shall be conducted only in, and the Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice and (y) the Company shall use all reasonable efforts to keep available the services of such of the current officers, significant employees and consultants of the Company and the Company Subsidiaries and to preserve the current business relationships of the Company and the Company Subsidiaries with such of the corporate partners, customers, suppliers and other Persons with which the Company or any Company Subsidiary has significant business relations in order to preserve substantially intact its business organization; provided, however, that the loss of any officers (other than any officer named on Schedule 7.01 (other than by way of death or disability)), employees, consultants, corporate partners, customers (exclusive of any customer with which the Company or any Company Subsidiary has in effect a contract representing annual revenue to the Company or such Company Subsidiary in excess of $15,000,000 per annum), suppliers or other Persons prior to the Effective Time shall not constitute a breach of this Section 7.01 unless such loss would have a Company Material Adverse Effect. Without limitation, neither the Company nor any Company Subsidiary shall, between the date of this Agreement and the Effective Time, except as set forth in Schedule
7.01 of the Company Disclosure Schedule or as otherwise provided for in this Agreement, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent:

     (a) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

     (b) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license or encumbrance of, (i) any shares of capital stock of the Company or any Company Subsidiary of any class, or securities convertible into or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary, other than the issuance of shares of Company Common Stock pursuant to the exercise of stock options therefor outstanding as of the date of this Agreement or the grant after the date hereof of Company Stock Options to newly hired employees, whether or not granted pursuant to any Company Stock Plans, in the ordinary course of business consistent with past practice and in each case subject to the prior approval of Parent before grant (provided, that such additional amount of Company Common Stock subject to such Company Stock Options shall not exceed 25,000 shares in the aggregate), and the issuance of shares of the Company Common Stock pursuant to such options or (ii) any material property or assets of the Company or any Company Subsidiary except (A) transactions pursuant to existing contracts, (B) transactions in the ordinary course of business consistent with past practice and (C) shares of Company Common Stock issued pursuant to the Company ESPP in the ordinary course of business consistent with past practice (provided, that the Company shall take all necessary action to suspend offering of shares under the Company ESPP as of July 1, 2000);

     (c) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof, other than the purchase of assets in the ordinary course of business consistent with past practice; (ii) incur any indebtedness for borrowed money (other than indebtedness with respect to working capital in amounts consistent with past practice) or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than a Company Subsidiary) for borrowed money or make any loans or advances material to the business, assets, liabilities, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; (iii) terminate, cancel or request any material change in, or agree to any material change in, any Company Material Contract or other material License Agreement (it being understood that no consent of Parent shall be required for the Company to enter into any enhancement of such agreements or additional agreements in the ordinary course of business); (iv) make or authorize any capital expenditure, other than capital expenditures in the ordinary course of business consistent with past practice that are not, in the aggregate, in excess of $500,000 for the Company and the Company Subsidiaries taken as a whole; or (v) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 7.01(c). Notwithstanding anything to the contrary contained herein, the Company may, subject to approval of its shareholders, add up to 350,000 shares to the plan reserve under the Company Stock Plans;

     (d) except as otherwise provided in this Agreement, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except that any Company Subsidiary may pay dividends or make other distributions to the Company or any other Company Subsidiary;

     (e) except as otherwise provided in this Agreement, reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

     (f) except as otherwise provided in this Agreement, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options granted under the Company Stock Plans or authorize cash payments in exchange for any Company Stock Options granted under any of such plans;

     (g) amend the terms of, repurchase, redeem or otherwise acquire, or permit any Company Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of any Company Subsidiary;

     (h) except as set forth in Section 7.08, increase the compensation payable or to become payable to its directors, officers, consultants or employees, grant any rights to severance or termination pay to, or enter into any employment or severance agreement, except as required by the terms of this Agreement, which provides benefits upon a change in control of the Company that would be triggered by the Merger with, any director, officer, consultant or other employee of the Company or any Company Subsidiary who is not currently entitled to such benefits from the Merger, establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, consultant or employee of the Company or any Company Subsidiary, except to the extent required by applicable Law or the terms of a collective bargaining agreement, or enter into or amend any contract, agreement, commitment or arrangement between the Company or any Company Subsidiary and any of the Company's directors, officers, consultants or employees, except for increases in compensation paid and bonuses payable to Persons who are not directors of the Company in the ordinary course of business consistent with past practice;

     (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of claims, liabilities or obligations (A) in the ordinary course of business and consistent with past practice or (B) claims, liabilities or obligations reflected on the Balance Sheet or (C) as otherwise set forth on Schedule 7.01 of the Company Disclosure Schedule;

     (j) except as required by any Governmental Entity, make any material change with respect to the Company's accounting policies, principles, methods or procedures, including, without limitation, revenue recognition policies, other than as required by U.S. GAAP;

     (k) make any material Tax election or settle or compromise any material Tax liability; or

   (l) authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing or to take any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder or result in any of the conditions to the Merger set forth herein not being satisfied.

   SECTION 7.02 NOTICES OF CERTAIN EVENTS.

   Each of Parent and the Company shall give prompt notice to the other of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Offer, the Merger or any other transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Entity in connection with the Offer, the Merger or any other transactions contemplated by this Agreement; (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Parent or the Parent Subsidiaries or the Company or the Company Subsidiaries, respectively, which, if pending on the date hereof, would have been required to have been disclosed in this Agreement, or that relate to the consummation of the Offer, the Merger or any other transactions contemplated by this Agreement;
(iv) the occurrence of a default or event that, with the giving of notice or lapse of time or both, will become a default under any Company Material Contract; and (v) any change that could reasonably be expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect, respectively, or to delay or impede the ability of either Parent or the Company, respectively, to perform their respective obligations pursuant to this Agreement and to effect the consummation of the Merger.

   SECTION 7.03 ACCESS TO INFORMATION; CONFIDENTIALITY.

   (a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which Parent or the Company or any of the Parent Subsidiaries or the Company Subsidiaries is a party or pursuant to applicable Law or the regulations or requirements of any stock exchange or other regulatory organization with whose rules a party hereto is required to comply, from the date of this Agreement to the Effective Time, the Company shall (and shall cause the Company Subsidiaries, to) (i) provide to Parent (and its Representatives) access at reasonable times upon prior notice to its and its subsidiaries' officers, employees, agents, properties, offices and other facilities and to the books and records thereof, and (ii) furnish promptly such information concerning its and its subsidiaries' business, properties, contracts, assets, liabilities and personnel as Parent or its Representatives may reasonably request. No investigation conducted pursuant to this Section
7.03 shall affect or be deemed to modify any representation or warranty made in this Agreement.

   (b) The parties hereto shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement with respect to the information disclosed pursuant to this Section 7.03.

   SECTION 7.04 NO SOLICITATION OF TRANSACTIONS.

   The Company shall not, directly or indirectly, and shall cause its Representatives not to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing nonpublic information), any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Company Competing Transaction, or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Company Competing Transaction, or agree to or endorse any Company Competing Transaction, or authorize or permit any of the Company's Representatives or any Company Subsidiary, or any Representative retained by any Company's Subsidiary, to take any such action; provided, however, that nothing contained in this Section 7.04 shall prohibit the Board of Directors of the Company (i) from complying with Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act with regard to a tender or exchange offer not made in violation of this

Section 7.04 or (ii) prior to receipt of the approval by the stockholders of the Company of this Agreement and the Merger, if necessary, from providing information (subject to a confidentiality agreement at least as restrictive, in all material respects, as the Confidentiality Agreement) in connection with, and negotiating, another unsolicited, bona fide written proposal regarding a Company Competing Transaction that (A) the Company's Board of Directors shall have determined in good faith, after considering applicable Law, and after consulting with independent outside counsel, that such action is required in order for the Board of Directors of the Company to comply with its fiduciary duties to the Company's stockholders under applicable Law, (B) if any cash consideration is involved, shall not be subject to any financing contingency, and with respect to which the Company's Board of Directors shall have determined in the proper exercise of its fiduciary duties to the Company's stockholders that the acquiring party is reasonably capable of consummating such Company Competing Transaction on the terms proposed, and (C) the Company's Board of Directors shall have determined in its good faith judgment (after consulting with the Company's independent financial advisors of nationally recognized reputation) that such Company Competing Transaction provides greater value, in the aggregate, to the stockholders of the Company than the Merger (any such Company Competing Transaction being referred to herein as a "COMPANY SUPERIOR PROPOSAL"). The Company shall notify Parent promptly if any proposal or offer, or any inquiry or contact with any Person with respect thereto, regarding a Company Competing Transaction is made, such notice to include the identity of the Person making such proposal, offer, inquiry or contact, and the terms of such Company Competing Transaction. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Company Competing Transaction. The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

   SECTION 7.05 CONTROL OF OPERATIONS.

   Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company and the Company Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

   SECTION 7.06 FURTHER ACTION; CONSENTS; FILINGS.

   (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Offer and the Merger, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their respective Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Offer and the Merger and (iii) make all necessary filings, and thereafter make any other required or appropriate submissions, with respect to this Agreement, the Offer and the Merger required under (A) the rules and regulations of the NYSE and the ASE, (B) the Securities Act, the Exchange Act and any other applicable Federal or state securities Laws, (C) the HSR Act, if any, and (D) any other applicable Law. The parties hereto shall cooperate and consult with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling parties and their advisors prior to filing, and none of the parties shall file any such document if any of the other parties shall have reasonably objected to the filing of such document. No party shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Offer or the Merger at the behest of any Governmental Entity without the consent and agreement of the other parties hereto, which consent shall not be unreasonably withheld or delayed.

   (b) Each of the Company and Parent will give (or will cause their respective Subsidiaries to give) any notices to third Persons, and use, and cause their respective Subsidiaries to use, reasonable efforts to obtain any consents from third Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

   (c) From the date of this Agreement until the Effective Time, each of the Company and Parent covenants and agrees that it will not: (i) knowingly take any action that could reasonably be expected to prevent the Merger from constituting a transaction qualifying under Section 368(a) of the Code; or (ii) take any action which would make any of the representations or warranties made by it contained in this Agreement untrue and incorrect or prevent it from performing or cause it not to perform its covenants hereunder or result in any of the conditions to the Offer or the Merger set forth herein not being satisfied.

   (d) Merger Sub will comply in all respects with Section 1602 of the BCL.

   (e) Parent shall not file a request with the SEC to have the Registration Statement declared effective until after the day on which the waiting period under the HSR Act and any other applicable antitrust Laws expires or terminates.

   SECTION 7.07 ADDITIONAL REPORTS.

   The Company and Parent shall each furnish to the other copies of any reports of the type referred to in Sections 5.07 and 6.09 which it files with the SEC on or after the date hereof, and the Company and Parent, as the case may be, covenant and warrant that as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will fairly present the financial position of the Company and its consolidated Subsidiaries or Parent and its consolidated Subsidiaries, as the case may be, as of the dates thereof and the results of operations and changes in financial position or other information including therein for the periods or as of the date then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and U.S. GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).

   SECTION 7.08 EMPLOYEE RETENTION.

   The Company and the Company Subsidiaries shall use their best efforts to cause the employees of the Company and/or the Company Subsidiaries set forth on
Schedule 7.08 to agree upon arrangements satisfactory to Parent and such employees for such employees to remain employed or engaged by the Surviving Corporation during a post-closing transition period to assist Parent in integrating the Surviving Corporation with the Parent.

   SECTION 7.09 THIRD PARTY CONSENTS.

   The Company shall use its commercially reasonable efforts to obtain the consent or approval or confirmation or other reasonable comfort of those persons listed on Schedule 7.09 with respect to the continuing relationship of the Company and such parties under existing contracts and arrangements following the Effective Time.

   SECTION 7.10 TAX-FREE TREATMENT.

   This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement, each party hereto shall use its reasonable best efforts to cause the Offer and the Merger to qualify, and shall not, without the prior written consent of the other parties hereto, knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Offer and the Merger from qualifying as a reorganization under the provisions of Section 368 of the Code. In the event that the Offer and the Merger shall fail to qualify as a reorganization under the provisions of Section 368, then the parties hereto agree to negotiate in good faith to restructure the Offer and the Merger in order that it shall qualify as a tax-free transaction under the Code. Each party shall provide the other party with such representations as shall be reasonably requested in order to enable the respective counsel of such parties to render the tax opinions with respect to the Offer and the Merger constituting a "reorganization" within the meaning of Section 368 of the Code. In the event counsel for either Parent or the Company is unable to render such opinion, respectively, then the parties hereto agree to negotiate in good faith to restructure the Offer and the Merger in order to permit each such counsel to render such opinion. Following the Effective Time, and consistent with any such consent, neither the Surviving Corporation nor Parent nor any of their respective affiliates knowingly and voluntarily shall take any action or cause any action to be taken which could reasonably be expected to cause the Offer and the Merger to fail to qualify as a reorganization under Section 368 of the Code.

                                  ARTICLE VIII

                             Additional Agreements

   SECTION 8.01 REGISTRATION STATEMENT; PROXY STATEMENT.

   (a) If approval of the Company's stockholders is required by applicable law in order to consummate the Merger other than pursuant to Section 253 of the DGCL and Section 905 of the BCL, following the acceptance for exchange of Shares pursuant to the Offer, Parent and the Company shall, as soon as practicable following the acceptance of Shares pursuant to the Offer, prepare and the Company shall file with the SEC the Company Proxy Statement and Parent and the Company shall prepare and Parent shall file with the SEC a post-effective amendment to the Registration Statement (the "POST-EFFECTIVE AMENDMENT") for the offer and sale of the Parent Common Stock pursuant to the Merger and in which the Company Proxy Statement will be included. Each of the Company and Parent shall use all reasonable efforts to have the Post-Effective Amendment declared effective under the Securities Act as promptly as practicable after such filing, and, prior to the effective date of the Post-Effective Amendment, Parent shall, with the cooperation of the Company, take all action required under any applicable Laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. The Company will use all reasonable efforts to cause the Company Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Post-Effective Amendment is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities Laws in connection with the issuance of Parent Common Stock in the Offer and the Merger, and the Company shall furnish all information concerning the Company and the holders of capital stock of the Company as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Company Proxy Statement. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Registration Statement or the Post-Effective Amendment will be made by Parent, or the Company Proxy Statement will be made by the Company, without providing the other party a reasonable opportunity to review and comment thereon. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Post-Effective Amendment has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Offer or the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Post-Effective Amendment or comments thereon and responses thereto or requests by the SEC for additional information. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Company Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to any of the Registration Statement, the Post-Effective Amendment or the Company Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

   (b) If approval of the Company's stockholders is required by applicable law in order to consummate the Merger, the Company shall establish, prior to or as soon as practicable following the date upon which the Post-Effective Amendment becomes effective, a record date (which shall be prior to or as soon as practicable following the date upon which the Post-Effective Amendment becomes effective) for, duly call, give notice of, convene and hold a meeting of its stockholders (the "COMPANY STOCKHOLDERS MEETING") for the purpose of considering and taking action upon this Agreement and the Merger and (with the consent of Parent) such other matters as may in the reasonable judgment of the Company be appropriate for consideration at the Company Stockholders Meeting. Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting (other than for the absence of a quorum) without the consent of Parent. Subject to the Company's right, pursuant to Section 2.01 hereof, to terminate this Agreement, or pursuant to Section 2.02(b) hereof, to withdraw or modify the Recommendations, the Board of Directors of the Company shall include in the Post-Effective Amendment and the Company Proxy Statement a copy of the Recommendations as such Recommendations pertain to the Merger and this Agreement. Notwithstanding the foregoing, if approval of the Company's stockholders is required by applicable law in order to consummate the Merger, the Board of Directors of the Company shall submit this Agreement and the Merger for approval to the Company's stockholders whether or not the Board of Directors of the Company determines in accordance with Section 2.02(b) after the date hereof that this Agreement and the Merger are no longer advisable and recommends that the stockholders of the Company reject it. Unless the Board of Directors of the Company has withdrawn its recommendation of this Agreement and the Merger in compliance with Section 2.02(b), the Company shall use its reasonable best efforts to solicit from stockholders of the Company proxies in favor of this Agreement and the Merger and shall take all other actions necessary or advisable to secure the vote or consent of stockholders required by the BCL to effect the Merger.

   (c) Notwithstanding the foregoing clauses (a) and (b) above, in the event that Merger Sub shall acquire at least 90% of the outstanding Shares in the Offer, the parties hereto shall take all necessary actions to cause the Merger to become effective, as soon as practicable after the expiration of the Offer, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL and Section 905 of the BCL.

   (d) Parent or the Company, as the case may be, shall furnish all information concerning Parent or the Company as the other party may reasonably request in connection with the preparation of the Registration Statement, the Post-Effective Amendment and the Company Proxy Statement. Each of Parent and the Company shall notify the other of the receipt of any comments from the SEC on the Registration Statement, the Post-Effective Amendment and the Company Proxy Statement and of any requests by the SEC for any amendments or supplements thereto or for additional information and shall provide to each other promptly copies of all correspondence between Parent, the Company or any of their representatives and advisors and the SEC. As promptly as practicable after the effective date of the Registration Statement, the Post Effective Amendment and the Company Proxy Statement shall be mailed to the stockholders of the Company and of Parent. Each of Parent and the Company shall cause the Company Proxy Statement to comply as to form and substance as to such party in all material respects with the applicable requirements of (i) the Exchange Act, (ii) the Securities Act, (iii) the rules and regulations of the ASE. Copies of the Company Proxy Statement shall be provided to the ASE in accordance with its rules.

   (e) The Company Proxy Statement shall include (i) the approval of the Merger and the recommendation of the Board of Directors of the Company to the Company's stockholders that they vote in favor of approval of this Agreement and the Merger, and (ii) the opinion of the Company Financial Advisor referred to in Section 5.18.

   (f) None of the information supplied by the Company for inclusion or incorporation by reference in the Registration Statement, the Post-Effective Amendment or the Company Proxy Statement shall, at the respective times filed with the SEC or other regulatory agency and, in addition, (A) in the case of the Company Proxy Statement, at the date it or any amendments or supplements thereto are mailed to stockholders of the Company, at the time of the Company Stockholders' Meeting, and (B) in the case of the Registration Statement and the

Post-Effective Amendment, when each becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

   (g) None of the information supplied by Parent for inclusion or incorporation by reference in the Registration Statement, the Post-Effective Amendment or the Company Proxy Statement shall, at the respective times filed with the SEC or other regulatory agency and, in addition, (A) in the case of the Company Proxy Statement, at the date it or any amendments or supplements thereto are mailed to stockholders of the Company, at the time of Company Stockholders' Meeting, and (B) in the case of the Registration Statement and the Post-Effective Amendment, when each becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

   SECTION 8.02 DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE.

   (a) The provisions with respect to indemnification that are set forth in the certificate of incorporation and bylaws of the Surviving Corporation shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the Effective Time were directors, officers, employees or agents of the Company.

   (b) From and after the Effective Time, the Company shall indemnify and hold harmless each present and former director and officer of the Company (the "INDEMNIFIED PARTIES") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "COSTS") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters relating to their service as such an officer or director existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under New York Law and its charter documents (each as in effect on the date hereof) to indemnify such Indemnified Parties.

   (c) For a period of six years after the Effective Time, the Company shall maintain in effect insurance reasonably comparable to the directors' and officers' liability insurance policies maintained by the Company immediately prior to the Effective Time; provided, however, that in no event shall the Company be required to expend in any one year in excess of 150% of the annual premium currently paid by the Company for such coverage immediately prior to the Effective Time; provided further, that if the premium for such coverage exceeds such amount, the Company shall purchase a policy with the greatest coverage available for such 150% of the annual premium.

   (d) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 8.02.

   (e) The provisions of this Section 8.02 are intended to be for the benefit of, and enforceable by, each Indemnified Party and his or her heirs and representatives, and nothing herein shall affect any indemnification rights that any Indemnified Party and his or her heirs and representatives may have under the certificate of incorporation or bylaws of the Company or any Company Subsidiary, any contract or applicable Law.

   SECTION 8.03 PUBLIC ANNOUNCEMENTS.

   Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Offer or the Merger and shall not issue any such press release or make any such public statement without the prior written approval of the other, except to the extent required by applicable Law or the requirements of the rules and regulations of the NYSE or ASE, in which case the issuing party shall use all reasonable efforts to consult with the other party before issuing any such release or making any such public statement.

   SECTION 8.04 EMPLOYEE BENEFIT MATTERS.

   (a) From and after the Effective Time, Parent agrees to provide the employees of the Company (the "COMPANY EMPLOYEES") who remain employed after the Effective Time (collectively, the "TRANSFERRED COMPANY EMPLOYEES") with industry competitive benefits for similarly situated employees at comparable companies; provided, that this obligation shall not include the Company Stock Plans; and provided further, that from and after the Effective Time until the first anniversary of the Effective Time such benefits shall be at least comparable, in the aggregate for each employee, to the benefits maintained for such employee by the Company and Company Subsidiaries immediately prior to Closing. Parent will treat, and cause its applicable benefit plans to treat, the service and compensation of Company Employees with and from the Company or any Company Subsidiary as service rendered to, and compensation paid by, Parent or any Affiliate of Parent for all purposes (except for purposes of benefit accruals under any defined benefit pension plan of Parent or an affiliate of Parent). Without limiting the foregoing, Parent shall not treat any Company Employee as a "new" employee for purposes of any exclusions under any health or similar plan of Parent for a pre-existing medical condition, and will make appropriate arrangements with its insurance carrier(s) to ensure such result.

   (b) Following the Effective Time, Parent shall honor in accordance with their terms all individual employment, termination, severance, change in control, post-employment and other compensation agreements, arrangements and plans set forth on Schedule 5.09(e) of the Company Disclosure Schedule, and Parent will not challenge the validity of any obligation of the Company or any Company Subsidiary under any such contract or arrangement with any current or former director, officer or employee of the Company.

   (c) Notwithstanding anything to the contrary contained herein, Parent shall have sole discretion with respect to the determination as to whether or when to terminate, merge or continue any Company Benefit Plan; provided, however, that Parent shall continue to maintain the Company Benefit Plans (other than stock based plans and the Company's 401(k) plan) until Company Employees are permitted to participate in the Parent's plans.

   (d) The provisions of Section 8.04 respecting the Parent's agreement to honor the contracts, arrangements, commitments and understandings referred to in Section 8.04(b) are intended to be for the benefit of and enforceable by the Persons referred to therein or the parties to these agreements, respectively, and their heirs and representatives.

   SECTION 8.05 NYSE LISTING.

   Prior to the Effective Time, Parent shall file with the NYSE an Application for Listing Additional Shares with respect to the Parent Common Stock issued or issuable in connection with the Merger and shall use its best efforts to have such Parent Common Stock approved for listing on the NYSE.

   SECTION 8.06 BLUE SKY.

   Parent shall use its best efforts to obtain prior to the Effective Time all necessary permits and approvals required under Blue Sky Laws to permit the distribution of the shares of Parent Common Stock to be issued in accordance with the provisions of this Agreement.

   SECTION 8.07 REASONABLE EFFORTS.

   Each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger, and the other transactions contemplated by this Agreement and the Tender Agreement, including (i) the obtaining of all other necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all other necessary registrations and filings (including other filings with Governmental Entities, if any), (ii) the obtaining of all necessary consents, approvals or waivers from third parties,
(iii) the preparation of the Registration Statement, the Offer Documents, the
Schedule 14D-9 and, if necessary, the Post-Effective Amendment and the Company Proxy Statement, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Tender Agreement.

                                  ARTICLE IX

                           Conditions to The Merger

   SECTION 9.01 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY TO CONSUMMATE THE MERGER.

   The respective obligations of each party to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, waiver on or prior to the Closing Date of each of the following conditions:

     (a) If required by the BCL or the DGCL, this Agreement and the Merger shall have been approved and adopted by the Company Shareholder Vote.

     (b) Merger Sub shall have accepted for exchange and exchanged all of the Shares tendered pursuant to the Offer unless the failure to consummate the Offer is the result of a willful and material breach of this Agreement by the party asserting such condition.

     (c) No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition shall be in effect preventing or prohibiting consummation of the Merger.

     (d) Registration Statement or the Post-Effective Amendment, as the case may be, shall have become effective under the Securities Act and shall not be the subject of any stop order.

                                   ARTICLE X

                       Termination, Amendment and Waiver

   SECTION 10.01 TERMINATION.

   This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the shareholders of the Company or Merger Sub:

     (a) by mutual written consent of Parent and the Company;

     (b) by either Parent or the Company:

    (i) if the Offer shall have expired or been terminated in accordance with the terms of this Agreement without Parent or Merger Sub having accepted for exchange any Shares pursuant to the Offer (provided that Parent and Merger Sub shall not be permitted to terminate this Agreement if the Offer is terminated or expires without Shares being accepted for exchange in violation of this Agreement);

    (ii) if the Offer shall not have been consummated on or before October 30, 2000, unless the failure to consummate the Offer is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement;

    (iii) if the Merger shall not have been consummated as a result of any condition thereto in Article IX being incapable of being satisfied; or

    (iv) if any statute, rule, regulation, injunction or decree having the effects set forth in subclause (a) or (b) of clause (5) of Annex I shall be in effect and shall have become final and nonappealable;

     (c) by Parent, upon the occurrence of any Trigger Event described in clauses (i) through (iv) of Section 10.06(b); or

     (d) by the Company, (i) if the Company's Board of Directors shall have recommended to the stockholders of the Company a Company Competing Transaction; provided that, in order for the termination of this Agreement pursuant to this clause (d) to be deemed effective, the Company shall have complied with all provisions of Section 7.04.

   The right of any party hereto to terminate this Agreement pursuant to this
Section 10.01 will remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

   SECTION 10.02 EFFECT OF TERMINATION.

   Except as hereinafter specified, in the event of termination of this Agreement pursuant to Section 10.01 or pursuant to the termination provisions set forth in Section 2.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of any party hereto or any of its affiliates or any of its or their officers or directors, and all rights and obligations of each party hereto shall cease; provided, however, that nothing herein shall relieve any party hereto from liability for the willful or intentional breach of any of its representations and warranties or the willful or intentional breach of any of its covenants or agreements set forth in this Agreement; provided, further, however, that this Section 10.02,
Section 10.06 and Article XI of this Agreement shall survive the termination hereof.

   SECTION 10.03 AMENDMENT.

   This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval of this Agreement by the stockholders of the Company, no amendment may be made that changes the amount or type of consideration into which the Company Common Stock will be converted pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

   SECTION 10.04 WAIVER.

   At any time prior to the Effective Time, any party hereto may (a) extend the time for or waive compliance with the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

   SECTION 10.05 ASSUMPTION OF CERTAIN OBLIGATIONS.

   To the extent necessary, Parent shall, or shall cause the Surviving Corporation to, enter into supplemental indentures or otherwise affirmatively assume in writing the obligations of the Company under the those indentures or other financing agreements as set forth on Schedule 5.10.

   SECTION 10.06 FEES, EXPENSES AND OTHER PAYMENTS.

   (a) Except as otherwise set forth in this Section 10.06, all Expenses incurred in connection with this Agreement, the Offer and the Merger shall be paid by the party incurring such Expenses, whether or not the Offer or the Merger is consummated, except that Parent shall pay all Expenses incurred solely for printing, filing and mailing the Registration Statement, the Post-Effective Amendment, if necessary, the Proxy Statement, if necessary, and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Proxy Statement and any fees required to be paid under HSR Act.

   (b) The Company agrees to pay liquidated damages to Parent in immediately available funds equal to $4,000,000 promptly, but in no event later than ten Business Days, after the termination of this Agreement (or such later date as may apply in the case of clause (i) below) as a result of the occurrence of any of the events set forth below (a "TRIGGER EVENT"):

     (i) the Company shall have received a Company Competing Transaction, and at any time prior to, or within one year after (unless this Agreement is terminated pursuant to Section 10.01(a) or Section 10.01(b)(iv)), the termination of this Agreement, the Company shall have entered into, or shall have publicly announced its intention to enter into, an agreement or an agreement in principle (other than a confidentiality agreement permitted by Section 7.04) with respect to any Company Competing Transaction;

     (ii)  any person or group (defined in Section 13(d)(3) of the Exchange
  Act) (other than Parent or any of its Subsidiaries) shall have become the beneficial owner (defined in Rule 13d-3 promulgated under the Exchange Act) of at least 20% of the outstanding Company Common Stock or shall have acquired, directly or indirectly, at least 20% of the assets of the Company and its Subsidiaries;

     (iii) the Company shall have intentionally breached or willfully failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in subclause (c), (d) or (e) of clause (5) of Annex I; or

     (iv) other than pursuant to the last paragraph of Annex I, the Board of Directors of the Company (or any committee thereof) shall have recommended to the shareholders of the Company any Company Competing Transaction or shall have resolved to, or publicly announced an intention to, do so.

     Notwithstanding the foregoing, no such liquidated damages shall be paid pursuant to this Section 10.06(b) if Parent shall be in material breach of its obligations hereunder; provided, however, that Parent shall not be deemed in material breach of its obligations hereunder if any such breach is cured within 10 Business Days after receipt by Parent of written notice of such breach from the Company.

   (c) In the event that Parent shall terminate this Agreement because of any breach or failure to perform by the Company as set forth in Section 10.06(b)(iii) that is not an intentional breach or willful failure to perform on the part of the Company, then, without limiting any other remedies available to Parent, the Company shall reimburse Parent (not later than ten Business Days after submission of statements therefor) for all actual, documented out-of-pocket Expenses not to exceed $750,000 reasonably incurred by Parent or on its behalf in connection with the consummation of the transaction contemplated by this Agreement. Notwithstanding the foregoing, no amounts shall be paid pursuant to this Section 10.06(c) if Parent shall be in material breach of its obligations hereunder; provided, however, that Parent shall not be deemed in material breach of its obligations hereunder if any such breach is cured within five Business Days after receipt by Parent of written notice of such breach from the Company.

   (d) In the event that the Board of Directors of the Company rescinds its recommendation of the Offer or recommends a Company Superior Proposal in accordance with the last paragraph of Annex I and as a result the Offer and the Merger are not consummated, then, without limiting any other remedies available to the Company, Parent shall reimburse the Company (not later than ten Business Days after submission of statements therefor) for all actual, documented out-of-pocket Expenses not to exceed $750,000 reasonably incurred by the

Company or on its behalf in connection with the consummation of the transaction contemplated by this Agreement. Notwithstanding the foregoing, no fee shall be paid pursuant to this Section 10.06(d) if the Company shall be in material breach of its obligations hereunder; provided, however, that the Company shall not be deemed in material breach of its obligations hereunder if any such breach is cured within five Business Days after receipt by the Company of written notice of such breach from Parent.

   (e) Parent and the Company agree that the agreements contained in Sections 10.06(b), (c) and (d) above are an integral part of the transaction contemplated by this Agreement. If the Company fails to pay to Parent any fee or make any reimbursement due under Section 10.06(b) or (c), the Company shall pay the cash and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit of other legal action, taken to collect payment. Similarly, if Parent fails to pay to the Company any fee due under Section 10.06(d), Parent shall pay the cash and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other action taken to collect payment.

                                   ARTICLE XI

                               General Provisions

   SECTION 11.01 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

   The representations, warranties and agreements in this Agreement (and in any certificate delivered in connection with the Closing) shall be deemed to be conditions to the Merger and shall not survive the Effective Time, except that
(i) Section 8.02 (Indemnification and Insurance) which shall, to the extent contemplated, survive the Effective Time or termination of this Agreement, (ii) except for Section 7.03 (Confidentiality), Section 10.02 (Effect of Termination), Section 10.06 (Fees, Expenses and Other Payments) and this
Article XI (General Provisions), each of which shall, to the extent contemplated therein, survive termination of this Agreement indefinitely.

   SECTION 11.02 NOTICES.

   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or facsimile, by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

                                          (a) if to the Company:

                                          Comptek Research, Inc.
                                          2732 Transit Road
                                          Buffalo, New York 14224
                                          Attention: Chief Executive Officer
                                          Telecopier: (716) 677-0014

                                          with a copy to:

                                          Stroock & Stroock & Lavan LLP
                                          180 Maiden Lane
                                          New York, New York 10038
                                          Attention: James R. Tanenbaum, Esq.
                                          Telecopier: (212) 806-5400

                                          (b) if to Parent or Merger Sub:

                                          Northrop Grumman Corporation
                                          1840 Century Park East
                                          Los Angeles, CA 90067
                                          Attention: R.R. Molleur, Senior Vice
                                           President and
                                          General Counsel
                                          Telecopier: (310) 556-4570

                                          with copies to:

                                          John Mullan
                                          Vice President and Corporate
                                           Secretary

                                          and

                                          Howrey Simon Arnold & White, LLP
                                          1299 Pennsylvania Avenue, N.W.
                                          Washington, D.C. 20004
                                          Attention: Roger Klein, Esq.
                                          Telecopier: (202) 383-6610

   SECTION 11.03 SEVERABILITY.

   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Offer and the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the fullest extent permitted by applicable Law in order that the Offer and the Merger may be consummated as originally contemplated to the fullest extent possible.

   SECTION 11.04 ASSIGNMENT; BINDING EFFECT; BENEFIT.

   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

   SECTION 11.05 INCORPORATION OF EXHIBITS.

   The Company Disclosure Schedule and Annex I attached hereto and referred to herein are hereby incorporated herein and made a part of this Agreement for all purposes as if fully set forth herein. Parent and the Company acknowledge that the Company Disclosure Schedule (i) is qualified in its entirety by reference to specific provisions of this Agreement and (ii) is not intended to constitute and shall not be construed as indicating that such matter is required to be disclosed, nor shall such disclosure be construed as an admission that such information is material with respect to the Company except to the extent required by this Agreement and by applicable Law.

   SECTION 11.06 GOVERNING LAW.

   THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK OTHER THAN CONFLICT OF LAWS PRINCIPLES THEREOF DIRECTING THE APPLICATION OF ANY LAW OTHER THAN THAT OF NEW YORK.

   SECTION 11.07 WAIVER OF JURY TRIAL.

   EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

   SECTION 11.08 HEADINGS; INTERPRETATION.

   The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

   SECTION 11.09 COUNTERPARTS.

   This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. A telecopy signature of any party shall be considered to have the same binding legal effect as the original signature.

   SECTION 11.10 ENTIRE AGREEMENT.

   This Agreement (including Annex I and the Company Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

   SECTION 11.11. NO THIRD PARTY BENEFICIARIES.

   Except as otherwise provided in Sections 8.02 and 8.04 hereof, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

   SECTION 11.12. DISCLOSURE SCHEDULES.

   The disclosures made on any disclosure schedule, including the Company Disclosure Schedule, with respect to any representation or warranty shall be deemed to be made with respect to any other representation or warranty requiring the same or similar disclosure to the extent that the relevance of such disclosure to other representations and warranties is evident from the information specifically set forth in such schedule without reference to any document or information not set forth on such schedule. The inclusion of any matter on any disclosure schedule will not be deemed an admission by any party that such listed matter is material or that such listed matter has or would have a Company Material Adverse Effect.

                            [SIGNATURE PAGE FOLLOWS]

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          NORTHROP GRUMMAN CORPORATION

                                               /s/ Albert F. Myers
                                          By: _________________________________
                                          Name: Albert F. Myers
                                          Title: Corporate Vice President and
                                           Treasurer

                                          YAVAPAI ACQUISITION CORP.

                                               /s/ Albert F. Myers
                                          By: _________________________________
                                          Name: Albert F. Myers
                                          Title: President

                                          COMPTEK RESEARCH, INC.


                                               /s/ John J. Sciuto
                                          By: _________________________________
                                          Name: John J. Sciuto
                                          Title: President and Chief Executive
                                           Officer

                                                                         ANNEX I

                            CONDITIONS TO THE OFFER

   Notwithstanding any other provision of the Offer, subject to the terms of this Agreement, Merger Sub shall not be required to accept for exchange or exchange or deliver any shares of Parent Common Stock for (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer)) any Shares tendered, if by the expiration of the Offer (as it may be extended in accordance with the requirements of Section 2.01), (1) the Minimum Condition shall not have been satisfied, (2) the applicable waiting period under the HSR Act and any other applicable antitrust Laws shall not have expired or been terminated, (3) the Registration Statement shall not have become effective under the Securities Act or shall be the subject of any stop order or proceedings seeking a stop order,
(4) the shares of Parent Common Stock to be issued in the Offer shall not have been approved for listing on the NYSE, subject to official notice of issuance, or (5) at any time on or after the date of this Agreement and prior to the acceptance for exchange of Shares pursuant to the Offer, any of the following conditions exist:

     (a) there shall be instituted or pending any action or proceeding by any Governmental Entity, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for exchange of, or the exchange or delivery of shares of Parent Common Stock for, some of or all the Shares by Parent or Merger Sub or the consummation by Parent or Merger Sub of the Merger, seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Tender Agreement, this Agreement, the Offer or the Merger, (ii) seeking to restrain or prohibit Parent's or Merger Sub's ownership or operation (or that of their respective Subsidiaries or Affiliates) of all or any portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or to compel Parent or any of its Subsidiaries or affiliates to dispose of or hold separate all or any portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, (iii) seeking to impose limitations on the ability of Parent or any of its Subsidiaries or Affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Parent or any of its Subsidiaries or Affiliates on all matters properly presented to the Company's stockholders or (iv) seeking to require divestiture by Parent or any of its Subsidiaries or Affiliates of any Shares; or

     (b) there shall be any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to this Agreement, the Offer or the Merger, by any Governmental Entity that, in the reasonable judgment of Parent, is reasonably likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above, subject as aforesaid; or

     (c) (i) the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall become untrue or incorrect (except to the extent expressly made as of an earlier date, in which case as of such date), or any of the representations and warranties set forth in this Agreement that are not so qualified shall become untrue or incorrect in any material respect (except to the extent expressly made as of an earlier date, in which case as of such date) or (ii) there shall be a material breach of any of the covenants of the Company set forth in this Agreement; provided, however, that the Company shall not be deemed in material breach of its obligations hereunder if any such breach is cured within 10 Business Days after receipt by the Company of written notice of such breach from Parent, if such cure can be accomplished before the Offer expires without any extension thereof; or

     (d) there shall have been a Company Material Adverse Effect; or

     (e) this Agreement shall have been terminated in accordance with its terms; or

     (f) (1) the Board of Directors of the Company (or any committee thereof) shall have withdrawn or materially modified or amended in a manner adverse to Parent or Merger Sub its approval or recommendation of the Offer, the Merger or this Agreement or shall have failed to make such favorable recommendation or (2) the Board of Directors of the Company (or any committee thereof) shall have recommended to the shareholders of the Company any Company Superior Proposal or shall have resolved to, or publicly announced an intention to, do so; or

     (g) the Company shall have entered into, or shall have publicly announced its intention to enter into, an agreement or agreement in principle (other than a confidentiality agreement permitted by Section 7.04 of this Agreement) with respect to any Company Superior Proposal; or

     (h) any Person or "group" (as defined in Section 13(d)(3) of the Exchange Act) (other than Parent or any of its Subsidiaries) shall have become the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act) of at least 20% of the outstanding Shares or shall have acquired, directly or indirectly, at least 20% of the assets of the Company and its subsidiaries; which, in the good faith judgment of Parent in any such case, and regardless of the circumstances (including any action or omission by Parent or Merger Sub) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for exchange or exchange; or

     (i) the Company shall have failed to satisfy any of the following conditions to the consummation of the Offer:

    (A) Parent shall have been furnished with evidence satisfactory to it of the consent or approval of those Persons listed on Schedule 7.09 of the Company Disclosure Schedule whose consent or approval may be required in connection with the Offer and the Merger;

    (B) The key employees of the Company or Company Subsidiaries set forth on Part A of Annex Schedule II shall have executed and delivered employment agreements and non-competition agreements reasonably acceptable to Parent and at least three out of the six key employees set forth on Part B of Annex Schedule II shall have executed and delivered employment agreements and non-competition agreements reasonably acceptable to Parent; and

    (C) Company shall have terminated all contracts with foreign consultants of Company or the Company Subsidiaries for which the Parent has requested such termination at least 45 days prior to Effective Time; provided, however, the parties hereto agree that any damages that the Company or anyCompany Subsidiary suffers or may suffer as a result of any such termination shall not constitute a breach of any representation, warranty, covenant or agreement made by the Company in the Agreement.

   Notwithstanding anything to the contrary herein, the Board of Directors of the Company (or any committee thereof) may (1) withdraw or materially modify or amend in a manner adverse to Parent or Merger Sub its approval or recommendation of the Offer, the Merger or this Agreement or (2) may recommend to the shareholders of the Company any Company Superior Proposal or may resolved to, or publicly announced an intention to, do so, if:

     (i) the representations and warranties of the Parent set forth in this Agreement that are qualified as to materiality shall become untrue or incorrect (except to the extent expressly made as of an earlier date, in which case as of such date), or any of the representations and warranties set forth in this Agreement that are not so qualified shall become untrue or incorrect in any material respect (except to the extent expressly made as of an earlier date, in which case as of such date), or

     (ii) there shall be a material breach of any of the covenants of the Parent set forth in this Agreement; provided, however, that the Parent shall not be deemed in material breach of its obligations hereunder or any representation or warranty if any such breach is cured within 10 Business Days after receipt by the Parent of written notice of such breach from Company, if such cure can be accomplished before the Offer expires without any extension thereof; or

     (iii) there shall have been a Parent Material Adverse Effect.

                                                                         Annex C

                                   Agreement

   AGREEMENT dated as of June 15, 2000 among Yavapai Acquisition Corp., a Delaware corporation ("BUYER"), and the holders (the "STOCKHOLDERS") of the shares of common stock, $0.02 par value (the "SHARES"), of Comptek Research, Inc., a New York corporation (the "COMPANY"), listed on the signature pages hereof.

   In order to induce Buyer and Northrop Grumman Corporation, a Delaware corporation ("PARENT"), to enter into an Agreement and Plan of Merger (the "MERGER AGREEMENT") with the Company, Buyer has requested that the Stockholders, and the Stockholders have agreed to, enter into this Agreement.

   The parties hereto agree as follows:

                                   ARTICLE I

                                  Tender Offer

   SECTION 1.1. TENDER OF SHARES. (a) Each Stockholder hereby agrees, pursuant to the terms and subject to the conditions set forth herein, to tender for exchange in the Offer (as defined in the Merger Agreement) all Shares currently owned by such Stockholder as set forth on the signature page hereto and any additional Shares acquired by such Stockholder (whether by purchase or otherwise) after the date of this Agreement (such "STOCKHOLDER'S SHARES" and, collectively, the "STOCKHOLDER SHARES").

   (b) Not later than two days prior to the expiration of the Offer (and within five business days of any acquisition by each Stockholder of any additional Shares), each Stockholder shall, as appropriate, (x) deliver to the Exchange Agent (the "EXCHANGE AGENT") designated in the Offer (i) a letter of transmittal with respect to such Stockholder's Shares complying with the terms of the Offer together with instructions directing the Exchange Agent to make payment for such Shares directly to the Stockholder, (ii) a certificate or certificates representing such Stockholder's Shares and (iii) all other documents or instruments required to be delivered pursuant to the terms of the Offer (such documents in clauses (i) through (iii) collectively being hereinafter referred to as the "TENDER DOCUMENTS"), and/or (y) instruct its broker or such other person who is the holder of record of any Shares Beneficially Owned (as defined herein) by such Stockholder to tender such Shares for exchange in the Offer pursuant to the terms and conditions of the Offer.

   (c) No Stockholder shall withdraw any tender effected in accordance with
Section 1.1(b).

                                   ARTICLE II

                                 Grant Of Proxy

   SECTION 2.1. PROXY. Each Stockholder hereby revokes any and all previous proxies granted with respect to such Stockholder's Shares. Each Stockholder, by this Agreement, with respect to such Stockholder's Shares, does hereby constitute and appoint Buyer, or any nominee of Buyer, with full power of substitution, as its true and lawful attorney and proxy, for and in its name, place and stead, to vote each of such Stockholder's Shares as its proxy, at every annual, special or adjourned meeting, or solicitation of consents, of the stockholders of the Company (including the right to sign its name (as stockholder) to any consent, certificate or other document relating to the Company that the law of the State of New York may permit or require) (i) in favor of the adoption of the Merger Agreement and this Agreement and approval of the Merger (as defined in the Merger Agreement) and the other transactions contemplated hereby and by the Merger Agreement, (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between the Company and any person or entity (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement not being fulfilled and (iii) in favor of any other matter necessary for the consummation of the transactions contemplated by the Merger Agreement and this Agreement. Each Stockholder further agrees to cause such Stockholder's Shares that are outstanding and owned by it beneficially to be voted in accordance with the foregoing. The proxy granted by each Stockholder pursuant to this Article II is irrevocable, is coupled with an interest and is granted in consideration of Buyer's entering into this Agreement and the Merger Agreement; provided, however, that such proxy shall be revoked upon termination of the Merger Agreement in accordance with its terms.

                                  ARTICLE III

               Representations And Warranties Of The Stockholders

   Each of the Stockholders severally represents and warrants to the Buyer that:

   SECTION 3.1. VALID TITLE. Such Stockholder is the sole, true, lawful and beneficial owner of such Stockholder's Shares with no restrictions on such Stockholder's voting rights or rights of disposition pertaining thereto, except for any such restrictions contemplated herein. Except as may be the case under the arrangements referenced in the footnotes at the end of this Agreement, none of such Stockholder's Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares.

   SECTION 3.2. NON-CONTRAVENTION. The execution, delivery and performance by such Stockholder of this Agreement and, subject to compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and securities laws, as applicable, the consummation of the transactions contemplated hereby (i) are within such Stockholder's powers, have been duly authorized by all necessary action (including any consultation, approval or other action by or with any other person), (ii) require no action by or in respect of, or filing with, any governmental body, agency, official or authority and (iii) do not and will not contravene or constitute a default under, or give rise to a right of termination, cancellation or acceleration of any right or obligation of such Stockholder or to a loss of any material benefit of such Stockholder under, any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree, or other instrument binding on such Stockholder or result in the imposition of any lien on any asset of such Stockholder other than any such conflicts, breaches, violations, defaults, obligations, rights or losses that individually or in the aggregate would not (a) materially impair the ability of Stockholder to perform such Stockholder's obligations under this Agreement or (b) prevent or delay the consummation of any of the transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with or exemption by any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign, is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement by such Stockholder or the consummation by such Stockholder of the transactions contemplated by this Agreement, except for applicable requirements, if any, of Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and the rules and regulations thereunder. If this Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to enter into and perform such Agreement.

   SECTION 3.3. BINDING EFFECT. This Agreement has been duly executed and delivered by such Stockholder and, assuming that this Agreement constitutes the valid and binding obligations of the other parties hereto, is the valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity.

   SECTION 3.4. TOTAL SHARES. Each Stockholder is the record and Beneficial Owner of the number of Shares set forth next to such Stockholder's name on the signature pages hereto. Such Shares constitute all of the Shares owned of record or Beneficially Owned by such Stockholder as of the date hereof. Except as set forth on such signature pages, neither such Stockholder nor any beneficial owner or owners of such Stockholder's Shares own any options to purchase or rights to subscribe for or otherwise acquire any securities of the Company. Each Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Article II of this Agreement, sole power of disposition, sole power of conversion and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares beneficially owned by such Stockholder with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement. The terms "BENEFICIALLY OWN" or "BENEFICIAL OWNERSHIP" with respect to any securities shall mean having "BENEFICIAL OWNERSHIP" of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT").

   SECTION 3.5. FINDER'S FEES. No investment banker, broker or finder is entitled to a commission or fee from Buyer in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.

                                   ARTICLE IV

                    Representations And Warranties Of Buyer

   The Buyer represents and warrants to each of the Stockholders:

   SECTION 4.1. CORPORATE POWER AND AUTHORITY. Buyer has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and is a valid and binding agreement of Buyer, enforceable against it in accordance with its terms.

   SECTION 4.2. NON-CONTRAVENTION. The execution, delivery and performance by Buyer of this Agreement and, subject to compliance with the HSR Act and securities laws, as applicable, the consummation of the transactions contemplated hereby (i) require no action by or in respect of, or filing with, any governmental body, agency, official or authority and (ii) do not and will not contravene or constitute a default under, or give rise to a right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any material benefit of Buyer under, any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree, or other instrument binding on Buyer or result in the imposition of any lien on any asset of Buyer other than any such conflicts, breaches, violations, defaults, obligations, rights or losses that individually or in the aggregate would not (a) materially impair the ability of Buyer to perform Buyer's obligations under this Agreement or (b) prevent or delay the consummation of any of the transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with or exemption by any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign, is required by or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated by this Agreement, except for applicable requirements, if any, of the HSR Act, the Securities Act of 1933, Sections 13 and 16 of the Exchange Act and the rules and regulations thereunder.

                                   ARTICLE V

                         Covenants Of The Stockholders

   Each of the Stockholders hereby covenants and agrees that:

   SECTION 5.1. NO PROXIES FOR OR ENCUMBRANCES ON STOCKHOLDER SHARES. Except pursuant to the terms of this Agreement or the Tender Documents, such Stockholder shall not, without the prior written consent of Buyer, directly or indirectly, (i) grant any proxies (other than proxies relating to the election of management's slate of directors at an annual meeting of the Company's stockholders, and other routine matters which would not require the filing of a preliminary proxy statement under Rule 14a-6(a) of the Exchange Act) or enter into any voting trust or other agreement or arrangement with respect to the voting of any such Stockholder's Shares or (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any such Stockholder's Shares during the term of this Agreement. Except as permitted by the preceding sentences, such Stockholder shall not seek or solicit any such sale, assignment, transfer, encumbrance or other disposition or any such contract, option or other arrangement or assignment or understanding and agrees to notify Buyer promptly and to provide all details requested by Buyer if such Stockholder shall be approached or solicited, directly or indirectly, by any person with respect to any of the foregoing.

   SECTION 5.2. NO SHOPPING. Such Stockholder, in the capacity as a stockholder, shall not directly or indirectly (i) subject to the fiduciary duty under applicable law of such Stockholder as a director of the Company (if such Stockholder is such a director) as further provided in the Merger Agreement, solicit, initiate or encourage (or authorize any person to solicit, initiate or encourage) any inquiry, proposal or offer from any person to acquire the business, property or capital stock of the Company or any direct or indirect subsidiary thereof, or any acquisition of a substantial equity interest in, or a substantial amount of the assets of, the Company or any direct or indirect subsidiary thereof, whether by merger, purchase of assets, tender offer or other transaction or (ii) subject to the fiduciary duty under applicable law of such Stockholder as a director of the Company (if such Stockholder is such a director) as further provided in the Merger Agreement, participate in any discussion or negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or participate in, facilitate or encourage any effort or attempt by any other person to do or seek any of the foregoing. Such Stockholder shall promptly advise Buyer of the terms of any communications it may receive in the capacity as a stockholder relating to any of the foregoing.

   SECTION 5.3. CONDUCT OF STOCKHOLDERS. Such Stockholder will not (i) take, agree or commit to take any action that would make any representation and warranty of such Stockholder hereunder inaccurate in any respect as of any time prior to the termination of this Agreement or (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

   SECTION 5.4. DISCLOSURE. Each Stockholder hereby permits Buyer to publish and disclose in the offer documents and, if approval of the Company's stockholders is required under applicable law, a proxy statement (including all documents and schedules filed with the SEC) their identity and ownership of the Shares and the nature of their commitments, arrangements and understandings under this Agreement.

                                   ARTICLE VI

                                 Miscellaneous

   SECTION 6.1. EXPENSES. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

   SECTION 6.2. ADDITIONAL AGREEMENTS. Subject to the terms and conditions of this Agreement, each of the Buyer and each Stockholder, in the capacity as a Stockholder, agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations and which may be required under any agreements, contracts, commitments, instruments, understandings, arrangements or restrictions of any kind to which such party is a party or by which such party is governed or bound, to consummate and make effective the transactions contemplated by this Agreement.

   SECTION 6.3. TERMINATION. This Agreement and the proxies granted pursuant to
Section 2.1 will terminate immediately upon the termination of the Merger Agreement in accordance with its terms.

   SECTION 6.4. SPECIFIC PERFORMANCE. The parties hereto agree that the Buyer may be irreparably damaged if for any reason any Stockholder failed to tender in the Offer, and to not withdraw, such Stockholder's Shares (or other securities covered by this Agreement) in accordance with the terms of this Agreement or to perform any of its other obligations under this Agreement, and that the Buyer would not have an adequate remedy at law for money damages in such event. Accordingly, the Buyer shall be entitled to specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by each Stockholder. This provision is without prejudice to any other rights that the Buyer may have against any Stockholder for any failure to perform its obligations under this Agreement.

   SECTION 6.5. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to such party at its address set forth on the signature page hereto.

   SECTION 6.6. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in this Agreement shall not survive delivery of and payment for the Stockholder Shares or the termination of this Agreement.

   SECTION 6.7. AMENDMENTS. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by all the parties hereto.

   SECTION 6.8. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that Buyer may assign its rights and obligations to any affiliate of Buyer and provided, further, that no Stockholder may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the Buyer.

   SECTION 6.9. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF, EXCEPT TO THE EXTENT NEW YORK OR FEDERAL LAW MANDATORILY GOVERNS.

   SECTION 6.10. JURISDICTION. Each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of any court of the United States located in the State of New York or of any New York state court in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

   SECTION 6.11. COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                          YAVAPAI ACQUISITION CORP.

                                                    /s/ Albert F. Myers
                                          By: _________________________________
                                              Name: Albert F. Myers
                                              Title: President

                                                 /s/ Laura L. Benedetti
                                          _____________________________________
                                          Laura L. Benedetti
                                          Address: 2732 Transit Road
                                                   Buffalo, New York 14224
                                          Phone: (716) 677-0023
                                          Number of Shares: 2,401
                                          Number of Options: 57,685
                                          Total: 60,086

                                                  /s/ John R. Cummings
                                          _____________________________________
                                          John R. Cummings
                                          Address: 822 Crown Ridge Road
                                                   Sedona, Arizona 86351
                                          Phone: (520) 284-2471
                                          Number of Shares: 187,000
                                          Number of Options: 34,000
                                          Total: 221,000

                                                 /s/ Bradley H. Feldmann
                                          _____________________________________
                                          Bradley H. Feldmann
                                          Address: 2732 Transit Road
                                                   Buffalo, New York 14224
                                          Phone: (716) 677-0023
                                          Number of Shares: 177
                                          Number of Options: 35,000
                                          Total: 35,177

                                                    /s/ G. Wayne Hawk
                                          _____________________________________
                                          G. Wayne Hawk
                                          Address: 1634 Hubbard Road
                                                   East Aurora, New York 14052
                                          Phone: (716) 652-1930
                                          Number of Shares: 197,138
                                          Number of Options: 36,000
                                          Total: 233,138

                                                /s/ Christopher A. Head
                                        _______________________________________
                                        Christopher A. Head
                                        Address: 2732 Transit Road
                                               Buffalo, New York 14224
                                        Phone: (716) 677-0023
                                        Number of Shares: 11,474
                                        Number of Options: 88,568
                                        Total: 100,042

                                                  /s/ James D. Morgan
                                        _______________________________________
                                        James D. Morgan
                                        Address: 2732 Transit Road
                                               Buffalo, New York 14224
                                        Phone: (716) 677-0023
                                        Number of Shares: 320,938
                                        Number of Options: 16,900
                                        Total: 337,838

                                                  /s/ John J. Sciuto
                                        _______________________________________
                                        John J. Sciuto
                                        Address: 2732 Transit Road
                                               Buffalo, New York 14224
                                        Phone: (716) 677-0023
                                        Number of Shares: 58,464
                                        Number of Options: 158,074
                                        Total: 216,538

                                                /s/ Henry P. Semmelhack
                                        _______________________________________
                                        Henry P. Semmelhack
                                        Address: Barrister Global
                                               Services Network, Inc.
                                        290 Ellicott Street
                                        Buffalo, New York 14203
                                        Phone: (716) 845-5010
                                        Number of Shares: 179,786
                                        Number of Options: 36,000
                                        Total: 215,786

   Exceptions to the Representations and Warranties contained in Article III and the Covenants in Article V:

   1. Prior to the date of this Agreement and continuing as of the date of this Agreement, Henry P. Semmelhack has pledged certain of his shares of Comptek Common Stock to Manufacturers and Traders Trust Company.

   2. Prior to the date of this Agreement and continuing as of the date of this Agreement, James D. Morgan has pledged certain of his shares of Comptek Common Stock to Manufacturers and Traders Trust Company.

   The letter of transmittal, certificates for shares of Comptek common stock and any other required documents should be sent or delivered by each Comptek shareholder or his or her broker, dealer, commercial bank, trust company or other nominee to the exchange agent at one of its addresses set forth below.

                      The Exchange Agent for the offer is:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

               By Mail:                       Facsimile Transmission:                           By Hand:
First Chicago Trust Company of New York   (for eligible institutions only)  First Chicago Trust Company of New York
            P.O. Box 842010                        (781) 575-4826                  c/o Securities Transfer &
         Boston, MA 02284-2010                                                     Reporting Services, Inc.
                                                                                 100 William Street Galleria,
                                                                                      New York, NY 10038

                             Confirm by Telephone:
                            (For Confirmation Only)
                                 (781) 575-4816


                             By Overnight Courier:

                    First Chicago Trust Company of New York
                               40 Campaneli Drive
                              Braintree, MA 02184
                               Atnn: COMPTEK DEAL

   Any questions or requests for assistance or additional copies of the prospectus, the letter of transmittal and the notice of guaranteed delivery and related exchange offer materials may be directed to the information agent at its telephone number and location listed below. You may also contact your local broker, commercial bank, trust company or nominee for assistance concerning the offer.

             The Information Agent for the offer and the merger is:

                                [GEORGESON LOGO]
                          17 State Street, 10th floor
                               New York, NY 10004

                 Banks and Brokers Call Collect: (212) 440-9800

                   All Others Call Toll Free: (800) 223-2064

              The Dealer Manager for the offer and the merger is:
                              [SALOMONSMITHBARNEY]
                              388 Greenwich Street
                            New York, New York 10013
                                 (877) 820-8015

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   Northrop Grumman. The Delaware General Corporation Law (the "DGCL") authorizes corporations to limit or eliminate the personal liability of directors to the corporation and its stockholders for monetary damages in connection with the breach of a director's fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitation authorized by the DGCL, directors could be accountable to corporations and their stockholders for monetary damages for conduct that does not satisfy such duty of care. Although the DGCL does not change a director's duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Northrop Grumman's certificate of incorporation limits the liability of directors to the corporation or its stockholders to the fullest extent permitted by the DGCL as in effect from time to time. Specifically, directors of Northrop Grumman will not be personally liable for monetary damages for breach of a fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or to its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derives any improper personal benefit.

   The bylaws of Northrop Grumman provide that the corporation shall indemnify its officers, directors and employees to the fullest extent permitted by the DGCL. Northrop Grumman believes that indemnification under its bylaws covers at least negligence and gross negligence on the part of the indemnified parties.

   Northrop Grumman has entered into an agreement with each of its directors and certain of its officers indemnifying them to the fullest extent permitted by the foregoing. Northrop Grumman has also purchased director and officer liability insurance.

   Comptek. The merger agreement provides that the indemnification provisions set forth in Comptek's certificate of incorporation and bylaws shall survive the merger and shall not be amended, repealed or modified for at least six years after the effective time of the merger in any manner that would adversely affect the rights of persons indemnified thereunder.

   Sections 721-727 of the New York Business Corporation Law ("NYBCL") contain detailed provisions regarding indemnification of and liability insurance for, directors and officers of New York corporations against expenses, judgments, fines and amounts paid in settlement in connection with litigation. Specifically, Section 722 of the NYBCL permits indemnification against judgments, fines and amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of legal actions or proceedings. Under Section 723 of the NYBCL, if a litigant is successful in the defense of such an action or proceeding, he or she is automatically entitled to indemnification. Otherwise, indemnification will depend upon whether or not the director or officer has lived up to an appropriate standard of conduct in the performance of his or her duties.

   Comptek's certificate of incorporation limits the liability of directors to the corporation or its shareholders to the fullest extent permitted by the NYBCL as in effect from time to time. Specifically, directors of Comptek will not be personally liable for damages for any breach of duty as a director, except where a judgment or other final adjudication adverse to such director establishes that (i) such director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or (ii) such director personally gained in fact a financial profit or other advantage to which such director was not legally entitled or (iii) such director's acts violated Section 719 of the NYBCL. Comptek's bylaws further provide that every person who is or was a director, officer or employee of the corporation may be indemnified by the corporation against any and all liability and reasonable expense that may be incurred by such person in connection with or resulting from any claim in which such person may be involved, as a party or otherwise, by reason of such person being or having been a director, officer or employee of the corporation, provided such person acted, in good faith, in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in addition in any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

   The merger agreement also provides that after the effective time of the merger, Comptek shall indemnify and hold harmless, to the fullest extent permitted under applicable law and its charter documents, each present and former director or officer of Comptek against all costs, judgments, fines, losses, claims, damages, liabilities and expenses, including reasonable attorneys' fees incurred in connection with any action claim, suit, proceeding or investigation arising out of or pertaining to matters relating to their service as an officer or director, in each case existing or occurring at or before the effective time of the merger.

   The merger agreement further provides that, for a period of six years after the effective time of the merger, Comptek shall provide to its current directors and officers liability insurance protection reasonably comparable to the directors' and officers' liability insurance policies maintained by Comptek immediately prior to the effective time; provided, however, that in no event shall Comptek be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by Comptek for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, Comptek shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding 150% of the annual premiums.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   (a) Exhibits

 Exhibit
 Number                          Description of Exhibit
 ------- ----------------------------------------------------------------------
  2.1    Agreement and Plan of Merger, dated as of June 12, 2000, among
         Northrop Grumman Corporation, Comptek Research, Inc. and Yavapai
         Acquisition Corp (included as Annex B to the prospectus).


  2.1A   First Amendment to Agreement and Plan of Merger, dated as of August 7,
         2000, among Northrop Grumman Corporation, Comptek Research, Inc. and
         Yavapai Acquisition Corp.

  2.2    Tender Agreement, dated as of June 15, 2000, among Yavapai Acquisition
         Corp. and the shareholders listed in the signature pages thereto
         (included on Annex C to the prospectus).

  3.1 Certificate of Incorporation of Northrop Grumman Corporation, as amended, incorporated by reference to Exhibit 4.1 of Northrop
         Grumman's Registration Statement on Form S-3 (33-55143) filed on
         August 18, 1994.

  3.2 Bylaws of Northrop Grumman Corporation, as amended and restated on February 16, 2000, incorporated by reference to Exhibit 3.A of Northrop Grumman's Quarterly Report on Form 10-Q for the period ended
         March 31, 2000, filed on May 9, 2000.

  4.1    Specimen Common Stock Certificate incorporated by reference to Exhibit
         4.8 of Northrop Grumman's Registration Statement on Form S-3 (33-
         85633), dated August 20, 1999.

  5.1 Opinion of John H. Mullan regarding the validity of the securities being registered.*

  8.1 Opinion of Howrey Simon Arnold & White, LLP regarding certain tax matters.

 15.1 Letter from Independent Accountant regarding unaudited accounting information.

 23.1    Consent of Deloitte & Touche, LLP (for Northrop Grumman).

 23.2    Consent of KPMG LLP (for Comptek).

 23.3    Consent of John H. Mullan (included in Exhibit 5.1).

 23.4    Consent of Howrey Simon Arnold & White, LLP (included in Exhibit 8.1).

 24.1    Power of Attorney.*

 24.2    Power of Attorney.*


 99.1    Form of Letter of Transmittal.*

 99.2 Form of Notice of Guaranteed Delivery.*


 99.3 Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.*


 99.4 Form of Letter to Clients.*


 99.5 Guidelines for Certification of Taxpayer Identification Number on
      Substitute Form W-9.*


 99.6 Consent of CIBC World Markets Corp.*


 99.7 Consent Letter, dated June 29, 2000, from Manufacturers and Traders Trust
      Company.*


 99.8 Form of Instructions to Participants in the Comptek Research, Inc.
      Employee Stock Purchase Plan.*

--------

* Previously Filed.

   (b) Not applicable

   (c) Not applicable

ITEM 22. UNDERTAKINGS.

   (a) The undersigned registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

       (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

       (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

  provided, however, that the undertakings set forth in the paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

     (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

     (4) that, if the registrant is a foreign private issuer, to file a post-effective amendment to the Registration Statement to include any financial statements required by Rule 3-19 at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished; provided, that the registrant includes in the prospectus, by means of a post-effective statement, financial statements required pursuant to this paragraph

  (a) (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a) (3) of the Act or Rule 3-19 if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

   (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by a person or part who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

   (d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (e) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

   (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Los Angeles, State of California, on this 9th day of August, 2000.

                                          NORTHROP GRUMMAN CORPORATION

                                                   /s/ John H. Mullan
                                          By:
                                             ----------------------------------
                                                       John H. Mullan
                                                     Attorney in Fact*

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                 Signature                            Title                  Date
                 ---------                            -----                  ----

              /s/ Kent Kresa                Chairman of the Board,      August 9, 2000
___________________________________________  President and Chief
                Kent Kresa*                  Executive Officer and
                                             Director (Principal
                                             Executive Officer)

        /s/ Richard B. Waugh, Jr.           Corporate Vice President    August 9, 2000
___________________________________________  and Chief Financial
          Richard B. Waugh, Jr.*             Officer (Principal
                                             Financial Officer and
                                             Principal Accounting
                                             Officer)

           /s/ Jack R. Borsting             Director                    August 9, 2000
___________________________________________
             Jack R. Borsting*

          /s/ John T. Chain, Jr.            Director                    August 9, 2000
___________________________________________
            John T. Chain, Jr.*

              /s/ Vic Fazio                 Director                    August 9, 2000
___________________________________________
                Vic Fazio*

            /s/ Phillip Frost               Director                    August 9, 2000
___________________________________________
              Phillip Frost*

            /s/ Robert A. Lutz              Director                    August 9, 2000
___________________________________________
              Robert A. Lutz*

           /s/ Aulana L. Peters             Director                    August 9, 2000
___________________________________________
             Aulana L. Peters*


                 Signature                            Title                  Date
                 ---------                            -----                  ----

            /s/ John E. Robson              Director                    August 9, 2000
___________________________________________
              John E. Robson*

         /s/ Richard M. Rosenberg           Director                    August 9, 2000
___________________________________________
           Richard M. Rosenberg*

        /s/ John Brooks Slaughter           Director                    August 9, 2000
___________________________________________
          John Brooks Slaughter*

        /s/ Richard J. Stegemeier           Director                    August 9, 2000
___________________________________________
          Richard J. Stegemeier*

       /s/ John H. Mullan
*By:
  ----------------------------------
        Attorney in Fact
  *By authority of powers of attorney
   filed with this registration statement